HARMONY GOLD MINING COMPANY LIMITED

Technical Report Summary of the
Mineral Resources and Mineral Reserves
for
Wafi-Golpu Project
Morobe Province, Papua New Guinea

Effective Date: 30 June 2024
Final Reporting: 31 October 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

IMPORTANT NOTICE

This Technical Report Summary has been prepared for Harmony Gold Mining Company Limited in support of disclosure and filing requirements with the United States Securities and Exchange Commission’s (SEC) under Regulation S-K 1300; 229.601(b)(96). The quality of information, estimates, and conclusions contained in this Technical Report Summary apply as of the effective date of this report. Subsequent events that may have occurred since that date may have resulted in material changes to such information, estimates and conclusions in this summary.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
QP Consent and Sign-off

I have read and understood the requirements of:

•the South African Code for Reporting of Exploration Results, Mineral Resources and Mineral Reserves (The SAMREC Code, 2016 edition)
•the Harmony Guidelines on the Reporting of Exploration Results, Mineral Resources and Mineral Reserves
•the Securities and Exchange Commission’s S-K 1300 guide

I am a Competent Person as defined by the above reporting codes, having more than five years` experience that is relevant to the style of mineralization and type of deposit described in the Report, and to the all activities for which I am accepting responsibility and have been appointed as QP for Wafi Golpu Mineral Resources and Mineral Reserves.

I am a member (Fellow) of the Australasian Institute of Mining and Metallurgy (AusIMM) and my registration is as follows:

Greg Job
Executive General Manager - Growth and Resource Development
FAusIMM No. 111561

I have reviewed the tables and graphs included for the Wafi Golpu Mineral Resource and Mineral Reserve which will be used in the 2024 Harmony Gold Mineral Resource and Mineral Reserve Report to which this Consent Statement applies.

I acknowledge responsibility for all the Sections of the TRS report and as the principal QP and author I relied on information provided by various subject experts.

At the effective date of the Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading.

/s/ Greg Job
____________________________________
Mr Greg Job
BSc. MSc (Min Econ)
FAusIMM
Executive General Manager - Growth & Resource Development
Harmony Australasia

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
List of Contents

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
List of Figures

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
List of Tables

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Units of Measure and Abbreviations

Unit / Abbreviation	Description or Definition
%w/w	Percent by mass
€	Euro
°C	degrees Celsius
µm	Micrometres, micron
2D	Two-dimensional
3D	Three-dimensional
ACE	Allowable capital expenditure
AE	Abnormal expenditure
Ag	Silver
Al	Aluminium
AMC	AMC Consultants (Pty) Limited
AMD	Acid and metalliferous drainage
amsl	Above mean sea level
AngloGold Ashanti	AngloGold Ashanti Limited
APT	Additional profit tax
Ar	Argon
ARV	Asset replacement value
As	Arsenic
ASS	Atomic absorption spectroscopy
ATV	Acoustic televiewer
Au	Gold
Aurora	Aurora Gold Limited
AusD	Australian Dollar
Ave.	Average
Axb	Ore hardness value
BBWi	Bond Ball Mill Work index
BC	Block cave
bcm	Bank cubic metres
Bi	Bismuth
Bn	Billion
BOCO	Base of complete oxidation
BQ	Core size diameter of 36.5mm
C&I	Control and instrumentation
c.	Approximately
Capex	Capital expenditure
Caveman Consulting	Caveman Consulting (Pty) Limited
CEPA	Conservation and Environment Protection Authority PNG (previously Department of Environment and Conservation)
CIF	Cost Insurance and Freight
CIL	Carbon-In-Leach
CIP	Carbon-In-Pulp
Cl	Chlorine
CLR	Carbon Leader Reef
cm	Centimetre
cmg/t	Centimetre-grams per tonne
CODM	Chief Operating Decision-Maker
Company	Harmony Gold Mining Company Limited
COV	Coefficient of Variation
CPS	Controlled potential sulphidisation

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Unit / Abbreviation	Description or Definition
CRAE	CRA Exploration (Pty) Limited
CRM	Certified Reference Material
CSA	Canadian Securities Administrators
CSAMT	Controlled source audio-frequency magneto- telluric
Cu	Copper
DBSim	Direct block simulation
DEC	Department of Environment and Conservation
DGPS	Digital GPS
dmt	Dry metric tonne
DOF	Depth of failure
doré	Multi metal bar delivered a refinery for refining
DSTP	Deep sea tailings placement
DWi	Drop weight index
EIA	Environmental Impact Assessment
EIR	Environmental Inception Report
EL	Exploration Licence
Elders	Elders Resources Limited
EMPR	Environmental Management Programme
EMS	Environmental Management System
EP	Environmental Permit
ESG	Environmental Social and Governance
ETF	Exchange traded funds
FAusIMM	Fellow of the Australasian Institute of Mining and Metallurgy
FCWT	Foreign Contractor Withholding Tax
Fe	Iron
FOB	Free on board
FS	Feasibility Study
FSU	Feasibility Study Update (2018)
FY	Financial year
g	Gram
g/t	Grams per metric tonne
Genalysis Jakarta	Genalysis Jakarta laboratory
GHG	Greenhouse gas
GIS	Geographic information system
GPS	Global Positioning System
Harmony	Harmony Gold Mining Company Limited
Hg	Mercury
HOD	Height of draw
HPE	Hydro-powered
HQ	Core size diameter of 63.5mm
HR	Human resources
HV	High voltage (>1,000V)
ICP	Inductively-coupled plasma
ID2	Inverse distance squared
IFC	International Finance Corporation
IFO	Intermediate fuel oil
in	Inch
IP	Inter polar
IRR	Internal rate of return
IRS	Internal rock strength

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Unit / Abbreviation	Description or Definition
ISO	International Standards Organisation
IT	Information technology
J	Joule
JORC Code	Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves
JV	Joint venture
K	Potassium
kg	Kilogram
km	Kilometre
km2	Square kilometre
kWh	Kilowatt-hour
L	Litre
L/s	Litres per second
lb	Pound
LBMA	London Bullion Market Association
LDL	Lower detection limit
LEAN	Appropriately considered scope, cost, specification, strategy
LHD	Load haul dump vehicle
LiDAR	Light imaging detection and ranging
LOM	Life of Mine
m	Metre
M or m	Million
m3/hr	Cubic metres per hour
masl	Metres above sea level
Mg	Manganese
Mo	Molybdenum
MOU	Memorandum of understanding
Moz	Million troy ounces
MS	Multi-spectral
Mt	Million tonnes
Mtpa	Million tonnes per annum
Mtpm	Million tonnes per month
NAF	Non acid forming
Newcrest	Newcrest Mining Limited
Ni	Nickel
NI43-101	National Instrument 43-101 Report
NN	Nearest neighbour
No.	Number
NPV	Net present value
NQ	Core size diameter of 47.6mm
NRG	Non-refractory gold mineralisation
NSR	Nett smeler return
NZD	New Zealand Dollar
Ø	Diameter
OES	Optical emission spectroscopy
OH&S	Occupational health and safety
OK	Ordinary kriging
OMC	Orway Mineral Consultants
Opex	Operating expenditure
OTC	Over the counter
oz	Troy ounce

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Unit / Abbreviation	Description or Definition
PAF	Potentially acid forming
Pb	Lead
PFD	Process flow diagram
PFS	Pre Feasibility Study
PGK	PNG Kina
pH	Power of hydrogen (acidity or alkalinity of a solution)
Pilbara Lae	Pilbara Laboratories in Lae
PNG	Independent State of Papua New Guinea
POX	Pressure oxidation
ppm	Parts per million
PQ	Core size diameter of 85.0mm
PSD	Particle Size Distribution
Pty	Proprietary
PVC	Polyvinyl chloride
Q	Quarter
QA/QC	Quality Assurance/Quality Control
QKNA	Quantitative kriging neighbourhood analysis
QP	Qualified Person
Rb	Rubidium
RC	Reverse circulation drilling
RG	Refractory gold
RL	Relative level (used for Wafi-Golpu)
RMR	Rock Mass Rating
ROM	Run-of-Mine
RQD	Rock quality designation
S	Sulphur
SAG	Semi-autogenous grinding
Sb	Antimony
SEC	Securities and Exchange Commission
SGCS	Sequential Gaussian conditional simulation
SMBS	Sodium metabisulphite
SMC	Sulphide association, comminution
SML	Special Mining Lease
SP	Self potential
Sr	Strontium
SRK	SRK Consulting
SRM	Standard reference material
STD	Standard Deviation
SX-EW	Solvent extraction electro-wining
t	Metric tonne
t/m3	Tonne per cubic metre
TOFR	Top of fresh
TRS	Technical Report Summary
TSF	Tailings storage facility
USc	United States cents
USD	United States Dollars
USD/oz	United States Dollar per troy ounce
USD/t	United States Dollar per tonnes
W	Watt
WGJV	Wafi-Golpu Joint Venture

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Unit / Abbreviation	Description or Definition
WLG	Wafi local grid
wmt	Wet metric tonne
WRSF	Waste rock storage facility
XRD	X-ray diffraction
ZAR	South African Rand
ZAR/kg	South African Rand per kilogram
Zn	Zinc

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Glossary of Terms

Term	Definition
Block cave	An underground hard rock mining method that involves undermining an ore body, allowing it to progressively collapse under its own weight.
Co-kriging	A method that is used to predict the value of the point at unobserved locations by sample points that are known to be spatially interconnected by adding other variables that have a correlation with the main variable or can also be used to predict 2 or more variables simultaneously.
Concentrate	The product from the Watut Process Plant, having been pumped as a slurry to the Port Facilities Area and dewatered at the Concentrate Filtration Plant for export.
Cut-off grade	Cut-off grade is the grade (i.e. the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio.
Decline	A sloping underground tunnel excavated for mobile equipment access from surface or from level to level.
Decline portal	The above ground access point to the decline.
Dilution	Unmineralized rock that is by necessity, removed along with ore during the mining process that effectively lowers the overall grade of the ore.
Domain (modelling)	The area extent of a model.
Drawdown	The change in hydraulic head observed in an aquifer, typically due to removal of water from the aquifer.
DSTP outfall	The end of the DSTP outfall pipelines where the tailings discharge into the ocean in the Huon Gulf.
Economically viable	Economically viable, when used in the context of Mineral Reserve determination, means that the qualified person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions.
Environmental Impact Statement	A document that provides a comprehensive assessment of potential environmental and social impacts (or benefits) associated with a project, in accordance with Section 53 of the PNG Environment Act 2000.
Equator Principles	A risk management framework, voluntarily adopted by financial institutions, for determining, assessing and managing environmental and social risk in projects and is primarily intended to provide a minimum standard for due diligence to support responsible risk decision-making.
Fault	A planar fracture or discontinuity in a volume of rock, across which there has been significant displacement as a result of rock mass movement.
Harmony	Harmony Gold Mining Company Limited, being the ultimate holding company of Wafi Mining Limited.
Head grade	The average grade of ore fed into the mill.
Hydrogeology	Area of study concerning the distribution and movement of groundwater in the soil and rocks of the Earth's crust (commonly in aquifers).
Indicated Mineral Resource	Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a probable Mineral Reserve.
Inferred Mineral Resource	Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an Inferred Mineral Resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a Mineral Reserve.
Infrastructure Corridor	The area encompassing the Project infrastructure linking the Mine Area and the Coastal Area, being corridors for pipelines, roads and laydown areas. The proposed concentrate pipeline, terrestrial tailings pipeline and fuel pipeline will connect the Mine Area to the Coastal Area. A proposed Mine Access Road and Northern Access Road will connect the Mine Area to the Highlands Highway. New single-lane bridges are proposed over the Markham, Watut and Bavaga rivers. Laydown areas will be located at key staging areas.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Term	Definition
Kriging	A method of interpolation based on Gaussian process governed by prior covariances. It uses a limited set of sampled data points to estimate the value of a variable over a continuous spatial field
LEAN	A term which means ‘Appropriately considered scope, cost, specification, standards, strategy’.
Level 2B Environment Permit	Authority under the PNG Environment Act 2000 to carry out Level 2 (Category B) activities.
Level 3 Environment Permit	Authority under the PNG Environment Act 2000 to carry out Level 3 activities.
Life of the Mine	The time in which, through the employment of the available capital, the ore reserves, or such reasonable extension of the ore reserves as conservative geological analysis may justify, will be extracted.
Measured Mineral Resource	Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve.
Mine Area	The area encompassing the proposed block cave mine and nearby infrastructure, including decline portal terraces, waste rock dump, Watut Process Plant, power generation facilities, laydown areas, water treatment facilities, any quarry or borrow pit, wastewater discharge and raw water make-up pipelines from the Watut River, raw water dam, sediment control structures, roads and accommodation facilities for the construction and operations workforces.
Mine Call Factor	The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling.
Mineral Reserve	Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.
Mineral Resource	Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.
Modifying Factors	Modifying factors are the factors that a qualified person must apply to Indicated and Measured Mineral Resources and then evaluate in order to establish the economic viability of Mineral Reserves. A qualified person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resources to Proven and Probable Mineral Reserves. These factors include, but are not restricted to: mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project.
Newmont	Newmont Corporation, being the ultimate holding company of Newcrest PNG 2 Limited.
Non-Acid Forming	Chemically-stable materials that will not generate any by-products which could affect the environment.
Port Facilities Area	The area encompassing the proposed Project facilities located at the Port Area, including the concentrate filtration plant and materials handling, storage, ship loading facilities and filtrate discharge pipeline. This area may in the future need to include fuel oil handling and storage facilities. A site adjacent to Berth 6 (also known as the Tanker Berth) has been nominated as the preferred option.
Potential Acid Forming	Material that contains sulphidic compounds with the potential to generate sulphuric acid under oxidising conditions.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Term	Definition
Pre-Feasibility Study
A pre-feasibility study (or preliminary feasibility study) is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product.
(1) A pre-feasibility study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the modifying factors and the evaluation of any other relevant factors that are sufficient for a qualified person to determine if all or part of the Indicated and Measured Mineral Resources may be converted to Mineral Reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is economically viable.
(2) A pre-feasibility study is less comprehensive and results in a lower confidence level than a feasibility study. A pre-feasibility study is more comprehensive and results in a higher confidence level than an initial assessment.

Probable Mineral Reserve	Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource.
Project	The Wafi-Golpu Project.
Project Area	The land that is the subject of the proposed Project activities and Project facilities, being: the Mine Area, the Infrastructure Corridor and the Coastal Area
Proven Mineral Reserve	Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource.
Qualified Person
A qualified person is:
(1) A mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and
(2) An eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must:
(i) Be either:
(A) An organization recognized within the mining industry as a reputable professional association; or
(B) A board authorized by U.S. federal, state or foreign statute to regulate professionals in the mining, geoscience or related field;
(ii) Admit eligible members primarily on the basis of their academic qualifications and experience;
(iii) Establish and require compliance with professional standards of competence and ethics;
(iv) Require or encourage continuing professional development;
(v) Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and
(vi) Provide a public list of members in good standing.

Tailings	Finely ground rock of low residual value from which valuable minerals have been extracted is discarded and stored in a designed dam facility.
Wafi-Golpu Joint Venture	The joint venture established between Wafi Mining Limited, Newcrest PNG2 Limited and Wafi-Golpu Services Limited on 22 May 2008.
Wafi-Golpu Project	The proposed construction, operation and (ultimately) closure of an underground copper-gold mine and associated ore processing, concentrate transport and handling, power generation, water and tailings management, and related support facilities and services.
Wafi-Golpu Services Limited	The operator for the Wafi-Golpu Joint Venture, being jointly owned by Wafi Mining Limited and Newcrest PNG 2 Limited.
Waste Rock Dump	Refers to the waste rock dump to be established at the portal terrace.
WGJV Participants	The participants in the Wafi-Golpu Joint Venture, presently being Wafi Mining Limited and Newcrest PNG2 Limited

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
1Executive Summary
Section 229.601(b)(96) (1)
The Qualified Persons (“QP”) of Harmony Gold (PNG) Services Pty Ltd (“Harmony PNG”) have prepared this Technical Report Summary (“TRS”) to disclose the Mineral Resource and Mineral Reserve estimates for the Wafi-Golpu Project (“Wafi-Golpu or the Project”), a development stage property which is a 50:50 joint venture between subsidiaries of Newmont Corporation (“Newmont”) and Harmony Gold Mining Company Limited (“Harmony”). This TRS has been prepared in accordance with the U.S. Securities and Exchange Commission (“SEC”) property disclosure regulations, S-K 1300, with an effective date as at June 30, 2024. No material changes have occurred between the effective date and the date of signature of this TRS.

Property Description
The Wafi-Golpu Project is situated within the Morobe Province of Papua New Guinea (“PNG”), approximately 65km southwest of Lae, the nearest commercial centre. The project comprises the Golpu copper–gold porphyry deposit (“Golpu Deposit”) where Mineral Resources and Mineral Reserves were estimated. Additional Mineral Resources were estimated for the Wafi epithermal gold (“Wafi Deposit”) and Nambonga copper–gold porphyry deposits (“Nambonga Deposit”); however, these deposits are not currently included in the mine plan. No production has yet occurred at this property.

The Wafi-Golpu Joint Venture (WGJV) holds two Exploration Licences (“EL”) covering a total area of 12,894 hectare (“ha”), each of which is registered in the names of Wafi Mining Limited (“Wafi Mining”) and Newcrest PNG2 Limited (“Newcrest PNG2”). The deposits are located within EL440, with a range of major surface facilities to be located on EL1105.

EL440 licence expired on 10/03/2024 and is currently under renewal but otherwise in good standing. EL1105 expiry is 25/01/2025 and is in good standing. Each EL is subject to the condition that, if the State chooses, it may take-up a 30% interest in the project.

Ownership
The Project is a 50:50 unincorporated joint venture (“JV”), termed the Wafi-Golpu Joint Venture (“WGJV”), between Wafi Mining and Newcrest PNG2, collectively the WGJV Participants. Harmony is the ultimate parent company of Wafi Mining, whilst Newmont is the ultimate parent company of Newcrest PNG2.

If the State exercises its right to take a 30% interest in the project, the interest of each of Wafi Mining and Newcrest PNG 2 will reduce to 35%.

Geology and Mineralisation
Wafi–Golpu is a complex, multiphase mineralised system, comprising the following:
•Golpu Deposit - Golpu porphyry copper–gold deposit;
•Wafi Deposit - Wafi epithermal gold deposit;
•Nambonga Deposit - Nambonga porphyry gold–copper deposit.

The basal geology consists of east to east–southeast-dipping metasedimentary rocks of the Owen Stanley Metamorphic Complex, unconformably overlain by sedimentary rocks and volcanic sequences of the Omaura Formation and Langimar Beds. These rocks were intruded by a sequence of diorite stocks with the following paragenesis: emplacement of Nambonga, Western and Golpu diorites; emplacement of Livana diorite in the form of a narrow intrusion with associated dykes intruded along previous intrusive contacts; and explosive emplacement of the Wafi breccia complex. Younger units of the Babwaf Conglomerate and the Wafi Conglomerate unconformably overlie the older units and generally occur in fault-bounded depressions.

The Golpu porphyry deposit extends over approximately 800m north/south and 500m west/east, and has been drilled to depth of >2,000m. The Livana Hornblende Porphyry is the main mineralised porphyry. The other porphyries act either as weak mineralising porphyries (Golpu Porphyry) or as benign hosts (wall rock). The dominant copper–gold-bearing sulphide species vary laterally and vertically within the deposit from an inner bornite (plus chalcopyrite) core to chalcopyrite as the dominant copper sulphide and grading out to a pyrite-only shell on the mineralisation margin. The porphyry system is mineralised with gold, copper, silver and molybdenum.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
The Wafi diatreme complex is a roughly rectangular-shaped feature, 800m by 400m at surface with steep, inward-dipping sides. Alteration associated with the high sulphidation gold event overprints the Golpu porphyry-style alteration and mineralisation, with the diatreme carrying fragments of the earlier porphyry alteration. The high sulphidation event remobilised pre-existing porphyry-related copper from the phyllic-argillic altered upper porphyry and deposited this as zoned enargite–tennantite–covellite–chalcopyrite mineralisation. Most of the gold in the high sulphidation overprint was introduced in association with pyrite. A number of mineralised zones, including the A, B, NRG and Link Zones, were defined in the Wafi deposit. Much of the mineralisation is refractory and associated with arsenian pyrite.

The Nambonga diorite stock is a low-grade porphyry gold and copper mineralised system and extends over an area of approximately 200m by 200m and to a vertical extent of at least 800m. Much of the mineralisation is associated with silicification, either pervasive or as veins. Mineralisation consists of disseminated and vein-style copper–gold mineralisation and structurally-controlled base metal mineralisation in steeply-dipping lodes.

The understanding of the Golpu deposit settings, lithologies, mineralisation, and geological, structural, and alteration controls on mineralisation is sufficient to support estimation of Mineral Resources and Mineral Reserves. The understanding of the Wafi and Nambonga deposit settings, lithologies, and geological, structural, and alteration controls on mineralisation is sufficient to support estimation of Mineral Resources.

Status of Exploration, Development and Operation
The Wafi-Golpu Project is a development stage project.

A total of 791 drill holes (including wedges) were completed in the Project Area since 1983, comprising approximately 267,907m of diamond core drilling and 17,180m of reverse circulation (“RC”) drilling. Drilling includes holes completed for exploration, resource delineation, geotechnical, and hydrological purposes.

A Feasibility Study Update (2018) (“FSU”) was completed in 2018 for the Project. For this study, operating cost estimates for the development of the Golpu Deposit were estimated with an accuracy of ±10% to 15%. However, costs have continued to rise over the last year, which likely decrease this accuracy to ±25% and the overall capital cost estimates are at an accuracy of ±25%. As a result, the QPs have deemed this study to be at Pre-Feasibility level.

The existing infrastructure located in the mine area was constructed in support of an extensive exploration drilling and orebody definition programme. The development of the Golpu Deposit will require the construction of infrastructure to support the mining and processing operations. The Golpu Project infrastructure will occupy three geographical areas consisting of the mine area, an infrastructure corridor, and a coastal area. The infrastructure corridor will link the mine and coastal facilities. No infrastructure has yet been constructed.

Mineral Resource Estimate
Wireframes were constructed for lithology, alteration, oxidation, sulphide distribution and structures. All lithological, porphyry-related alteration and fault wireframes were constructed in Leapfrog Geo 4.3 software using implicit modelling interpolation from primary logging codes extracted from the DataShed database and modified based on interpretative correlations of logged intervals.

All Mineral Resources are reported according to the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves (“SAMREC Code, 2016”) which equates to SK-1300. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). All Mineral Resources are reported on a 100% basis with an effective date of June 30, 2024.

Through its subsidiary, Wafi Mining Limited, Harmony has a 50% interest in the WGJV.

Mineral Resources are reported exclusive of those Mineral Resources converted to Mineral Reserves. The QP compiling the Mineral Resource estimates is Mr Ronald Reid, Group Resource Geologist with Harmony Australasia. Mineral Resource estimates are provided, by deposit, in Table 1-1, Table 1-2 and Table 1-3.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Table 1-1: Summary of the Golpu Mineral Resources as at June 30, 2024 (Exclusive of Mineral Reserves) 1-6

METRIC		Grade			Metal Content
Mineral Resource Category	Tonnes (Mt)	Gold (g/t)	Copper (%)	Silver (g/t)	Gold (kg)	Copper (Mt)	Silver (kg)
Indicated	155.000	0.58	0.95	1.30	90 372	1.470	201 500
Total / Ave. Measured + Indicated	155.000	0.58	0.95	1.30	90 372	1.470	201 500
Inferred	70.000	0.62	0.86	1.10	44 000	0.600	77 000

IMPERIAL		Grade			Metal Content
Mineral Resource Category	Tons (Mt)	Gold (oz/t)	Copper (%)	Silver (oz/t)	Gold (Moz)	Copper (Mt)	Silver (Moz)
Indicated	170.858	0.017	0.76	0.083	2.900	1.620	14.211
Total / Ave. Measured + Indicated	170.858	0.016	0.76	0.083	2.900	1.620	14.211
Inferred	77.162	0.018	0.78	0.031	1.400	0.661	2.379
Notes:
1. Mineral Resources are reported with an effective date of June 30, 2024 using the SAMREC Code, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr Ronald Reid, FAIG, whose job title is Group Resource Geologist with Harmony Australasia.
2. Mineral Resources are reported on a 50% basis as Harmony - through its subsidiary - holds a 50% interest in the WGJV.
3. Mineral Resources are reported exclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
4. Mineral Resources at Golpu are reported assuming a bulk mining underground extraction method and metallurgical recovery for copper and gold by sulphide flotation. Mineral Resources are reported above a net smelter return ("NSR") cut-off, which assumes a gold price of USD1,300/oz Au, a copper price of USD3.40/lb Cu, mining cost of USD8.37/t mined, processing cost of USD9.75/t processed, general and administrative (G&A) costs of USD4.17/t processed, copper concentrate treatment charge of USD100/dmt of concentrate, transport cost of USD33.50/wet tonne of concentrate, and copper refining charges of USD0.10/lb of recovered copper. Silver and molybdenum were not valued in the NSR cut-off; however, these elements were reported within the Mineral Resource as they were expected to be recovered with minor circuit modifications or concentrate contract negotiations. Over the life-of-mine, it is anticipated that copper recoveries will average 94% and gold recoveries will average 68%. Note these price assumptions for the Joint Venture and are different than Harmony's' price deck.
5. Metal contents reported do not include allowances for processing losses.
6. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Rounding is to three significant figures.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Table 1-2: Summary of the Wafi Mineral Resources as at June 30, 2024 (Exclusive of Mineral Reserves) 1-6

METRIC		Grade			Metal Content
Mineral Resource Category	Tonnes (Mt)	Gold (g/t)	Copper (%)	Silver (g/t)	Gold (kg)	Copper (Mt)	Silver (kg)
Indicated	54.000	1.65	—	—	89 000	—	—
Total / Ave. Measured + Indicated	54.000	1.65	—	—	89 000	—	—
Inferred	20.000	1.37	—	—	26 000	—	—

IMPERIAL		Grade			Metal Content
Mineral Resource Category	Tons (Mt)	Gold (oz/t)	Copper (%)	Silver (oz/t)	Gold (Moz)	Copper (Mt)	Silver (Moz)
Indicated	59.500	0.048	—	—	2.861	—	—
Total / Ave. Measured + Indicated	59.500	0.048	—	—	2.861	—	—
Inferred	17.100	0.038	—	—	0.643	—	—
Notes:
1. Mineral Resources are reported with an effective date of June 30, 2024 using the SAMREC Code, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr Ronald Reid, FAIG, whose job title is Group Resource Geologist with Harmony Australasia.
2. Mineral Resources are reported on a 50% basis as Harmony - through its subsidiary - holds a 50% interest in the WGJV.
3. Mineral Resources are reported exclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
4. Mineral Resources at Wafi are reported assuming open pit mining methods with limited internal selectivity, and a process method that is anticipated to be a combination of a carbon-in-pulp ("CIP") and carbon-in-leach ("CIL") operation, with a flotation sulphide recovery mill process. The estimates are reported at cut-offs of 0.4g/t Au for non-refractory gold mineralisation ("NRG") and 0.9g/t Au for refractory gold mineralisation ("RG"). Mineral Resources are constrained within a conceptual open pit shell that uses the following input assumptions: gold price of USD1,400/oz; mining costs of USD5.40/t mined, and process and general and administrative costs of USD17.30/t processed. Metallurgical recovery is estimated at 91% gold recovery NRG and minimum of 47% recovery for RG. Pit slope approximate overall angles range from 33° in oxidised material to 65° in fresh rock.
5. Metal contents reported do not include allowances for processing losses.
6. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Rounding is to three significant figures.

Table 1-3: Summary of the Nambonga Mineral Resources as at June 30, 2024 (Exclusive of Mineral Reserves) 1-6

METRIC		Grade			Metal Content
Mineral Resource Category	Tonnes (Mt)	Gold (g/t)	Copper (%)	Silver (g/t)	Gold (kg)	Copper (Mt)	Silver (kg)
Inferred	24.000	0.69	0.20	—	16 000	0.047	—

IMPERIAL		Grade			Metal Content
Mineral Resource Category	Tons (Mt)	Gold (oz/t)	Copper (%)	Silver (oz/t)	Gold (Moz)	Copper (Mt)	Silver (Moz)
Inferred	26.455	0.019	0.20	—	0.500	0.052	—
Notes:
1. Mineral Resources are reported with an effective date of June 30, 2024 using the SAMREC Code, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr Ronald Reid, FAIG, whose job title is Group Resource Geologist with Harmony Australasia.
2. Mineral Resources are reported on a 50% basis as Harmony - through its subsidiary - holds a 50% interest in the WGJV.
3. Mineral Resources are reported exclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
4. Mineral Resources at Nambonga are reported assuming a bulk mining underground extraction method. The Mineral Resource is reported using an assumed 0.5g/t Au cut-off grade. This cut-off grade is based on the adjacent Golpu deposit as an analogue, assumes an overall mining, processing, and G&A operating cost estimate of about USD15.50/t, a gold price of UDD1,300/oz, and a metallurgical recovery of 85% for gold. This equates to a cut-off grade of approximately 0.46g/t Au, based on gold only. Conceptual costs associated with copper and silver recovery were approximated as equivalent to 0.04g/t Au. The total cutoff grade for reporting purposes was 0.5g/t Au.
5. Metal contents reported do not include allowances for processing losses.
6. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Rounding is to three significant figures.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Mineral Reserve Estimate
All Mineral Reserves were prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

Mineral Reserves are reported for the Golpu deposit only. Indicated Mineral Resources were converted to Probable Mineral Reserves using the Modifying Factors.

The QP who compiled the Mineral Reserve estimate is Caveman Consulting (Pty) Limited (“Caveman Consulting”). Through its subsidiary, Wafi Mining Limited, Harmony has a 50% interest in the WGJV. The Mineral Reserve estimates have an effective date of June 30, 2024. The summary of the Mineral Reserve estimate for Golpu is tabulated in Table 1-4.

Table 1-4: Summary of the Golpu Mineral Reserves as at June 30, 2024 1-5

METRIC		Grade			Metal Content
Mineral Reserve Category	Tonnes (Mt)	Gold (g/t)	Copper (%)	Silver (g/t)	Gold (kg)	Copper (Mt)	Silver (kg)
Probable	190.000	0.82	1.20	—	158 628	2.330	—
Total / Ave. Proven + Probable	190.000	0.82	1.20	—	158 628	2.330	—

IMPERIAL		Grade			Metal Content
Mineral Reserve Category	Tons (Mt)	Gold (oz/t)	Copper (%)	Silver (oz/t)	Gold (Moz)	Copper (Mt)	Silver (Moz)
Probable	209.439	0.024	1.20	—	4.934	2.568	—
Total / Ave. Proven+ Probable	209.439	0.024	1.20	—	4.934	2.568	—
Notes:
1. Mineral Reserves are reported with an effective date of June 30, 2024, using the SAMREC Code, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Caveman Consulting.
2. Mineral Reserves are reported on a 50% basis as Harmony - through its subsidiary - holds a 50% interest in the WGJV.
3. Mineral Reserves are reported using the following assumptions: block cave mining method, gold price of USD1,200/oz Au, copper price of USD3.00/lb Cu, above a net smelter return cut-off of USD10/t (development), USD60/t (BC44), USD40/t (BC42), USD19.15/t (BC40), variable metallurgical recoveries by metallurgical domain. The total dilution is estimated to be about 17% with toppling contributing approximately 1.5%.
4. Tonnes, grade, and content are declared as net delivered to the mills. Metal contained in tonnages do not include allowances for processing losses.
5. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Rounding is to three significant figures.

Capital and Operating Cost Estimates
Capital and operating cost estimates were based on the 2018 Feasibility Study Update and are presented on a 100% basis. Cost estimates were reviewed in 2020 and remained current at that time. However global cost inflation post COVID has decreased the confidence in the estimate to ±25%.

The overall capital cost estimate for the Golpu Project is at a minimum at a PFS-level (±25%) of accuracy. The WGJV Participants engaged a number of specialist consultants and estimators to identify the scope and produce corresponding capital cost estimates for their areas of particular expertise.

The life of mine (“LOM”) capital cost is estimated at USD5,580m (real December 2017 USD terms; 100% basis). The capital cost estimates by area are presented in Table 1-5.

In May 2024, Rothschild & Co ran a sensitivity increasing Capex by 20% over rebased FSU and Opex by 15% over rebased FSU and used a copper price of US$4.00 and gold price of US$1,772, which maintained a significantly positive NPV and attractive IRR.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Table 1-5: Summary Capital Cost Estimate for Golpu

Area	LOM Total (USDm)	Execution Capital (USDm)	Expansionary Capital (USDm)
Underground mining	2 140	819	1 321
Treatment	774	695	79
Shared Services and Infrastructure	283	210	73
Regional Infrastructure	219	219	—
Site Support Services	148	117	31
Project Delivery Management	606	462	144
Other Capitalised Costs	225	187	38
Provisions	493	315	178
Total LOM Capital Cost (excluding sustaining capital)	4 888	3 024	1 864
Sustaining Capital	693	—	693
Note: Expansionary capital includes all major development capital expenditure post commercial production. Sustaining capital is defined as routine stay-in-business capital expenditure estimated as 2.5% of the asset replacement value ("ARV").

The operating cost estimates by area are presented in Table 1-6.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Table 1-6: Summary Operating Cost Estimate for Golpu

Operating Cost Element	USD/t Milled
Underground mining
Ventilation & Refrigeration	1.27
Production	0.99
Conveying	0.69
Engineering Maintenance & Services	0.56
Dewatering	0.34
Crushing	0.15
Technical Services	0.12
Administration	0.04
Subtotal Underground Mining	4.16
Treatment
Process Plant Operations	5.04
Process Plant Maintenance	0.91
Port Filtration Plant	0.72
DSTP	0.47
Water Treatment Plant	0.25
Concentrate Pipeline	0.01
Subtotal Treatment	7.40
Infrastructure
Power Generation Plant	1.34
Infrastructure (roads and buildings)	0.28
Services (power and waste)	0.16
Subtotal Infrastructure	1.78
Site Support Services
Community Affairs and Land	0.89
Environmental	0.44
Commercial	0.92
Occupational Health and Safety (OH&S)	0.47
Training	0.08
Camp Services	0.40
Information Technology (IT)	0.33
Travel	0.18
Supply and Logistics	0.19
Human Resources (HR)	0.09
Subtotal Site Support Services	3.99
Total	17.33
Notes: Total is inclusive of cost allocations for closure.

Permitting Requirements
The tenements required for the Project as at June 30, 2024 include:
•one Special Mining Lease (“SML”) 10;
•seven Mining Easements (“MEs”);
•three Leases for Mining Purposes (“LMPs”); and
•four Mining Leases ("MLs"), (required for quarry materials),
(together "Tenements under Application").

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Environmental approval for the Golpu Development has been obtained under the Environment Act 2000 and Environment (Prescribed Activities) Regulation 2002. Approval-in-Principal for the Wafi-Golpu Environmental Impact Statement (submitted in June 2018) was granted by the PNG Minister for Environment on 19 November 2020.

A 50-year Environment Permit for the Project was issued by the PNG Conservation and Environment Protection Authority on 18 December 2020 namely EP-L3(767). This permit also amalgamates previous environment permits, water extraction permits, and waste discharge permits held for exploration purposes at the project.

In addition, EP-L3(767) authorises mechanised mining on a Mining Lease involving chemical processing activity, and all other associated approved activities within the boundaries of the Tenements under Application.

The permit approves the use of Deep Sea Tailings Placement as the tailings management solution for the project. EP-L3(767) contains 57 conditions pertaining to environmental management requirements for the project.

The environmental approval register is presented in Table 1-7.

Table 1-7: Status of Environmental Permits and Licences

Permit / Licence	Status
EIR	Submitted May 2017, approved June 2017.
EIS	Submitted 2018. Approved November 2020.
Level 3 Environment Permit EP-L3 (767)	Approved December 2020. Valid for 50 years.
Environmental Management Plan	Submitted. Approved in EP-L3 (767)

Conclusions
In the QPs opinion. under the assumptions in this TRS, the Wafi-Golpu Project shows a positive cash flow over the life-of-mine and supports the Mineral Resource and Mineral Reserve estimate. The mine plan is achievable under the set of assumptions and parameters used.

Recommendations
As material engineering studies and exploration programmes have largely been concluded on the Wafi-Golpu Project, the QPs are not able to provide meaningful recommendations. An update to the FS will be required once the PNG government grants the Tenements under Application

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
2Introduction
Section 229.601(b)(96) (2) (i-v)
This TRS on the Wafi-Golpu Project has been prepared for the registrant, Harmony. The TRS has been prepared in accordance with the SEC Disclosure by Registrants Engaged in Mining Operations (disclosure regulations S-K 1300). It has been prepared to meet the requirements of Section 229.601(b)96 – Technical Report Summary. The purpose of this TRS is to provide open and transparent disclosure of all material, exploration activities, Mineral Resource and Mineral Reserve information to enable the investor to understand the Wafi-Golpu Project which forms part of Harmony’s activities.

This TRS has been prepared from the following source of information:
•Wafi-Golpu Project Feasibility Study Update (2018) prepared by Wafi Golpu Services Limited (Company) for and on behalf of the WGJV
•Base geological data
•Mine planing data and various internal technical reports

The TRS was prepared by QPs employed Harmony Gold (PNG Services) Pty Ltd and its consultants. The QP qualifications, areas of responsibility and personal inspections of the property are summarised in Table 2-1.

Table 2-1: QP Qualifications, Section Responsibilities and Personal Inspections

Qualified Person	Prof. Assoc.	Qualifications	TRS Section Responsibility	Personal Insp.
Mr. R. Reid	FAIG, MAusIMM	BSc(Hons), Grad.Dip(Sc)	3, 4, 5, 6, 7, 8, 9, 11	Regular Last Aug 2019
Mr. G. Job	MAusIMM	BSc. MSc (Min Econ)	1, 2, 3, 15, 21, 22, 23	Regular, last 2020
Caveman Consulting	N/A	N/A	12, 13	2016
Mr. M. Swart	FAusIMM, RPEQ, MIEPNG	BE (Met Eng), MBA	10, 14	None1
Ms. S. Watson	MAusIMM	MSc, BSc. (Hons)	17	Regular
Mr. M. Koehler	CAANZ	BBus Acc, Grad Dip (CA)	16, 18, 19	None1

Notes: 1. Not deemed necessary as no plant nor infrastructure has yet been constructed on site.

This TRS has an effective date as at June 30, 2024. No material changes have occurred between the effective date and the date of signature.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
3Property Description and Location
Section 229.601(b)(96) (3) (i-vii)
The Wafi-Golpu Project is situated within the Morobe Province of PNG, approximately 65km southwest of Lae, the nearest commercial centre (Figure 3-1). The Project comprises three deposits, of which one, the Golpu Deposit, has declared Mineral Resources, Mineral Reserves and a mining, processing and development plan. The Wafi and Nambonga Deposits only have declared Resources. The Golpu Deposit is situated at a latitude of 6°51’46.63”S and longitude of 146°27’08.20”E.

3.1Mineral Tenure
The WGJV Participants hold two Exploration Licences (“EL”) covering a total area of 12,894 hectare (“ha”), each of which is registered in the names of Wafi Mining Limited (“Wafi Mining”) and Newcrest PNG2 Limited (“Newcrest PNG2”). The deposits are located within EL440, with a range of major surface facilities to be located on EL1105.

EL440 licence is in good standing but expired 10 March 2024. The renewal was submitted on 23 November 2023 and is awaiting determination. The QP has no reason to consider that the application will not be granted and the licence will not be renewed.

EL1105 is current and in good standing.

The summary of mineral tenure is presented in Table 3-1 and graphically presented in Figure 3-2.

Table 3-1: Summary of Mineral Rights for Wafi-Golpu

Licence Holder	Licence Type	Reference No.	Effective Date	Expiry Date	Area (ha)
Wafi Mining & Newcrest PNG2	Exploration	EL440	11-Mar-2022	10/03/2024[1]	9 501
	Exploration	EL1105	16-Jan-2023	25-Feb-2025	3 393
12 894
Notes: 1. Renewal submitted on 23 November 2023.

Each EL is subject to the condition that, “Subject to any agreement made under Section 17 of the Act, the State reserves the right to elect at any time, prior to the commencement of mining, to make a single purchase up to 30% equitable interest in any mineral discovery arising from this licence, at a price pro-rata to the accumulated exploration expenditure and then to contribute to further exploration and development in relation to the lease on a prorata basis unless otherwise agreed”. If the State chooses to take-up its full 30% interest, the interest of each of Wafi Mining and Newcrest PNG 2 will become 35%.

3.2Property Permitting Requirements
For the planned Golpu Development operations, the tenements required as at June 30, 2024, include:
•one SML;
•six MEs; and
•three LMPs.

The WGJV Participants applied for an SML and ancillary tenements, including MEs and LMPs in late 2016, covering proposed Project development facilities and infrastructure as they were understood at the time. Details on these applications is presented in Table 3-2.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Figure 3-1: Location of Wafi-Golpu

INDONESIA
Bismark Sea
Solomon Sea
Port Moresby
AUSTRALIA
N
6°34'S
Erap River
Nadzab Airport
Busu River
Markham River
9 Mile
Oomsis
Lae
Watut River
Timini
Solomon Sea
Wafi-Golpu Project
Mumeng
146°30'E
147°00'E
0
10km
Wafi Golpu Project
Towns/Residential Areas
Airport
Main Roads
Secondary Roads
Rivers
Infrastructure Corridor
Waste Water Discharge Pipeline

Figure 3-2: Mineral Tenure of Wafi-Golpu

N
EL 1103
EL 440
Nambonga
Golpu
Wafi
+9,250,000N
+9,245,000N
+9,240,000N
Exploration Licence
Special Mining Lease Application
Deposit
0
5km
+435000E
+440000E
+445000E
+450000E

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Table 3-2: Detail Relating to Permit Applications

Type / No.	Description	Location	Area (ha)	Submission Date
SML 10	Mine area	EL 440 and EL 1105 near Mt Golpu	3 630	2016
LMP 100	Power generation facility & Finchif construction accommodation camp	EL 1105 near Finchif	49.29	2016 Revised in 2018
ME 94	Portal waste water discharge pipeline to Watut River	EL 1105 and EL 1704 near Wongkins	18.22	2016 Revised in 2018
ME 93	Northern Access Road	EL 1748 and customary land	149.22	2016 Revised in 2018
ME 92	Mine Access Road (formerly known as Link Road)	EL 1105, EL 1369,	169.80	2016
		EL 1704 and customary land near Bavaga
ME 91	Concentrate, tailings & fuel pipeline & power transmission lines from Mine Area to Lae	EL 1105, EL 1369,	466.38	2016 Revised in 2018
		EL 1748, EL 1704 and customary/State land
LMP 104	Concentrate Filtration Plant	Lae	3.49	2018
LMP 105	Outfall System	Wagang	11.77	2018
ME 96	Tailings pipeline from Lae to Outfall System	Lae and Wagang	25.22	2018
ME 97	Outfall pipeline	Wagang	15.35	2018

An SML is generally issued to the EL holders for large scale mining operations. This lease allows the holder to:
•enter and occupy the land over which the mining lease was granted for the purpose of mining the minerals and carry on such operations and undertake such works as may be necessary or expedient for that purpose;
•construct a treatment plant on that land and treat any mineral derived from mining operations, whether on that land or elsewhere, and construct any other facilities required for treatment including waste dumps and tailings dams;
•take and remove rock, earth, soil and minerals from the land, with or without treatment;
•take and divert water situated on or flowing through such land and use it for any purpose necessary for his mining or treatment operations subject to and in accordance with the Environment Act 2000; and
•do all other things necessary or expedient for the undertaking of mining or treatment operations on that land.

The holder of an SML must pay a royalty to the State that is equivalent to 2% of the net proceeds of sale of minerals (calculated as net smelter return (“NSR”) or free-on-board (“FOB”) export value, whichever is appropriate). A production levy of 0.5% is also payable on the gross value of production (i.e., excluding the offsets of treatment and refining charges, payable terms and freight).

The SML application included a Proposal for Development, which incorporated the 2016 Feasibility Study report and supporting application documents such as a National Content Plan. Amendments to these tenement applications were made in March 2018, where the location and/or nature of facilities and infrastructure was refined through the 2018 Feasibility Study Update. The Proposal for Development was also updated. Additional applications will also be made where necessary. The grant of the SML and related ancillary tenements remains subject to the completion of Mining Act 1992 and Environment Act 2000 permitting processes.

The surface rights pertaining to the Wafi-Golpu project are held under customary, State, and private ownership, with the bulk of the land being customary owned. The holder of a tenement under the Mining Act 1992 is liable to pay compensation to the landholders for all loss or damage suffered or foreseen to be suffered by the landholders from the exploration or mining or ancillary operations.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
The WGJV Participants do not currently hold sufficient surface rights to permit construction and operations. Surface rights will be obtained if the current tenement applications are granted. Disturbances on customary land would commence once a compensation agreement is in place for the relevant area. Additional negotiations and permits are required for construction and operations.

Environmental approval for the Project has been obtained under the Environment Act 2000 and Environment (Prescribed Activities) Regulation 2002. Approval-in-Principal for the Wafi-Golpu Environmental Impact Statement (submitted in June 2018) was granted by the PNG Minister for Environment on 19 November 2020.

A 50-year Environment Permit for the project was issued by the PNG Conservation and Environment Protection Authority on 18 December 2020 namely EP-L3(767). This permit also amalgamates previous environment permits, water extraction permits, and waste discharge permits held for exploration purposes at the project. In addition, EP-L3(767) authorises mechanised mining on a Mining Lease involving chemical processing activity, and all other associated approved activities within the boundaries of SML10, LMPME92, ME93, ME94, ME96 and ME97. The permit approves the use of Deep Sea Tailings Placement as the tailings management solution for the Project. EP-L3(767) contains 57 conditions pertaining to environmental management requirements for the Project.

Other environmental permitting requirements are discussed in Section 17.

Apart from the Mining Act 1992 and Environment Act 2000 requirements, the WGJV Participants will have to comply with aspects from other forms of legislation. The Project review process may identify other legislation that must be complied with.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
4Accessibility, Climate, Local Resources, Infrastructure and Physiography
Section 229.601(b)(96) (4) (i-iv)
4.1Accessibility
The Project is located in a mountainous area of PNG. A combination of roads and access tracks exist between Lae and the Project site (Figure 3-1). However, the track components are suitable for four-wheel drive vehicles and purpose-built trucks only. During major rainfall events this access route may become closed to vehicular traffic.

Current access to the planned mine site is via a partly-sealed road from Lae to Timini (Figure 3-1), and a gravel road from Timini (Demakwa) to Wafi, with the trip taking about three to four hours depending on the weather. This road will be replaced by a new road (the northern access road). The northern access road will be located within the infrastructure corridor (Figure 3-1) as part of project construction. A mine access road will also be constructed from the intersection of the northern access road and the current exploration access road.

Commercial airlines operate flights between the national capital, Port Moresby, and Nadzab airport (Figure 3-1), which is approximately a one-hour drive by road from Lae. The Nadzab airstrip is sealed. Helicopter access to the mine site area is available, with a suitable area at the proposed mine site cleared for landing.

4.2Physiology and Climate
The Project exploration camp is situated at an approximate altitude of 400m. The highest peak in the Project vicinity is Mt Watut, at an elevation of 1,089m above sea level (‘asl”). Mount Golpu reaches 770masl.

The area is mountainous and rugged, and divided by large upland valleys containing fast-flowing rivers which descend to the plains. The Wafi River and Hekeng, Nambonga, and Buvu Creeks are the main drainages within the Project area, with variable flow rates depending on rainfall (Figure 3-1).

Vegetation in the Project area consists of lowland and mid-mountain tropical forests with some areas of tropical grassland in upper elevations. Some areas are partly cleared as part of subsistence agricultural practices.

PNG has a hot, tropical climate at sea level, cooling towards the highlands. The planned mine site area has a high rainfall and two distinct seasons: a dry season from June to September and a rainy season from December to March. The average annual rainfall is 2,836mm. The site is characterised by low wind speeds, high humidity and warm temperatures with an average maximum of 28°C and an average minimum of 21°C.

The coastal area, where the port and tailings outfall will be located, also experiences two distinct seasons: a southeast monsoon from mid-May to October and a northwest monsoon from mid-November to the end of March, with intervening periods of light, variable winds. Trade winds during the southeast monsoon are moderate. Annual rainfall is between 3,900–4,500mm with rainfall peaking between May and August. Maximum temperatures average 30°C and minimum temperatures average 20°C with little variability across the year.

The infrastructure corridor that will link the coast to the mine has climate aspects that reflect the elevation; with climate settings similar to the mine site and coastal area. Mining activities are planned year-round. Mining activities may be temporarily curtailed by heavy rainfall events.

4.3Local Resources and Infrastructure
The closest major community is Lae. Lae is an urban area, a major transport hub, and a commercial, administrative, industrial, residential, and educational centre for both the Morobe Province and PNG, with a population in 2011 (the most recent year for which PNG census data are available) of approximately 149,000.

The Golpu Project is a greenfield site that currently does not have any infrastructure to support the planned mining and processing operations. There is no effective local infrastructure with respect to power, water, and roads that are trafficable by vehicles other than all-wheel drive vehicles. Water supply for drilling was sourced from rivers, and power at the exploration camp (Finchiff Camp) is locally generated.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
5History
Section 229.601(b)(96) (5) (i-ii)
5.1Historical Ownership and Development
The Wafi-Golpu Project has had a 47 year history from discovery until the present day. The historical highlights and ownership changes are presented in Table 5-1.

Table 5-1: Summary of Historical Ownership Changes and Activities of Wafi-Golpu

Year	Asset History Highlights
1977 - 1987	CRA Exploration (Pty) Limited (CRAE) identified mineralised float in a regional geochemical sampling programme. Discovered outcropping mineralisation of the Wafi A Zone near Mount Golpu in 1979. The Mt Wanion Exploration License (EL440) was granted in 1980. Ridge and spur sampling completed 1980–1982. In 1983, core drilling commenced targeting the Wafi prospect, followed by geophysical surveys including a dipole-dipole induced polarisation (IP)/resistivity survey which were completed in 1985. An initial mineral resource was estimated for Wafi in 1986. In 1987, metallurgical testwork identified that the primary mineralisation was highly refractory with low cyanide leach recoveries.
1988 - 1990	CRAE/Elders Resources Limited (Elders) joint venture formed. Core and reverse circulation (RC) drilling. Discovered the Golpu copper–gold porphyry deposit in 1990. Moving loop time domain electromagnetic geophysical survey. Resource estimate for Wafi in 1990.
1991 - 1997	CRAE re-acquired EL440 from Elders. Conducted aeromagnetic, ground magnetic, self-potential (SP), IP, and controlled source audio-frequency magneto- telluric (CSAMT) geophysical surveys, shallow bedrock geochemical sampling, surface lithochemical sampling, soil geochemical sampling and geological mapping. Completed a pre-feasibility study in 1993. Completed a resource estimate for the A Zone at Wafi. Resource estimate updated, in 1996. Discovered the high-grade Link Zone at Wafi in 1997. Updated resource estimate for A Zone, B Zone, Link Zone and C Zone.
1997 - 2001	Global Mining Services completed due diligence re-estimate of Wafi resource estimate on behalf of Australian Gold Fields in 1997. Australian Gold Fields Limited (Australian Gold Fields) acquired Project from CRAE in 1998. Project placed on care and maintenance from 1999–2001, due to a commodity price downturn.
2001 - 2002	Aurora Gold Limited (Aurora) acquired Project ownership. Updated Wafi resource estimate on A Zone, B Zone and Link Zone in 2002. Completed check resource estimate at Wafi in 2002.
2003	Aurora merged with Abelle. Updated Wafi resource estimate.
2004 - 2008	Harmony acquired Abelle. Wafi–Golpu Concept Study; completed 2004. Resource estimates for selected deposits updated in 2005, 2006 and 2007. Golpu Standalone Pre-Feasibility Study, completed 2007. Wafi–Golpu Integrated Pre-Feasibility Study, completed 2007. Discovered Nambonga porphyry in 2007.
2008 - present	WGJV formed. Resource estimates updated for selected deposits in 2010, 2011, 2012, 2014 and 2018. Wafi Area Concept Study, completed 2008. Highly mineralised porphyry identified to the northwest of known Golpu mineralisation in October 2009. Golpu Development Project Desktop Study, completed 2009. Wafi Concept Study, completed 2010. Wafi–Golpu Pre-Feasibility Study, completed 2012. Wafi–Golpu Pre-Feasibility Optimisation Study, completed 2014. Regional geological mapping and geological synthesis in 2015. Re-evaluation of development approach Golpu Stage 2 Pre-Feasibility Study, completed 2015. Golpu Feasibility Study, completed 2016. On 25 August 2016 the Wafi–Golpu Joint Venture submitted an SML application to the PNG Mineral Resources Authority. The Special Mining Lease application included a Proposal for Development, which incorporated the 2016 Feasibility Study report and supporting application documents such as a National Content Plan. Further data collection and technical assessment undertaken in 2016–2017. Feasibility Study Update completed in December 2017 and submitted to the Mineral Resources Authority in March 2018. Submitted an EIS to CEPA on 25 June 2018. Environmental approval for the Golpu Development was obtained in 2020. In 2023, an Memorandum of Understanding (MOU) was signed between the Government of Papua New Guinea and the Wafi Golpu Joint Venture.

5.2Historical Exploration
Historical exploration dates back to 1977 and has included regional exploration sampling, geophysical surveys, geochemical sampling, reverse circulation and diamond core drilling. The historical exploration is included in Table 5-1. The results of the exploration, which are also included in the current geological modelling and Mineral Resource estimation are discussed in Section 7.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
5.3Previous Mineral Resource and Mineral Reserve Estimates
The previous Mineral Resource estimate for the Golpu Project was reported in the Harmony 2023 Annual Report and dated June 30, 2023. This Resource uses the same model as the previous Mineral Resource estimate. The June 30, 2024 Mineral Resource estimate represents no change since they were initially reported in the 2018 Feasibility Study Update (“FSU”).

The previous Mineral Resource estimates for the Wafi and Nambonga Projects were reported in the Harmony 2023 Annual Report and dated June 30, 2023. The 2024 Resource is based on the same Resource models as the 2023 Resources, but changes to reporting have occurred for the current Mineral Resource estimates. The June 30, 2024 Mineral Resource estimate contains a immaterial change to the final reported numbers.

The previous Mineral Reserve estimate for the Golpu Project was reported in the Harmony 2023 Annual Report and dated June 30, 2023. This current estimate has been adjusted to remove Inferred material from the declaration. This material must be mined to initiate the BC40 cave so was included as dilution. To align to the more stringent interpretation the SEC this material has now been removed from the declaration. Note that the mine plan itself has not changed, just the reporting figures. An economic sensitivity was run excluding this material with little impact on NPV.

5.4Past Production
There has been no past production at the Wafi-Golpu Project.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
6Geological Setting, Mineralisation and Deposit
Section 229.601(b)(96) (6) (i-iii)
Wafi–Golpu is a complex, multiphase mineralised system comprising the:
•Golpu porphyry copper–gold deposit;
•Wafi epithermal gold deposit;
•Nambonga porphyry gold–copper deposit.

6.1Regional Geology
PNG is divided into a number of litho-tectonic domains (Figure 6-1). The New Guinea orogen includes the Papuan Fold Belt, New Guinea Thrust Belt, Aure Deformation Zone, Eastern Thrust Belt, and the Owen Stanley Thrust Belt. It consists of sedimentary and volcanic rocks that have undergone fold-and-thrust belt deformation and metamorphism, intrusion by granitic and gabbroic rocks, and obducted oceanic crust. Belts are separated by major structural boundaries, typically thrust faults.

In the Project area, the basement consists of a Mesozoic basement assemblage of metasedimentary units (Owen Stanley Metamorphic Complex). All of these rock types were subsequently folded and metamorphosed during the 40Ma Sepik Arc subduction/accretion event. Sedimentary, volcanic and volcaniclastic units of the Omaura Formation and Langimar Beds infilled low-lying areas in the period 30–10 Ma. Granitic magmas of the Maramuni Arc subsequently intruded the area, with a peak of activity from about 17–10Ma. All lithologies were folded and faulted during the formation of the Aure Deformation Zone, between 12–4Ma. A second intrusive suite, informally termed the Post-Maramuni belt, was emplaced from about 8–1Ma. Late-stage lithologies include shallow-water sediments and volcaniclastic units (e.g., Babwaf Conglomerate).

6.2Local Geology
The deposit setting is controlled by the rotation and deformation of the Papuan peninsula. The local geology is presented in Figure 6-2, along with the associated alteration plan in Figure 6-3.

The geology consists of:
•east to east–southeast-dipping metasedimentary rocks of the Owen Stanley Metamorphic Complex (inter-bedded conglomerate, sandstone and siltstone horizons);
•unconformably overlain by sediments and volcanic sequences of the Omaura Formation (shale and greywacke, with some reef facies limestones);
•overlain by the Langimar Beds (volcaniclastic pebble to cobble conglomerates interbedded with sandstones and reef facies limestones);
•intruded by Nambonga diorite (initial hornblende- and plagioclase-phyric porphyritic diorite. Late-stage, barren, biotite-phyric diorite, mineralised);
•emplacement of Golpu Intrusive Complex diorites including:
•Western diorite porphyry (mottled grey, plagioclase and quartz-phyric diorite);
•Golpu porphyry (hornblende and plagioclase-phyric diorite; quartz phenocrysts are absent); and
•Livana porphyry (mottled grey or grey–green crowded hornblende and plagioclase-phyric diorite ). A narrow intrusion with associated dykes intruded along previous intrusive contacts;
•explosive emplacement of the Wafi breccia complex (large multiphase polymictic breccia);
•late intrusion by the Hekeng Andesite (unmineralized, massive, dyke consisting of plagioclase crystals in a chlorite groundmass);

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Figure 6-1: Regional Geology and Lithotectonic Domains

INDONESIA
Bismark Sea
Solomon Sea
Port Moresby
AUSTRALIA
N
0°N
4°N
8°N
12°N
140°E
144°E
148°E
Bismark Sea
Maramuni Arc
New Guinea Thrust Belt
Papuan Fold Belt
Wafi-Golpu
Solomon Sea
Fly Platform
Wau Basin
Owen Stanley Thrust Belt
Aure Deformation Zone
Arafura Sea
Eastern Fold Belt

Source: Rinne,2015

Figure 6-2: Local Geology

N
9,242,000mN
9,241,500mN
9,241,000mN
9,240,500mN
439,000mE
439,500mE
440,000mE
440,500mE
441,000mE
0
400m
Wafi Camp
Dacite
Quartz Alunite Ledges
Hydrothermal Breccia
Hekeng Andesite
Wafi Breccia Complex Diatreme Breccia
Wafi Conglomerate
Metaconglomerate
Schist (Undifferentiated)
Metapellite
Metasammite
Owen Stanley Metamorphic Complex

Source: WGJV, 2012

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Figure 6-3: Alteration Plan

N
Nambonga North Porphyry
Nambonga Zone
Malaria Zone
Western Zone
Northern Zone
C Zone
B Zone
Link Zone
Golpu Porphyry
A Zone
Wafi Camp
9,242,000mN
9,241,000mN
0
400m
439,500mE
440,500mE
Advanced Argillic Alteration
Intermediate Argillic Alteration
Argillic Alteration
Potassic Alteration
Phyllic Alteration
Propylitic Alteration

Source: WGJV, 2012

Figure 6-4: Schematic Cross Section of Wafi-Golpu Deposits

Miapilli Porphyry Target
Nambonga
Golpu
Diatreme
Wafi
0
500m
Wafi Deposit
West
East
A Zone
B Zone
Western Zone
Nambonga
Golpu Deposit
"Link Zone"
Wafi Epithermal Alteration Zone
Limit of Drilling

Source: Newcrest, 2018 and WGJV, 2013

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
•overlain by Babwaf Conglomerate (poorly-consolidated but well-sorted conglomerate with minor siltstone and sandstone intercalations); and
•finally, unconformably overlain by the Wafi Conglomerate (poorly-consolidated conglomerate consisting of Owen Stanley metamorphic rocks and minor carbonaceous material in a poorly-sorted sandy matrix.), generally occurring in fault-bounded depressions.

6.3Property Geology
The property has been divided into the three mineral deposits which include the:
•Golpu porphyry copper–gold deposit;
•Wafi epithermal gold deposit; and
•Nambonga porphyry gold–copper deposit.

A schematic cross section showing the location of the mineralised deposits is presented in Figure 6-4. A typical stratigraphic column is presented in Figure 6-5. The geology of each deposit will be discussed in the sub sections to follow.

6.3.1Golpu
The Golpu Intrusive Complex consists of multiple, hornblende-bearing diorite porphyries intruded into the host sedimentary lithologies. The porphyries are separated based on their spatial position and, where not texturally destroyed, into coarse hornblende-rich variants, feldspathic-rich units and porphyries containing quartz-eye inclusions. Intrusions range from small dykes to small stocks/bosses and apotheoses. Single intrusions pinch and swell vertically over tens of metres and form dykes, pipes and stocks (Figure 6-6).

6.3.2Wafi
The Wafi Diatreme complex (Figure 6-6) is a roughly rectangular shaped feature, 800m by 400m at surface with steep, inward-dipping sides. The diatreme comprises intrusive and sedimentary breccias, volcaniclastic rocks and tuffs, and was intruded by several phases of unmineralised dacitic porphyries.

6.3.3Nambonga
Typically, the Nambonga diorite porphyry stock (Figure 6-6) is medium-grained, containing plagioclase and hornblende phenocrysts set in a feldspathic matrix. The diorite is cut by a late barren diorite phase at depth. The diorite has intruded lithologies of the Owen Stanley Metamorphic Complex, consisting of metasandstone and minor metaconglomerate.

6.3.4Structure
The major interpreted faults affecting the Golpu and Nambonga porphyries are shown in Figure 6-6. Interpretations from drill data indicate that the Golpu porphyry system is tilted to the east as a result of movement up the Buvu thrust complex and is modelled with a 70° dip to the west. It is assumed that all porphyries were intruded sub-vertically and thrust faulting has rotated and dismembered the porphyry columns with reverse fault displacements.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Figure 6-5: Schematic Tectono Stratigraphic Column

Babwaf/Wafi Conglomerate and Heking Breccia
Unconformity
Heking Andesite 8.91±0.12Ma
Unconformity
Lithic Breccia/Conglomerate
All rock types below the Babwaf/Wafi Conglomerate Unconformity are altered by the Epithermal event
Upper Host Sequence
Siltstone
Middle Host Sequence
Lithic Sandstone
Lower Host Sequence
Conglomerate

Source: Twomey & Dobe, 2015

Figure 6-6: Cross section Through Golpu, Wafi and Nambonga Deposits

N
5,500RL
5,000RL
4,500RL
4,000RL
3,500RL
19,000mE
19,500mE
20,000mE
20,500mE
21,000mE
Camp Fault
Golpu Porphyry
Hekeng Series Faults
Compass Fault
Eastern (Hekeng) Thrust
Nambonga Porphyry
Diorite Porphyry
Buvu Thrust
Overprint2 Fault
Reid Fault
0
400m
mRL
mE

Source: WGJV, 2018

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
6.4Mineralisation
The Project-area mineralisation paragenesis is as follows:
•metamorphic event producing quartz in bedding-parallel veins;
•porphyry event recognised as albitisation of feldspars, formation of pervasive biotite throughout the metasediments with potassic feldspar development as selvedges to porphyry-related quartz veins, and sericite/chlorite overprinting of earlier potassic alteration. The phyllic overprint is possibly related to the collapse of the porphyry system and the incursion of meteoric water;
•diatreme emplacement due to the emplacement of melts into collapsing meteoric system resulting in diatreme breccias and dacite bodies; and
•zoned high/low sulphidation epithermal events with temporal and spatial alteration zonation from earliest to latest:
•argillic alteration: alunite ± pyrophyllite overgrowing quartz;
•intermediate argillic alteration: dickite/kaolinite ± sericite/illite; and
•low-temperature argillic alteration, consisting of carbonate–smectite–chlorite–chalcedony.

6.4.1Golpu
The Golpu deposit extends over about 800m north–south by 500m west–east, and was drill tested to more than 2,000m depth. The dominant copper–gold-bearing sulphide species vary laterally and vertically within the deposit from an inner bornite plus chalcopyrite core, to chalcopyrite as the dominant copper sulphide, and grading out to a pyrite-only shell on the mineralisation margin (Figure 6-7).

The porphyry system is mineralised with gold, copper, silver and molybdenum:
•gold, copper and silver trend from highest grade in the Hornblende Porphyry (Livana) core to background levels at the mineralised edge; and
•molybdenum content is low in the gold and copper maxima but increases outwards to a maximum at the copper margin and declines to background beyond the copper mineralisation limits.

Porphyry-derived hydrothermal alteration at Golpu forms upright to steep west dipping domains that enclose the Golpu Intrusive Complex with alteration shells superimposed by the shallow east-dipping high sulphidation epithermal system. The zoned alteration includes:
•K-feldspar inner core;
•magnetite–biotite zone;
•actinolite–biotite (magnetite–K-feldspar–albite–epidote) zone;
•biotite (± minor magnetite) zone; and
•chlorite (propylitic) outer margin alteration.

Higher gold and copper grades accompany potassic alteration of moderate to strong pervasive biotite + magnetite alteration with K-feldspar. The best developed Kfeldspar + magnetite alteration is centred in and adjacent to the Hornblende (Livana) and Golpu Porphyries. Pervasive biotite–magnetite replacement of the metasedimentary rocks immediately adjacent to the porphyries gives way to actinolite and biotite then microfracture controlled biotite-only alteration on the periphery of the deposit. Actinolite is a key indicator mineral for definition of the mineralised limits. The outermost alteration is chlorite with pyrite ± albite ± anhydrite.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Figure 6-7: Cross Section Showing Golpu Sulphide Zonation

N
Covelite
Chalcopyrite >3%
Bornite
Chalcopyrite >1%
Chalcopyrite Trace
5,500RL
5,000RL
4,500RL
4,000RL
3,500RL
19,500mE
20,000mE
20,500mE
0
400m
Covelite
Bornite
Chalcopyrite >3%
Chalcopyrite >1%
Chalcopyrite Trace
Faults

Source: WGJV, 2018

6.4.2Wafi
The epithermal mineralisation is a late-stage overprint on the Golpu Intrusive Complex and is primarily hosted in metasedimentary lithologies of the Owen Stanley Metamorphic Complex. The preferred host units are coarse-grained sedimentary units.

Mineralisation is distributed around a core dacitic vent. The dacite, which is not viewed as part of the Golpu intrusive complex, is assumed to be post-mineral and barren. The dacite was the source for the diatreme breccia which contains fragments of Wafi epithermal mineralisation and is the last magmatic-related event at Wafi– Golpu. Two breccias are the centre of interest for the gold mineralisation.

The centre of the epithermal system appears to be located to the south of the vertical projection of the porphyry system. The sheet-like distribution of the epithermal system may be related to permeability, due to both porosity of the sedimentary host and structural controls present during fluid migration. Epithermal alteration is laterally extensive, with the most intense alteration and highest-grade mineralisation located at the Wafi deposit to the southeast of Golpu. Although the Wafi epithermal system is spatially focused around the diatreme breccia, the possibility remains that the dacite intrusive/diatreme breccia used the fluid pathway of the epithermal source, and any evidence was destroyed by explosive events.

The Wafi deposit has a surface area of approximately 1,100m by 800m and was drill tested to approximately 600m below surface. A number of zones, including the A, B, NRG and Link Zones, were defined. The NRG Zone is the nonrefractory portion of the A Zone, and the Link Zone is a more discrete, higher-grade zone characterised by both high sulphidation and low sulphidation mineralisation. It is unclear if the high sulphidation and intermediate sulphidation events at Wafi are independent or are a continuum of a single event.

Advanced argillic alteration contains primary copper mineralisation as chalcocite, but gold occurs within pyrite or as electrum associated with pyrite–enargite–tetrahedrite. Mineralisation appears to broadly follow the metasedimentary and volcanic host rocks stratigraphy (i.e., 40–50° to the east and northeast) and is often sub-parallel to bedding. The copper–gold-bearing lenses occur in kaolinite–chalcocite–pyrite and vuggy quartz ± covellite ± enargite bands that may reach 20m in thickness.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

The high sulphidation epithermal system is telescoped over the upper portion of the porphyry system. The high sulphidation alteration is characterised by alunite– pyrophyllite–dickite–sericite and has overprinted the diatreme complex. Gold is believed to be associated with the early zoned alteration system but also as a second population related to a late pyrite event related to the later high sulphidation pyrite–clay event.

6.4.3Nambonga
The stock is a low-grade copper and gold mineralised system and extends over an area of approximately 200m by 200m and to a vertical extent of at least 800m. Much of the mineralisation is associated with silicification, either pervasive or as veins. Quartz stockwork veins that may be as wide as 10mm and stockworks overprint the porphyry, especially in the upper levels. Mineralisation consists of disseminated and vein-style copper–gold mineralisation and structurally-controlled base metal mineralisation in steeply-dipping lodes.

Chalcopyrite is the dominant copper sulphide mineral. Chalcopyrite and pyrite form anhedral grains ranging that can reach 0.2mm in width and tend to occur as centrelines to quartz veins. Magnetite forms anhedral grains that can be 0.4mm wide and is generally present in the margins of the quartz veins or in the wall rock adjacent to quartz veins. Minor magnetite, pyrite and chalcopyrite are disseminated through the host rock.

Structurally-controlled base metal mineralisation forms steeply-dipping lodes of variable thickness. The lodes are usually at the margins of the diorite porphyry, where a competency contrast may have acted as a dilational zone between the porphyry and wall-rock metasediments. Paragenetically, the massive sulphide bodies have formed much later than the porphyry intrusion and associated mineralisation.

6.5Deposit Type
Golpu and Nambonga are porphyry copper- gold deposits, whilst Wafi is an epithermal gold deposit.

6.6Commentary on Geological Setting, Mineralisation and Deposit
In the opinion of the QP:
•understanding of the Golpu deposit settings, lithologies, mineralisation, and geological, structural, and alteration controls on mineralisation is sufficient to support estimation of Mineral Resources and Mineral Reserves; and
•understanding of the Wafi and Nambonga deposit settings, lithologies, mineralisation, and geological, structural, and alteration controls on mineralisation is sufficient to support estimation of Mineral Resources.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
7Exploration
Section 229.601(b)(96) (7) (i-vi)
The Wafi-Golpu has had a long history of exploration (Table 5-1) dating back to the 1970s. The amount of exploration carried out over the Project area is significant and the volume of the results are too large to enable detailed reporting herein. The exploration results that have been used in the estimation of the Mineral Resources are identified and discussed in as much detail as possible, given the confines of this TRS.

7.1Topographic Survey
A light detection and ranging (“LiDAR”) survey covering the Project area was conducted in 2009 by Fugro Spatial Services. The survey was converted from PNG94 to WAFL2011 local grid. The survey has a spatial accuracy of 0.2m. This survey forms the topographic control for the Project area. The main height datum is mean sea level (“msl”). However, because much of the resource at Golpu is significantly below sea level, 5,000m was added to MSL (WAFL2011/GOLPU2016) for mining and engineering operational purposes to avoid negative values. This datum is called the WAFL height datum.

7.2Geological Mapping
A number of mapping programmes were conducted over the Project area including 1:10,000 fact mapping of available outcrop. Mapping data and subsequent interpretations were used together with drill hole data to model the deposit geology and structure. A structural model for the Wafi–Golpu area was compiled in 2011.

7.3Geophysical Surveys
Geophysical surveys were conducted as part of the early-stage exploration activities. The following surveys were conducted:
•CRAE,1985: Dipole-dipole induced polarisation (“IP”)/resistivity survey;
•CRAE/Elders, 1990: Moving loop time domain electromagnetic (“EM”) geophysical survey; and
•CRAE, 1991–1997: Aeromagnetic, ground magnetic, self-potential (“SP”), IP, and controlled source audio-frequency magneto-telluric (“CSAMT”) geophysical surveys (Tau-Loi and Andrew, 1998).

WGJV staff re-examined some of the geophysical data in 2018, as follows:
•the 1985 survey, conducted using 100m and 200m dipole spacing, was compiled and inverted in three-dimensions (“3D”). Generally high chargeability values were noted, and clearly defined the lithocap as a strong resistor above a relatively conductive zone of clay alteration; and
•the 1990 EM survey data were inverted in 3D and show a clear conductor that coincides with the top of the Golpu deposit. This conductor is probably due to sulphide veining which, unlike magnetite, has not been affected by late advanced argillic alteration.

7.4Petrology, Mineralogy, and Research Studies
A number of petrological and mineralogical studies were conducted in support of exploration vectoring, deposit understanding, and metallurgical designs. A total of 49 samples were taken in the area for age-dating. The majority of dates were returned from granodiorite, diorite, porphyry, diatreme, tuff and agglomerate samples using K–Ar methods; however, Rb–Sr dates were determined on granodiorite and porphyry samples. There are two carbon dates from coal/lignite samples in the Wafi Conglomerate.

Recent research and publications on the Project include:
•Rinne, M., 2015: Geology. Alteration, and Mineralisation of the Golpu Porphyry and Wafi Epithermal Deposit, Morobe Province, Papua New Guinea: PhD thesis, University of Tasmania, 162p; and

•Rinne, M., Cooke, D., Harris, A., Finn, D., Allen, C., Heizler, M. and Creaser, R., 2018: Geology and Geochronology of the Golpu Porphyry and Wafi Epithermal Deposit, Morobe Province, Papua New Guinea: Economic Geology. Vol 113, pp. 271–294.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
7.5Geochemical Sampling
CRAE completed ridge and spur sampling programmes from 1980–1982. CRAE also conducted an initial trenching programme comprising 102 trenches, varying in length from 1–1,840m, for a total 34,129m of trenching. Information from these programmes was superseded by drill data.

7.6Surface Drilling Campaigns
Drilling completed to date included diamond core drilling and reverse circulation (“RC”). The drilling by year and company is summarised on a Project-wide basis in Table 7-1. A total of 795 drill holes (including wedges) were completed in the Project area since 1983, comprising 286,540m of core drilling and 17,180m of RC drilling. During 2023 four metallurgical holes (for 783m) were drilled into Wafi and Golpu as part of additional, on going metallurgical studies. The location of all drill holes is presented in Figure 7-1.

Table 7-1: Summary of All Drill Holes

Year	Company	No. Holes	Core (m)	RC (m)
1983	CRA	5	628	—
1983-1985	CRAE	21	5 199	—
1985-1986	CRAE	7	2 492	—
1989	Elders	58	5 589	2 100
1990	Elders	10	3 265	—
1991	Elders/CRAE	9	4 011	—
1992	CRAE	4	2 178	—
1993	CRAE	8	3 941	—
1994	CRAE	2	1 761	—
1995	CRAE	22	10 281	—
1996	CRAE	13	5 762	—
1997	CRAE	11	4 610	—
1998	CRAE / AGF	15	5 859	—
2003	Abelle	18	8 219	—
2004	Abelle	70	—	13 155
2005	Harmony	14	6 104	—
2006	Harmony	27	11 357	—
2007	Harmony	42	5 809	1 925
2008	Harmony	19	7 716	—
2008	WGJV	32	17 868	—
2009	WGJV	38	18 868	—
2010	WGJV	59	36 121	—
2011	WGJV	47	32 354	—
2012	WGJV	66	30 228	—
2013	WGJV	66	34 133	—
2014	WGJV	65	11 651
2015	WGJV	17	911	—
2016	WGJV	8	6 014	—
2018	WGJV	18	2 828	—
2023	WGJV	4	783	—
Total		795	286 540	17 180

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Figure 7-1: Location of Drill Holes

Plan View
Golpu
Nambonga
Viewpoint
Section Line
Wafi
Elevation view through longitudinal plane of deposit
N
Wafi
Nambonga
5,000mRL
Golpu
4,000mRL
Drillholes
N
EL 1103
+9,245,000N
EL 440
Nambonga
Golpu
Wafi
+9,240,000N
0
2.5km
+440000E
Exploration Licence
Golpu
N
721,500N
721,000N
720,500N
0
250m
19,500E
20,000E
20,500E
Wafi
N
9,242,250N
9,241,500N
9,240,750N
0
500m
439,500E
440,250E
Nambonga
N
9,242,700N
9,242,100N
0
300m
439,200E
439,800E
Drill Holes:
Historic
WGJV
Block Model

Source: Newcrest, 2019

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

The Mineral Resource estimates for the various projects are supported by the number drill holes indicated Table 7-2. Due to the location of the deposits in close proximity, and the location of the drill collar, a single drill hole can inform more than one estimate. Drill hole collars are shown in Figure 7-1 by drill type for the Project as a whole, and for the respective Mineral Resource estimates.

Table 7-2: List of Drill Holes by Used in Mineral Resource Estimates

Project	Company	No. Holes	Metres Drilled (m)
Golpu	Abelle	17	2 802
	CRAE	50	24 177
	Elders	18	3 501
	Harmony	32	11 861
	WGJV	189	168 384
Sub Total		306	210 725
Wafi	Abelle	86	21 144
	CRAE	93	35 494
	Elders	68	8 853
	Harmony	79	23 063
	WGJV	156	117 017
Sub Total		482	205 571
Nambonga	Abelle	—	—
	CRAE	—	—
	Elders	—	—
	Harmony	13	5 097
	WGJV	21	12 982
Sub Total		34	18 079
Grand Total		822	434 376
Note: A single drill hole can inform more than one estimate.

7.7Diamond Drilling Campaigns, Procedures, Sampling, Recoveries and Results
7.7.1Drilling Methods
Diamond drilling was performed by wireline methods using HQ (63.5mm core diameter), NQ (47.6mm), and PQ (85.0 mm) core. There are occasional intervals of BQ (36.5mm) core.

Drill contractors included PNG Drillers and United Pacific Drilling. The most recent programmes were completed by Traverse Drilling International (TDI) of Australia using two heli-support drill rigs (SC11 and Cortech CS1000), and as many as six track-mounted DE740 drill rigs.

Some drill cores were oriented for structural analysis with an automated Ace Tool.

7.7.2Collar Surveys
Drill hole collars were located using a hand-held global positioning system (GPS) instrument and later surveyed in the Wafi Grid by a qualified and competent surveyor using theodolite or differential GPS (DGPS) instruments. Drill collars that support Mineral Resource estimation have co-ordinates provided from these surveys; if no survey was available, the drill hole was excluded from estimation support.

Drill holes drilled by Elders and CRAE from 1990 to 1996, were surveyed by CPS Palanga Surveys Pty Limited and drill holes drilled by Harmony and WGJV from 2005 to 2014 were surveyed by Asia Pacific Surveyors. The Harmony and WGJV drill hole collar positions were marked and labelled with a 1.5m length of 100mm diameter PVC pipe cemented into a concrete collar block.

7.7.3Downhole Surveys
The Elders and CRAE drill holes were surveyed using an Eastman single-shot camera.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Downhole surveys were completed on CRAE core holes at Golpu typically starting at 25m depth, and then every 20–50m downhole.

Harmony/WGJV drill holes were surveyed at Golpu using a Reflex downhole survey tool, typically with the first reading at 18m and then every 30m thereafter downhole. Ten-metre intervals were used in some deep wedged holes where good survey control was required.

Gyroscope surveys were conducted at Golpu by site geologists from 2011 to 2012. This instrument defined the relative change in orientation from the top to the bottom of the hole but required the starting azimuth to be defined by surface survey. From 2012, downhole surveys were conducted by an independent contractor using a north-seeking gyroscope instrument applying quality control and calibration procedures. Surveys were completed every 500m with 100m overlap down the drill hole.

Downhole surveys were completed on all Wafi and Nambonga core holes typically commencing at 25m depth, and then every 50m downhole.

Where multiple downhole survey methods were used, all results were recorded in the DataShed database. The highest precision method, and the least susceptible to magnetic interference, was assigned the highest priority and is used for sample locations in the Mineral Resource estimate.

7.7.4Logging Procedures
All drill core was geologically and geotechnically logged.

Geological logging was both qualitative and quantitative, and recorded lithology, mineralisation, alteration mineralogy, weathering, structural characteristics and other physical core properties. A consistent geological logging standard and descriptive terminology has been applied since drill hole WR173. Historical logging conducted by CRAE, and Elders was transformed into this terminology.

Geological logging codes evolved over time with increased geological understanding of different rock types and associations. For most drill holes, logging includes details of:
•core recovery;
•rock quality designation (“RQD”);
•lithology;
•alteration; and
•weathering; and
•structural features.

Detailed geotechnical information, such as rock strength, fracture frequency, rock mass rating (“RMR”) and discontinuities was collected for some later core drill holes.

Mineralisation was logged and photographed prior to sampling. All core photographs were downloaded and uploaded to a computerised database for reproduction purposes. Core photographs are available for drill holes completed since 1996.

Magnetic susceptibility readings were measured at 1m intervals downhole with a hand-held portable magnetic susceptibility device. All the data collected are entered into the database.

Structural measurements were recorded using LogChief software and uploaded into the Project database. All oriented drill core data collected were used for structural interpretation kinematics analysis.

Reflectance spectroscopy mineralogical identification (ASD and Corescan) data were collected to aid in clay and alteration mineral identification.

7.7.5Drilling Results
With over 700 drill holes being completed since 1993, the results are too voluminous to be reported in this report. The results have, however, been included into the geological modelling and Mineral Resource

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
estimation process. The database is of high quality and in the opinion of the QP, is adequate for use the in Estimation of Resources.

7.7.6Core Recovery
Core recovery was recorded for all core drilling on a metre-by-metre basis as a percentage. All drilling since 2005 was conducted using triple-tube core barrels. Sample recovery was 96.4% over the entire drilling dataset, including oxide material and Wafi epithermal mineralisation.

Core recoveries average 98.4% within the Golpu Mineral Resource estimate area. No material relationship was identified between core recovery and grade.

Core recovery at the Wafi deposit was good, with >90% recovery in the mineralised units. There is no correlation between the gold grade and higher recovery zones.

Core recovery at the Nambonga deposit was good, with >95% recovery in the mineralised rock types.

7.7.7Sample Length and True Thickness
Drilling density varies in the Golpu area from 50m x 50m above 5,100 RL to 200m x 200m below 4,100mRL. The Golpu mineralised system is approximately elliptical in plan, elongated towards 345° Wafi local grid (“WLG”) with a steep westerly to sub-vertical dip. The majority of drilling is oriented across this direction, but the dataset does include holes drilled parallel to the long axis. Most drill holes are complete high angle transects through the porphyry and enclosing mineralised host sediments. The orientation of sampling is considered unbiased toward known structures, and adequate for the disseminated nature of the porphyry gold–copper mineralisation.

The drill density at the Wafi deposit does not have a uniform spacing but is typically between 50m x 50m to 100m x 100m and increases to 200m x 200m at depth. Most drilling is clustered in the areas around the high-grade Link Zone and the high-grade portions of the A Zone. Mineralisation at Wafi dips at about 40° WLG, subparallel to bedding. The majority of drilling at Wafi is oriented west to best drill across the east-dipping mineralisation. Drilling is generally perpendicular to the mineralisation dip, and therefore drill thicknesses approximate true thicknesses.

The drill hole density at collar in the Nambonga area is approximately 100m along 80m-spaced lines. Drill hole spacing in the mineralised zones is typically >60m but may be >100m in some areas. The majority of the drilling is oriented across the elongation of the main porphyry bodies and is considered acceptable for the disseminated nature of the porphyry gold–copper mineralisation. Drilled thickness in the majority of the drill holes approximates true thickness.

7.7.8Drill Hole Completed Post Mineral Resource Database Close-out
Eight additional holes were planned to be drilled into the Golpu mineralisation primarily for geotechnical assessments of cave conditions between June 2016 and January 2017. Seven drill holes (7,568m) were completed, and one drill hole abandoned.

Geological logging and assays returned from the 2016–2017 programme drill holes indicate no material changes to the assumptions in geological and grade continuity in the Mineral Resource model. The drill results may locally change grade estimates; however overall, the new drilling should have a minimal effect on the average grade of the model.

Eighteen geotechnical drill holes were completed in 2018. These drill holes were for infrastructure support purposes and were not assayed.

7.8RC Drilling Campaigns, Procedures, Sampling, Recoveries and Results
RC drilling procedures, sampling, recoveries and results are reported here where different to those reported above in the core drilling section.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
7.8.1Drilling Methods
Most drilling at Wafi-Golpu has been completed using diamond rigs, however a campaign of 70 RC drill holes (13,137m) was completed in 2007 at Wafi. The RC drilling was completed using a track mounted RC rig using Ore Search Limited (Western Australia).

7.8.2Collar Surveys
Drill hole collars were located using a hand-held GPS instrument and later surveyed in the Wafi Grid by a qualified and competent surveyor using theodolite or DGPS instruments. Drill collars that support Mineral Resource estimation have co-ordinates provided from these surveys; if no survey was available, the drill hole was excluded from estimation support.

7.8.3Downhole Surveys
Downhole surveys were not completed for 2007 RC drill holes. The design collar azimuth and dip were used for these drill holes.

7.8.4Logging
RC cuttings for each metre drilled were sieved and stored in chip trays for each drill hole. Drilling was logged onto paper logs that were transcribed into Microsoft Excel spreadsheets before loading into the sites SQL database. Once loaded the results were cross checked to reduce the chances for data entry errors. The cuttings were logged for:
•lithology;
•alteration;
•weathering; and
•structural features.

7.8.5Drilling Results
With over 170 drill holes being completed since 1993, the results are too voluminous to be reported in this report. The results have, however, been included into the geological modelling and Mineral Resource estimation process. The database is of high quality and in the opinion of the QP, is adequate for use the in Estimation of Resources.

7.8.6Chip Recovery
Sample chips are captured in a calico bag using a cyclone. Chips recovered are weighed to ensure adequate chip recovery.

7.8.7Sample Length and True Thickness
Samples are taken at 1m intervals.

The Golpu mineralised system is approximately elliptical in plan, elongated towards 345° WLG with a steep westerly to sub-vertical dip. The majority of drilling is oriented across this direction, but the dataset does include holes drilled parallel to the long axis. Most drill holes are complete transects through the porphyry and enclosing mineralised host sediments. The orientation of sampling is considered unbiased toward known structures, and adequate for the disseminated nature of the porphyry gold–copper mineralisation. Drilled thickness in the majority of the drill holes approximates true thickness.

7.9Hydrogeology
Thirteen boreholes have been drilled across the Wafi-Golpu site that are monitored on a quarterly basis. A number of holes in and around the portal site originally used for water level monitoring have been decommissioned due to a lack of resources. Standpipe piezometers were installed at four locations upon completion of the boreholes to enable collection of water samples for geochemical testing.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
7.10Geotechnical Data
From 2011 onwards, approximately 20cm intervals of whole core were submitted for unconfined compressive strength (UCS) testing. UCS samples were collected at approximately every 30m in decline holes and 20m intervals in resource definition drill holes. These 20cm intervals were not assayed.

A terrestrial geotechnical site investigation was carried out along the infrastructure corridor. The investigation comprised the excavation of 55 test pits (backhoe or hand auger), five sonic boreholes and two diamond holes as well as soil resistivity and refraction microtremor (ReMi) geophysical surveys.

7.11Commentary on Exploration
In the opinion of the QP, the quantity and quality of the logged geological data, collar, and downhole survey data collected in the exploration and infill drill programmes are sufficient to support Mineral Resource and Mineral Reserve estimation and mine planning for the Golpu deposit, and Mineral Resource estimates for the Wafi and Nambonga deposits as follows:
•core logging meets industry norms for gold and copper exploration;
•collar surveys were performed using industry-standard instrumentation at the time the drill programme was conducted;
•downhole surveys were performed using industry-standard instrumentation at the time the drill programme was conducted;
•recovery data from core drill programmes are acceptable;
•geotechnical logging of drill core meets industry standards for planned caving operations;
•drill orientations are generally appropriate for the mineralisation style and the orientation of mineralisation for the bulk of the deposit areas;
•drilling practices, logging, collar surveys and downhole surveys were periodically reviewed by WGJV, Harmony and Newcrest personnel, and independent auditors. These reviews indicated no material issues with the data practices or collection methodologies;
•the drilling patterns provide adequate sampling of the gold and copper mineralisation for the purpose of estimating Mineral Resources (Golpu, Wafi and Nambonga) and Mineral Reserves (Golpu); and
•sampling is representative of the gold and copper grades in the deposit areas, reflecting areas of higher and lower grades.

In the QP’s opinion, no material factors were identified with the data collection from the drilling programmes that could significantly affect Mineral Resource or Mineral Reserve estimation for the Golpu deposit or Mineral Resource estimation for the Wafi and Nambonga deposits.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
8Sample Preparation, Analyses and Security
Section 229.601(b)(96) (8) (i-v)
8.1Sampling Method and Approach
8.1.1Core samples
All drill core was sampled and assayed over the entire drill hole length. Drill core was split using a core saw and half submitted for assay. In the case of PQ core, quarter-core was split and submitted. To maintain core integrity during cutting, some of the core was wrapped in tape to prevent it from breaking.

Core was cut during Harmony and WGJV drilling tenure along the orientation line indicating the bottom side of the drill hole. There is no record for the earlier drill holes as to whether the core was cut along a consistent orientation line. The likelihood of a sampling bias resulting from inconsistent sample selection is not considered to have a material impact on sample quality due to the stockwork nature of mineralisation.

The half (or quarter) core sent for assay was bagged in labelled calico sample bags with the sample number scribed on an aluminium strip included in the bag. The calico bags were placed in larger poly-weave bags and transported by road or helicopter to Lae by WGJV employees.

Most sample lengths at Golpu are either 1m (~ 80%) or 2m (~ 20%). Sample lengths were mainly 2m for drill holes WR001 to WR175 at Wafi, and then 1m for drill holes from WR176 onwards. Most core drill hole samples at Nambonga average 1m in length, with lengths varying at contacts of mineralised lithological units.

Historically all core was sawn in half at the Wafi site. During later drill programmes, the whole core was directly shipped as plastic-wrapped and secured trays to the dedicated core farm within a security-patrolled compound at Nine Mile, near Lae.

8.1.2RC Samples
The sampling procedure for the RC drill holes WRC001 to WRC070 was:
•sample bag was checked, aluminium tag placed in bag with the correct number;
•bag was attached to the sampler on the rig;
•after the sample bag was filled it was weighed;
•if the sample was sufficient, the manual riffle splitter was used to split the rejects and obtain the required sample weight;
•samples were arranged in sequence and blanks and duplicates inserted into the locations specified by the geologist. Duplicates were taken at a frequency of about one in 40 samples; and
•sample dispatch forms were completed, samples were placed into poly-weave bags in manageable weights and despatched to Wau.

The sampling procedure for the RC drill holes by Harmony in 2007 was:
•calico sample bags were labelled;
•standard, blank or duplicate were assigned to every tenth sample;
•assay pills to monitor sample preparation and analytical accuracy were inserted at random samples throughout sequence;
•1m interval of sample was collected from cyclone;
•sample was put through a riffle splitter;
•approximately 3kg of sample was collected in a calico bag;
•reject was collected in a white poly-weave bag;

•the drill hole interval, sample recovery and condition (wet/dry) were recorded in a sample book; and
•samples were transported to site, and then dispatched to the Intertek Laboratory in Lae.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
8.2Density Determination
The physical determination of density was undertaken on solid pieces of core, 10cm in length. The measurements were performed on site (as part of the logging process) by geological assistants. Measurements were typically taken at 10m intervals downhole.

The methods used to derive bulk density values include air/water (approximately 95%) and wax/water (approximately 5%). All bulk density measurements were carried out in accordance with site standard procedures for specific gravity determination ensuring that a consistent methodology was applied for all Harmony and WGJV determinations.

There is a total of 19,942 bulk density measurements for Golpu, with a mean of 2.69t/m3. Values range from an average 2.43t/m3 in oxidised rock to an average 2.77t/m3 in hornblende porphyry.

Golpu bulk density domains were derived from a combination of oxidation, alteration and lithology. Statistical analysis, including histograms, was performed on each domain and anomalous values were excluded from the dataset. Density values used for Wafi were derived from the Golpu measurements.

There was no apparent relationship between bulk density and grade, but there was a weak to moderate correlation between bulk density and RL at the higher oxidised levels (WGJV, 2013).

Evaluation of the available Nambonga data indicated a significant change in the specific gravity (SG) of the host rocks that appeared to correspond to a change in core quality from highly broken near surface to solid core at depth. The 291 measurements above the SG anomaly had an average bulk density of 1.85, whereas below the SG anomaly, the mean bulk density value was 2.85. This SG anomaly was coded into the model; however, the rocks were assigned the heavier unbroken SG, given the bias is believed to be related to the inability of the geologists on site to obtain realistic SG samples due to the highly broken nature of the core. Bulk density domains were derived from a combination of oxidation, alteration and lithology, with mean values ranging from 2.68–2.88 assigned to domains. Statistical analysis, including histograms, was performed on each domain and anomalous values based on two standard deviations were excluded from the dataset. Density was directly assigned to the block model by density domain.

8.3Sample Security
Sample security has not historically been monitored. During early exploration campaigns, sample collection from drill point to laboratory relied upon the fact that samples were either always attended to, or stored in the locked on-site preparation facility, or stored in a secure area prior to laboratory shipment. Chain-of-custody procedures consisted of sample submittal forms to be sent to the laboratory with sample shipments to ensure that all samples were received by the laboratory.

During the WGJV drill programmes, drill core was delivered directly from the drill rig at the end of each shift by the drill crew to the logging shed within the Wafi Camp security compound. This compound is fenced and under 24-hour patrol.

Whether transported as whole core or sawn core samples, all sample transport for WGJV programmes was always under the direct supervision of WGJV employees within tamper-evident packaging from site until delivery to the Intertek Laboratory in Lae.

Core samples were prepared in Intertek Lae within their secured premises and pulps were air-freighted by international couriers to Intertek Jakarta for assaying. A detailed labelling, documentation and tamper-evident packing protocol was in place for this transfer. Pulps were stored on a long-term basis in Jakarta. Assay results from Intertek Jakarta were returned to the WGJV network and loaded to the Wafi database by dedicated administrators after correlation against despatch records, and after passing the QA/QC protocol.

8.4Sample Storage
Drill core is stored in a dedicated and fenced facility at Nine Mile, near Lae (Figure 3-1). Due to the nature of mineralisation, the sulphidic intercepts are especially prone to oxidation and degradation. Some core, particularly for metallurgical purposes, was stored in a cold-storage facility in Brisbane.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Pulps and crusher residues were returned from the Lae laboratory to the Nine Mile core farm for long-term storage under direct supervision of WGJV staff. Since 2011, pulps are retained for all samples in a dedicated storage facility at Intertek Jakarta.

8.5Laboratories Used
Pilbara Laboratories in Lae (Pilbara Lae) was the primary laboratory during the CRAE/Elders drill campaigns (1990–1996). The laboratory was independent. No accreditations were recorded in the Project database. Pilbara Lae underwent a name change to Analabs Lae during the work programme. Analabs was subsequently acquired by Genalysis.

Some primary sample preparation was conducted by SGS Lae, with analysis completed in SGS Townsville during the early evaluation drilling. The laboratories were independent. SGS Townsville obtained ISO9001 accreditations in 2001; there is no accreditation information for SGS Lae in the database.

Samples collected from 2005 onwards were prepared at the Genalysis Laboratory in Lae (Genalysis Lae) and forwarded to the Genalysis Jakarta laboratory (Genalysis Jakarta) for analysis. The Intertek Group subsequently acquired Genalysis and the laboratories were renamed. The laboratories were independent. Intertek Lae is not accredited. Intertek Jakarta obtained ISO17025 accreditation in 2014; accreditations prior to that date are not recorded in the Project database.

A number of laboratories were used as check laboratories over the Project history, including locations and laboratories in Madang (PNG Analytical), Lae (SGS, Analabs, Intertek), Wau (SGS), Townsville (Analabs, SGS, ALS Chemex), and Perth (Genalysis, UltraTrace [now part of the Bureau Veritas group]). Laboratories were all independent; however, accreditations at the time of use are not recorded in the Project database.

The ALS laboratories maintains a multi-site certification from Sustainable Certification (Pty) Limited for the provision of metallurgical, mineralogical testing and analytical services. The accreditation was current at time of testing and also includes ISO 45001:2018, ISO 14001:2015 and ISO9001:2015 certification.

8.6Laboratory Sample Preparation
Sample preparation used at the Pilbara Lae laboratory comprised:
•drying;
•crushing to nominal 5 mm;
•coarse disc pulverising to nominal 180μm;
•splitting 500g;
•fine pulverising in ring mill to nominal 75μm; and
•100g sub-sample sent for analysis.

Sample preparation at the SGS Wau laboratory, with pulps sent to SGS Townsville for assay, consisted of:
•drying;
•jaw crushing to nominal 10mm;
•crushing in terminator crusher to nominal 2m;
•splitting 1kg in rotary splitter;
•pulverising 1kg in LM2 to nominal 75μm; and
•splitting 100g pulp.
Sample preparation completed at the Intertek Lae sample preparation facility in the period 2005–2011, with pulps sent to Intertek Jakarta for assay, consisted of:
•weighing entire sample;
•drying in oven (105°C standard, 65°C if mercury to be analysed);
•weighing dry sample;

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
•jaw crushing to nominal 2mm;
•riffle splitting of 1.5kg;
•pulverising 1.5kg to -200 mesh (75μm) using LM5 mill; and
•250g pulp sent for analysis.

Sample preparation at the Intertek Lae sample preparation facility in the period 2012 – 2014, with pulps sent to Intertek Jakarta for assay, consisted of:
•drying at 60°C;
•crushing using a Boyd crusher to minimum 90% passing 2mm;
•subsample of 3.5 kg (±0.5kg); pulverised using LM5 mill to minimum 95% passing 106μm; and
•250g pulp sent for analysis.

8.7Assaying Methods and Analytical Procedures
A number of different analytical methods were used over the Project history. Intertek Lae and Intertek Jakarta used varying digest and analytical procedures over the Project history.

During the 2005–2008 Harmony drilling, gold was determined by 50g fire assay with atomic absorption spectroscopy (“AAS”) finish, multi-element analyses including copper, silver, molybdenum, arsenic and iron were determined by two-acid digest, followed by inductively-coupled plasma (“ICP”) multi-spectral (“MS”) or optical emission spectroscopy (“OES”) finishes. Copper was re-assayed by four-acid digest when original samples assayed >10,000ppm Cu. Sulphur was determined by LECO.

From 2009–2018, gold was determined by 30g fire assay with AAS finish, multi-element analyses including copper, silver, molybdenum, arsenic and iron were determined by two-acid digest, followed by an ICP MS/OES finish. Copper was re-assayed by four-acid digest when original samples assayed >10,000ppm Cu.

From October 2013 onward, multi-element analyses were determined by four-acid digest with an ICP MS/OES finish.

8.8Sampling and Assay Quality Control (“QC”) Procedures and Quality Assurance (“QA”)
Routine QC measures were undertaken to check the precision and accuracy of analytical methods used by the laboratories. The checks involved regular insertion of blanks, duplicates, and gold and base metal standard reference materials (“SRMs”) into all batches of samples dispatched to the laboratory for analyses.

All assays were checked and verified in accordance with Harmony Quality Assurance Quality Control and database management procedures.

The blank samples were sourced from a road base gravel pit near Lae, where no known gold mineralisation exists. SRMs were purchased from Geostats (Pty) Limited (Australia). Insertion rates were typically 1:40 for SRMs, and 1:100 for blanks.

8.8.1Golpu
QA/QC protocols for Golpu drilling varied over time and are summarised in Table 8-1. Repeat samples were obtained from pulverised material at the rate of 1:20. Coarse duplicates, inserted at a rate of one in 20, were also repeat-analysed.

All data from all campaigns support Mineral Resource estimation with no restriction on confidence categories.
No specific drill holes were twinned at Golpu. However, due to the drilling configuration (typically towards grid west or to grid west on the common sections and multiple holes from a single drill pad with small variation in dip), multiple holes cross in close proximity. No major inconsistencies in sampling and assaying were identified between these drill holes.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
8.8.2Wafi
QA/QC protocols for Wafi drilling varied over time and are summarised in Table 8-2. A review of the QA/QC data was completed, with the following findings:
•results of check assays for the period 1990–1996 indicate no systematic bias in gold results from Analabs Lae;
•gold results from quarter core duplicate compare fairly well although there are a number of samples outside the ±10% range;
•a selection of pulps was sent to SGS Townsville in 2007. Gold results illustrate a number of samples outside the acceptable limits, however, there does not appear to be a consistent bias present. The erroneous results are possibly due to sample mix-ups in the sample preparation and/or assay process, or nugget effect; this bias has not been followed up.

A review by the QP of historical documentation on the Wafi database and assay data found that CRAE identified a significant bias in the Elders analytical results. Log probability plots of the gold sample populations grouped by company illustrate that the Elders sample population was biased higher than the CRAE and Harmony/WGJV sample populations for the gold range of 0.1– 5ppm; the bias was significant. The Elders drill holes were relatively shallow and predominantly clustered in the southern area of A Zone and several in the shallower areas of B Zone. As the Elders drill holes have an average depth of <150m, a further check on the bias was done by comparing the sample populations for all samples with a “depth to” value <150m. This check compared similar samples from the other drilling data and further confirmed the presence of the bias in the samples. As a result, samples from the affected Elders drill holes (WR032–WR085) were not used in grade estimation.

8.8.3Nambonga
Sample preparation, security and analytical procedures used at Nambonga were the same as those used for the Wafi and Golpu deposits.

Laboratory pulp checks showed good precision between the splits, repeats and original samples. The low-grade gold SRM being used performed consistently well. Blanks are generally consistent but with some erratic results and bias in some drill holes.

8.9Comment on Sample Preparation, Analyses and Security
In the opinion of the QP, the sample preparation, analysis, and security practices, data collection, and quality are acceptable, meet industry-standard practices, and are sufficient to support Mineral Resource and Mineral Reserve estimation and mine planning purposes, based on the following:
•drill sampling was adequately spaced to first define, then infill, gold and copper anomalies to produce prospect-scale and deposit-scale drill data;
•sample preparation for core samples has followed a similar procedure since Harmony acquired the Project in 2005. The preparation procedure was in line with industry-standard methods;
•analytical methods for core samples used similar procedures. The analytical procedures were in line with industry-standard methods;

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Table 8-1: QA/QC Protocols for Golpu

Year	Company	Comment
1990-1996	CRAE, Elders	No standards or duplicates were inserted. Regular submission of pulp splits to a second umpire laboratory was conducted. There does not appear to be a systematic bias in the results between the primary and umpire laboratories for this dataset. An evaluation of including/excluding the CRAE/Elders data indicated that the use of these legacy data in the final estimate has no material impact on grade in the classified volumes of the Golpu model. Some domains showed an improved local precision due to the increased data population available with the inclusion of the legacy data.
2005 - 2008	Harmony	Insertion of SRMs, blanks, specific hole quarter core duplicates and re-assay of selected pulp splits at a second laboratory. Used 19 gold SRMs; no significant bias was observed in any of the gold standards. Used 9 base metal SRMs; Cu analysed using a 2-acid method (Cu <10,000 ppm) showed a consistent negative bias of 5–7%. For Cu >10,000 ppm, analysed using a four-acid method; the results showed no significant bias. Silver and arsenic showed a consistent negative bias of 5–10% across all grade ranges. Blank sample results showed acceptable levels. However, there were a number of outliers, some of which are likely to be SRM swaps. A selection of pulps was sent to a second laboratory for re-assay. Gold results showed a good correlation; however, the copper results showed a 7.5% bias in the Intertek results compared to the umpire laboratory, SGS Townsville. No SRMs were included in the batch, so it is not possible to determine which set of results (or both) are biased. However, the internal copper standards suggest that Intertek did not have any significant copper-positive bias. The program assay results were considered acceptable for use in Mineral Resource estimation.
2009 - 2014	WGJV	Included submission of SRMs, blanks, campaign quarter core duplicates and re-assay of selected pulp splits at a second laboratory. Insertion rates consisted of SRMs at 1:20; coarse duplicates at 1:20, pulp duplicates at 1:20. 5% of all sample pulps were checked at a nominated second check laboratory with new standards included at a rate of 1:20. Matrix-matched SRMs were created from homogenised coarse reject Golpu mineralised material and implemented into the QA sample stream from April 2013, in addition to the commercially-purchased SRMs already in use. Used 15 gold SRMs; results typically fell within ±2 standard deviations (SDs), with a small number of outliers. No significant bias was observed in any of the gold SRMs. Used 15 base metal SRMs, with four-acid (full digest) certifications for copper, silver, arsenic, molybdenum, sulphur and iron. Copper results, when analysed by two-acid digest for samples containing <10,000 ppm Cu, were negatively biased by 5–10% against the SRM certification. Copper results, when analysed by four-acid (full digest) run on samples containing >10,000 ppm Cu, showed no significant bias compared to the standard certification. Since October 2013, all copper analyses were run with four-acid digest, and no significant bias has been observed. Silver, arsenic, molybdenum and iron showed a consistent negative bias of 5–10% when analysed by two-acid (partial digest) methods. From October 2013, when analysed by the four-acid (full digest) method, no significant bias was observed. Sulphur results analysed by LECO performed within acceptable limits throughout. Blank samples for Au and Cu show that blanks results performed well with only a small number of outliers. Gold and copper results from laboratory repeats also compared well. SGS Townsville and UltraTrace Laboratories Perth used as check laboratories. Gold, copper, silver, sulphur and iron results showed a good correlation between laboratories. The original Intertek laboratory results for silver and arsenic samples are 5–6% lower than the results from the umpire laboratory. Resubmitted a selection of coarse reject samples to Intertek. The coarse duplicate results performed very well and were consistent with the style of mineralisation and the splitting mechanism used. The relative paired difference average for 80% of the samples is well below the generic 25% for gold and 20% for base metals that was used as an internal guide to assess repeatability of coarse duplicates. The analysis methods employed are considered appropriate for the mineralisation style and tenor of grades. No material issues were identified that would invalidate the use of the primary assays held in the Wafi–Golpu DataShed database for Mineral Resource estimations for Golpu.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Table 8-2: QA/QC Protocols for Wafi

Company	Comment
Elders	Regular submission of standards and duplicates was not carried out.
CRAE	CRAE identified a significant bias in the Elders Resources sample data for drill holes WR032 to WR085 and a program of re-assay and check assay sampling was carried out during 1996 and 1997. The re-assays are reported as being at least partly incorporated into the drill hole database. As the bias had not been resolved, samples from the affected Elders drill holes were not used in grade estimation in the Wafi resource estimate CRAE is reported to have included standards and blanks in sample batches for some drilling but these are not documented. Umpire assays at a second laboratory were completed.
Abelle / Harmony	Included regular SRMs, blanks and duplicates. 19 different standards were used between 2003–2007 with almost all results falling within a two standard deviation range with a small number of outliers Pulp repeat assays, and coarse split duplicates were submitted for assay. The pulp repeats illustrate suitable precision and the coarse split duplicates illustrate acceptable repeatability through the sample preparation process Selected pulps from mineralised intervals were sent to SGS Townsville laboratory for check. The umpire assays show that there is no bias present between the Intertek Jakarta and SGS Townsville laboratories.
•the WGJV has used a QA/QC programme comprising blank, SRM and duplicate samples. QA/QC submission rates were typical for the programme at the time the data were collected. Evaluations of the QA/QC data did not indicate any significant problems with the analytical programmes, therefore the gold and copper analyses from the core drilling were suitable for inclusion in Mineral Resource estimation;
•data collected prior to the introduction of digital logging were subject to validation;
•verification was performed on all digitally-collected data on upload to the main database, and included checks on surveys, collar co-ordinates, lithology, and assay data. The checks were appropriate, and consistent with industry standards;
•sample security has relied upon the fact that the samples were always attended or locked in the on-site sample preparation facility. Chain-of-custody procedures consisted of filling out sample submittal forms that are sent to the laboratory with sample shipments to make certain that all samples were received by the laboratory; and
•current sample storage procedures and storage areas were consistent with industry norms.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
9Data verification
Section 229.601(b)(96) (9) (i-iii)
9.1Databases
Data management into the various databases include the following:
•drill hole data are currently stored within an SQL database located at the Lae office. The SQL database uses DataShed software as the user interface;
•drill core was logged directly in the core shed into laptops using LogChief logging software with periodic integration to the WGJV database;
•initial collar surveys were uploaded into LogChief. The final collar pickups were provided by a qualified surveyor in comma-separated value (csv) format, and directly uploaded into DataShed;
•downhole survey data were imported via *.csv files from the survey instruments into LogChief logging software and then uploaded into the DataShed database;
•density data were directly recorded into the LogChief logging software, and then uploaded into DataShed; and
•assay data were received from the laboratory in digital format and were uploaded to the WGJV database using import templates. Significant intersections were reported by the geology team and verified by the WGJV Geology Manager.

All data uploaded to the database had to pass data integrity checks and reviews. User access to the database was controlled by a hierarchy of permissions and was controlled by WGJV database administrators, with oversight of data integrity by an external DataShed software specialist.

Historical assay data collated by CRAE were imported into the WGJV database from an existing MS Access database. The process used by CRAE to transfer assay data into their database was not recorded; however, checks of the assay data in the database with the original hardcopy results conducted in 2010 (Smith, 2010) indicated that the data were acceptable for use in a Mineral Resource estimate.

The WGJV provides copies of the database to each of the individual WGJV Participants. Database checks were done by Harmony PNG employees seconded to the WGJV; these Harmony PNG personnel included staff who had oversight of database management and Mineral Resource estimation.

The database is regularly backed up, and copies are stored in offsite and in Harmony PNG facilities.

9.2Data Verification Procedures
9.2.1Internal Data Verification
Drill hole data for the Project were collected over many years by a number of operators. Mineral Resource documentation indicates that at various times the legacy data were reviewed and compiled into a drill hole database. Limited numbers of the original laboratory certificates were available for the legacy data. More recent drilling activity by Harmony and then by WGJV was conducted under standard operating procedures that include data verification before data were accepted into the drill hole database.

Legacy assay data collated by CRAE was imported into the Project DataShed database from an existing Access database. The process used by CRAE to transfer assay data into their database was not recorded; however, checks of the assay data in the database with the original hardcopy results indicate they were acceptable for use in a Mineral Resource estimate (Smith, 2010).

Approximately 20% of composites used in the Golpu Mineral Resource model are derived from CRAE/Elders drilling. These drill holes are located in the upper Golpu Porphyry where there is also significant drill data acquired during Harmony and WGJV drill programmes. The later drilling supports the use of the CRAE/Elders data in estimation.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Data review was completed before the estimation of Mineral Resources and Mineral Reserves. No material errors were identified after final data extraction for input to the Mineral Resource model estimation.

A specific data review exercise was completed before the estimation of the Golpu Mineral Resources:
•drill hole location and downhole path checks included validation of collar surveys plotted against planned locations and topographic surveys and consistency of the hole trace;
•assays were reviewed for outliers and errors and compared with observed mineralisation;
•checks were conducted to ensure QA/QC protocols were followed before data were loaded to the database; and
•logging records were reviewed against core photographs as part of the interpretative geology compilation and wire-framing.

Any errors that were identified were corrected before final data extraction for Mineral Resource estimation purposes.

A specific data review exercise was completed before the estimation of the Nambonga and Wafi Mineral Resources:
•drill hole location and downhole path checks included validation of collar surveys plotted against planned locations and topographic surveys and consistency of the hole trace;
•assays were reviewed for outliers and errors and compared with observed mineralisation;
•checks were conducted to ensure QA/QC protocols were followed before data were loaded to the database; and
•logging records were reviewed against core photographs as part of the interpretative geology compilation and wire-framing.

Any errors that were identified were corrected before final data extraction as input to the Mineral Resource estimation.

A series of external data verification exercises have been complete on Golpu as follows:
•in 2012 AMC Consultants (Pty) Limited (“AMC”) were commissioned to conduct a review of the drilling, sampling and analytical processes and associated QA/QC procedures that were relied upon to support the Golpu estimates. The Golpu Mineral Resource and Mineral Reserve estimates were the subject of independent external review by AMC in 2012. No material issues were identified in these reviews and AMC concluded that the 2012 estimates were prepared using accepted industry practice and had been classified and reported in accordance with the 2012 JORC Code;
•in 2018, SRK performed an independent review of the Mineral Resource estimate, checking input data and the estimation methodology and process. SRK concluded that the estimate was suitable for use in feasibility-level studies assuming a block caving mining method; and
•in 2012, 2016 and 2018, an external review of all drill hole locations was completed by third-party surveyors Quickclose (Pty) Limited;

External data verification exercises were also completed on Wafi as follows:
•in 2015 AMC reviewed the Mineral Resource estimate and concluded that the 2015 estimates were prepared using accepted industry practice and had been classified and reported in accordance with the 2012 JORC Code; and
•in 2019 SRK performed an independent review of the Mineral Resource estimate, checking input data and the estimation methodology and process. The estimate was considered to be reported in accordance with the 2012 JORC Code.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

External data verification exercises completed on Nambonga include:
•in 2008, Maxwell Geoservices reviewed the Nambonga drill database in 2008, and examined gold and copper assays, data entry, sample dispatch and return, sampling, repeats/checks, SRMs, blanks, duplicates, and assay prills. Overall, Maxwell Geoservices concluded that the data collected on the Nambonga deposit were suitable to support Mineral Resource estimates; and
•in 2018 SRK performed an independent review of the Mineral Resource estimate, checking input data and the estimation methodology and process. The estimate was considered to be reported in accordance with the 2016 SAMREC Code.

9.3Limitations to the Data Verification
The extensive and varied data verification exercises carried out on the Wafi-Golpu Project, both internally and externally have reduced the limitations to the data verification process. An issues raised were corrected and therefore the entire process of data obtaining reliable and verifiable data has improved with time. The QP has not identified any critical limitations to the data verification process.

9.4Comment on Data Verification
The process of data verification for the Project was performed by Newcrest and WGJV personnel and external consultancies contracted by the WGJV.

The QP, who relies upon this work, reviewed the reports and is of the opinion that the data verification programmes indicate that the data stored in the Project database accurately reflect original sources and are adequate to support geological interpretations and Mineral Resource and Mineral Reserve estimation, and in mine planning.

The QP performed a site visit on multiple occasions between 2011 and 2017 during which much of the Project Mineral Resource delineation drill programmes were completed. Observations made during these visits, in conjunction with discussions with site-based technical staff, support the geological interpretations, and analytical and database quality.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
10Mineral Processing and Metallurgical Testing
Section 229.601(b)(96) (10) (i-v)
10.1Extent of Processing, Testing, and Analytical Procedures
Metallurgical testwork completed on the Wafi-Golpu Project included:
•Golpu: modal mineralogy, copper mineralogy, sulphide grain size information, (SMC test, drop weight index (“DWi”), Bond ball mill work index (“BBWi”), ore hardness, ore competency (“Axb”), batch flotation, locked-cycle flotation, cleaner/scavenger tests, effect of primary grind size on gold recovery, tailings and concentrate thickening/pumping, concentrate filtration and characterisation; flocculant screening and dynamic settling testwork; rheological characterisation; and
•Wafi: Mineralogy, flotation, roasting, pressure oxidation (“POX”), bacterial leaching, and comminution work.

No metallurgical testwork was completed on the Nambonga deposit.

10.2Degree of Representation of the Mineral Deposit
The selection of domain composite samples was based on data from a variety of sources including geochemical analysis, Corescan and geological logs, and provided acceptable considerations of mineralogical associations.

Thirteen geometallurgical domains were defined for variability testwork, bulk flotation testwork and ore characterisation. Nine of the domains were of interest in the mining study. Most of the mineralised material is hosted in the Hornblende (Livana) Porphyry (Domain 30/33) and the adjacent metasedimentary rocks (Domain 29). The Hornblende (Livana) Porphyry domains are metallurgically similar, are classified as separate domains based on their position above and below the Reid Fault, and the major alteration types present.

Domain 33 represents a significant proportion of the feed for the first five years of the proposed mine plan. While Domain 30 was the basis of much of the flowsheet development programme testwork, substantial legacy work has also been completed on Domain 33.

Samples required for concentrate and tailings support and vendor testwork were produced via bulk batch flotation, using optimised flotation conditions (2013–2014 testwork campaign).

Samples selected for metallurgical testing during feasibility and development studies were representative of the various styles of mineralisation within the different deposits. Samples were selected from a range of locations within the deposit zones. Sufficient samples were taken, and tests were performed using sufficient sample mass for the respective tests undertaken.

10.3Analytical Laboratory Details
Laboratories and testwork facilities used during metallurgical evaluation of the Golpu deposit included the following independent consultants: Tunra Bulk Material Handling Research Association; JKTech; ALS laboratories in Brisbane and Adelaide; Metso; Outotec; Paterson & Cooke; SGS Environmental Services; Orway Mineral Consultants (OMC); and Glossop Consultancy.

Laboratories and testwork facilities used during metallurgical evaluation of the Wafi deposit include the following independent facilities: Ammtec Limited (“Ammtec”) (Perth), SGS Lakefield Oretest (Perth), Amdel, IML (Adelaide), Fox Anamet, JKTech (Brisbane), and Optimet (Adelaide). Internal laboratories at Newmont, CRAE, and Rio Tinto were also used.

Ammtec is ALS Metallurgy’s in-house assay facility which provides a wide range of testwork services, often tailored specifically to the client’s requirements. Therefore, this facility is not covered by ALS’s ISO certification referred to in Section 8.5. It does, however, operate under industry accepted standard and strict testwork protocols.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
10.4Golpu Test Results and Recovery Estimates
10.4.1Flowsheet Development
The following testwork and optimisation studies were conducted as part of the flowsheet development programme:
•ore characterisation studies, incorporating multi-element head analysis and quantitative X-ray diffraction (“XRD”) on geometallurgical variability samples;
•comminution studies on selected variability samples. The suite of tests conducted included BWi and semi-autogenous grinding (“SAG”) mill comminution (or SMC test) testwork;
•flowsheet development testwork and flotation optimisation, incorporating:
•rougher and cleaner rates to establish flotation kinetics;
•primary grind size establishment;
•sequential copper and pyrite flotation vs. bulk flotation;
•reagent screening and optimisation, including pH modifier, collector and pyrite depressants;
•optimisation of the copper and pyrite circuit cleaner regrind sizes;
•ore blending testwork;
•locked cycle testwork on individual domain samples, as well as on porphyry/metasediment blends; and
•gold leach characterisation, including leaching of the locked cycle test tailings.

The outcome of the flowsheet development programme was the development and optimisation of two process flowsheets namely the LEAN flowsheet and the Golpu flowsheet. This facilitated the stage-wise upgrading and modification of the process plant to accommodate the changing composition of the plant feed over the LOM. The first, LEAN flowsheet, was designed to provide an optimal processing solution for treating high-grade ores with a porphyry content of 75% or more. The second, Golpu flowsheet, was designed to treat mineralisation with a porphyry content of less than 75% and incorporated a pyrite circuit for improved gold recovery from the metasediment-rich material.

The results from the DWi, BWi and Axb tests are presented in Table 10-1. The Axb values ranged from very soft to very hard. BWi values ranged from medium to very hard. Overall, ore competency (Axb) did not correlate strongly with increases in BWi. This indicated that competence and therefore SAG milling performance was not related to grinding energy to achieve product size.

Table 10-1: Comminution Parameters

	Average			75th Percentile
Parameter	2015 Data Only	Full Set (excl 2015)	Full Set (incl 2015)	FS Data Only	Full Set (excl 2015)	Full Set (incl 2015)
BWi (kWh/t)	11.69	13.38	12.94	14.00	14.84	14.50
Axb	46.31	81.55	72.58	82.58	91.30	89.18
DWi (kWh/m3)	2.25	3.83	3.43	3.94	4.47	4.42

Due to a high co-efficient of variation in the Axb samples, the 75th percentile summaries were used to define the design criteria for the BC44 and BC42 mining zones. Material within BC40 was generally harder than the other two zones and could potentially necessitate a plant upgrade or installation of a secondary crusher when the material became part of the mill feed stream.

Two sets of benchmarking were undertaken, including benchmarking of the measured comminution data against OMC’s database as well as benchmarking of SAG-specific energy estimates for the Golpu Project against similar operations.

10.4.2Variability Tests
Variability tests were conducted in open circuit, with selected locked-cycle tests conducted to simulate plant conditions and ensure repeatability. The selected variability samples targeted the Golpu Project payback period and were selected based on the following priority sequence: copper grade, then gold grade, then

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
sulphur grade. The objective of the variability testwork was to generate metallurgical results over a range of head grades and spatial locations (mRLs) within the target domains of the planned block cave. In this manner, trends relating to ore variability could be identified for metallurgical modelling purposes.

The average variability result showed an excellent correlation to the bulk flotation testwork conducted for engineering and support testwork (Table 10-2 and Table 10-3). Recovery plots for copper and gold versus respective head grades showed poor correlation. In addition, no relationship between spatial location and recovery was observed. A potential correlation between Cu:S ratio and copper–gold recovery was noted. This correlation was enhanced by splitting the results above and below 4,700mRL. This, however, is still not a strong correlation, and further work would be required to refine this equation. Attempts were made to look at other parameters (including Fe:S, Au:S, Au:Fe and sulphur) but none of these provided adequate trends. The most promising correlations were between mass pull and recovery, for both concentrate and for rougher concentrate unit operations.

For cyclic variability tests, good copper grades and recoveries were obtained for most samples. The cyclic testwork results correlated well to the batch variability testwork results. It was noted that lower gold recoveries were achieved for some of the batch variability tests, when compared to the cyclic test on the equivalent sample.

Table 10-2: Statistical Summary of Variability Results – Total Copper Concentrate

		Concentrate Grade			Recovery
Description	Mass Pull (%)	Cu (%)	Au (g/t)	S (%)	Cu (%)	Au (g/t)	S (%)
Average	7.30	28.20	13.70	35.50	93.40	70.70	79.60
Maximum	10.80	33.90	24.70	45.80	97.20	84.70	95.30
Minimum	3.20	3.70	1.00	31.70	69.10	38.40	51.40
Standard Deviation	1.90	5.40	4.90	2.70	4.50	9.50	10.40
Notes: The minimum grade and recovery data were obtained from a very low-grade sample (sample 14), which has a head grade of 0.23% Cu and 0.11 g/t Au. The low grades and recoveries were therefore anticipated.

Table 10-3: Average Variability Results versus Bulk Flotation Concentrate

		Concentrate Grade			Recovery
Description	Mass Pull (%)	Cu (%)	Au (g/t)	S (%)	Cu (%)	Au (g/t)	S (%)
Average	7.30	28.20	13.70	35.50	93.40	70.70	79.60
Bulk Concentrate	7.90	28.10	12.98	38.10	95.50	68.60	72.80
Delta	(0.60)	(0.10)	0.72	(2.60)	(2.10)	2.10	6.80

10.4.3Flotation Modelling
An Excel-based metallurgical model was developed to predict year-on-year flotation performance based on the proposed life-of-mine plan. Separate recovery models were developed for the LEAN and Golpu flowsheets for porphyry and metasediment. The recovery and mass yields derived from these models were proportionately blended as per the proportions indicated in the LOM to generate a combined recovery model and to appropriately capture the different metallurgical characteristics of the two major lithologies of the ore were captured within the metallurgical model. The models were validated against locked-cycle testwork.

The foundation of the metallurgical models for all flowsheet variations was a mass pull versus recovery model for copper rougher flotation for the major elements (copper, gold and sulphur), derived from a simple decay model. The maximum recovery for each of the elements of interest was assigned from the maximum recoveries attained from the testwork programme.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

The remaining unit operations were modelled using standard metal balance techniques. Typically inputs into these unit operations included stage recoveries and concentrate upgrade ratios, expressed in relation to the rougher flotation model, as opposed to fixed recovery and concentrate grade values. This provided the facility for all recovery and grade values within the circuit to vary with head grade.

The metallurgical model was used to track trends relating to the process flowsheet over the anticipated mine life. These trends included mass pull to the various unit operations, copper and gold recoveries, as well as the grades associated with the various streams. The average and maximum values for each phase could be defined, and therefore used as a basis for the process design criteria.

The models derived for both LEAN and Golpu base case circuits were validated against appropriate locked-cycle testwork to ensure that the outputs were consistent with the testwork programme. This was conducted by applying the locked cycle test feed grades and ore composition to the developed model and comparing the outputs to the actual testwork results. The models prepared to simulate metallurgical performance compared well with the actual metallurgical performance measured during testwork (Figure 10-1 and Figure 10-2).

10.4.4Grind Optimisation
Tests on the optimum grind size for flotation were completed at three sizes, 300μm, 212μm, and 150μm. Results are provided in Figure 10-3 and Figure 10-4.

Recovery decreased significantly when the primary grind size was increased from the proposed grind of 106μm. On average, a copper recovery drop of approximately 6% was observed when the primary grind was increased from 80% passing 106μm to 80% passing 300μm. Similarly, an average gold recovery drop of 9% was observed with the grind size was increased to 300μm.

The original recovery model used grinds up to 212μm, and therefore extrapolates to 300μm. Based on the testwork data, the model overstates recoveries at the coarser grinds (i.e., that recoveries used at these grinds were higher than will be expected).

It was concluded that the optimal grind size is 80% passing 106μm.

10.4.5Effect of Ore Composition on Flotation Performance
The LOM plan has increasing proportions of metasediment-hosted mineralisation in the mill feed. Testwork was conducted using the LEAN flowsheet, consisting of batch open circuit and locked-cycle tests on varying composites, ranging from 100% Livana Porphyry to 100% metasediment and selected porphyry to metasediment blend ratios in between these end members.

The results of the locked-cycle testwork indicated that flotation performance is adversely affected by the incorporation of metasediment into the flotation feed. Locked-cycle testwork results correlated well to the batch open circuit testwork conducted on the same samples (Figure 10-5). The locked-cycle test generally produced higher final concentrate recoveries than the batch tests.

10.4.6Effect of Ageing on Metallurgical Performance
Testwork was completed over a two-year period on sub-samples of mineralization derived from acid rock drainage column test residues to assess the impact of wet ageing and oxidation of ores within the block cave area. The column cells were configured to simulate conditions in a mine surface coarse ore stockpile, where acidic water formation would emanate from a coarse ore stockpile exposed to weathering.

The tests were designed as an evaluation of worst-case scenarios. Standard batch cleaner flotation tests were conducted using the LEAN circuit configuration. Both copper and gold recovery were found to be severely impacted as a result of weathering and ageing. This was particularly the case in the cleaner circuit, where significant losses were observed.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Figure 10-1: Graph of Golpu LEAN Flowsheet and Flowsheet Model

S Recovery - Total S Rougher Concentrate (%)
S Recovery - Cu Rougher 1 Cleaner Concentrate (%)
S Recovery - Copper Cleaner 3 Concentrate (%)
S Recovery - Final Concentrate (%)
Au Recovery - Total Au Rougher Concentrate (%)
Au Recovery - Cu Rougher 1 Cleaner Concentrate (%)
Au Recovery - Copper Cleaner 3 Concentrate (%)
Au Recovery - Final Concentrate (%)
Cu Recovery - Total Cu Rougher Concentrate (%)
Cu Recovery - Cu Rougher 1 Cleaner Concentrate (%)
Cu Recovery - Copper Cleaner 3 Concentrate (%)
Cu Recovery - Final Concentrate (%)
Total Cu Rougher Concentrate Mass Pull (%)
Cu Rougher 1 Cleaner Concentrate Mass Pull (%)
Cu Cleaner Concentrate 3 Mass Pull (%)
Final Concentrate Mass Pull (%)
Model
Actual
0
20
40
60
80
100
120

Source: WGJV, 2018

Figure 10-2: Graph of Golpu Flowsheet Model

S Losses - Rougher Tailings (%)
S Recovery - Cu Rougher 1 Cleaner Concentrate (%)
S Recovery - Copper Cleaner 3 Concentrate (%)
S Recovery - Final Concentrate (%)
Au Losses - Rougher Tailings (%)
Au Recovery - Cu Rougher 1 Cleaner Concentrate (%)
Au Recovery - Copper Cleaner 3 Concentrate (%)
Au Recovery - Final Concentrate (%)
Cu Losses - Rougher Tailings (%)
Cu Recovery - Cu Rougher 1 Cleaner Concentrate (%)
Cu Recovery - Copper Cleaner 3 Concentrate (%)
Cu Recovery - Final Concentrate (%)
Py Rougher Tail Mass Pull (%)
Cu Rougher 1 Cleaner Concentrate Mass Pull (%)
Cu Cleaner Concentrate 3 Mass Pull (%)
Final Concentrate Mass Pull (%)
Model
Actual
0
10
20
30
40
50
60
70
80
90
100

Source: WGJV, 2018

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Figure 10-3: Graph of Copper Recovery versus Primary Grind

100.0
95.0
90.0
85.0
80.0
75.0
70.0
Cu Recovery %
100
150
200
250
300
350
100P80(um)
Master Composite
WR339 515-529mm (P0696 Sample 16)
GPU132
GPU261
WR334 760-774m (P0696 Sample 13)
GPU147
GPU236
GPU335

Source: WGJV, 2018

Figure 10-4: Graph of Gold Recovery versus Grind Size

80.0
75.0
70.0
65.0
60.0
55.0
50.0
45.0
40.0
Au Recovery %
100
150
200
250
300
350
100P80(um)
Master Composite
WR339 515-529mm (P0696 Sample 16)
GPU132
GPU261
WR334 760-774m (P0696 Sample 13)
GPU147
GPU236
GPU335

Source: WGJV, 2018

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Figure 10-5: Graph of Ore Blend Testwork Results

100.0
90.0
80.0
70.0
60.0
50.0
40.0
30.0
20.0
10.0
0.0
Gold Produced (kg)
100% MC
90% MC : 10% D29US
75% MC : 25% D29US
25% MC : 75% D29US
100% D29US
Years
Cu Rec - Batch Test (%)
Cu Rec - Locked Cycle (%)
Au Rec - Batch Test (%)
Au Rec - Locked Cycle (%)

Additional tests indicated that losses to rougher tailings could be suitably mitigated through controlled potential sulphurisation, as well as increased collector dosage. It was also observed that controlled potential sulphurization mitigated the effects of oxidation on copper recovery, and enhanced gold recovery relative to the baseline non-aged sample. The comparative recoveries were, however, at the expense of additional concentrate mass (higher mass pull). Benchmarking to data from Newmont's Cadia Mine suggests that column ageing may be excessively aggressive, overstating the recovery loss associated with ore oxidation.

10.4.7Alternative Flowsheet
A comparative cyclic flotation test was carried out comparing the LEAN flowsheet to a circuit simulating the use of a Jameson cell. The main intention of the study was to validate the use of the Jameson cell in a copper rougher cleaner cell application, as well as to demonstrate a potential variation in the copper cleaner circuit.

The difference between the LEAN circuit and the alternative proposed circuit was negligible in terms of recovery, which indicates that the installation of the Jameson cells could offer an alternative solution to the conventional cells proposed. The benefit is that a single Jameson cell could replace an entire bank of cleaner cells in the copper rougher cleaner application and is also able to attain higher concentrate grades than conventional cells in practice.

10.4.8Concentrate Solution Quality
Tests were completed to establish the degree to which the copper concentrate could leach in transit via the pipeline, and to establish water treatment requirements at the port filtration facility to be able to discharge the filtrate into a natural watercourse. Results indicated that the resulting water meets the discharge specification for most elements, with the potential exception of cobalt.

10.4.9Slurry Pumping and Hydraulic Testwork
Work programmes included material properties, settling characteristics, generation of rheograms, and examination of corrosion characteristics. These established the rheological characteristics of a typical concentrate and tailings stream derived from the process plant.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
10.4.10Thickener Testwork
Thickener testwork indicated that the tailings sample was readily thickened and was able to achieve the required underflow density target (50% w/w) at peak flux rates of 1.75t/m2/h and a flocculant dosage of 20g/t. The concentrate sample was readily thickened and was able to achieve the required underflow density target (50%) at peak flux rates of 0.25m2/h and a flocculant dosage of 5–25g/t. Overflow clarity was good.

10.4.11Filtration Rates and Equipment
A sample of the final concentrate was supplied to Outotec in order to establish filtration rates for selection and sizing of filtration equipment. The results indicate that the concentrate produced is readily dewatered, and that final product moisture content <10% is achievable. Standard filtration equipment can be used.

10.4.12Recoveries and Concentrate Produced
Recovery forecasting used the metallurgical model derived for year-on-year estimation of metallurgical design parameters.

The variability testwork (LEAN flowsheet) indicated metal recoveries for the porphyry hosted mineralization (Domain 30 and 33) of 94% for copper and 70% for gold to a 90% confidence level. The metal recoveries are forecast for metasedimentary hosted mineralization at 90% for copper and 35% for gold, to a 90% confidence level.

Over the LOM, copper recoveries are predicted to average 94% and gold recoveries are forecast to average 68%. Concentrate grade average over the life-of-mine is projected to be 29% Cu and 15g/t Au.

Recoveries predicted for the Golpu deposit were benchmarked against a number of operating mines. Forecast copper recoveries are comparable with other operations that have higher than average copper head grades. Gold recoveries predicted for the Golpu deposit are within the range of recoveries achieved in the operations reviewed, and gold recovery shows no clear relationship to gold head grade.

The copper concentrate produced had a copper grade of 28%, and gold concentration of approximately 14g/t Au. As expected, the sulphur grades were high (>35%). The analysis also indicated that the concentrate did not exceed any of the typical concentration restrictions for sale.

The concentrate is predominantly composed of copper sulphides (85%), with chalcopyrite as the major mineral species. Minor and trace copper sulphide minerals present include bornite, covellite and enargite. Pyrite is the main sulphide gangue species, comprising 14.2%, and is therefore also the major gangue species present. The main non-sulphide gangue in the concentrate was silicates, which accounted for approximately 1% of the concentrate composition. The total non-sulphide gangue component accounted for 1.38% of the concentrate, which included traces of iron hydroxides, titanium minerals and apatite.

There are no known deleterious elements that would affect concentrate marketability.

10.5Wafi Test Results and Recovery Estimates
10.5.1Mineralogy
Oxide mineralisation in the A Zone and B Zone includes alunite, haematite, goethite, quartz, kaolinite, and micaceous minerals. Some remnant sulphide minerals appear to be present and are more prevalent in the transitional zone. Gold is associated with silicates, iron oxide and the remnant sulphides.

Within the fresh material, the primary gangue constituents are quartz, illite, kaolinitic minerals, chlorite, clinochore, and minor carbonates. The major sulphide mineral in all zones is pyrite with minor phases of arsenopyrite, marcasite intergrowths and lesser pyrrhotite. Gold was associated with arsenian pyrite, which takes two forms. One is arsenic-enriched rimming around larger, lower-grade pyrites, and the second is very fine particles of enriched arsenian pyrites.

No significant organic carbon or other potential gold preg-robbing material was identified.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
10.5.2Cyanidation Testwork
The early test programmes concentrated on the A Zone. A variability programme looking at approximately 250 samples was completed, together with more detailed investigations focused on composites classified as oxide (OC1), transitional (TC1) and primary (FC1) zones. Direct cyanidation of oxide samples demonstrated they were non-refractory, yielding high gold recoveries in the mid 90% range with low cyanide and lime consumptions. Slight improvements were found if the oxide samples were ground finer. The transitional zone samples consisted of a combination of highly-oxidised mineralized material with partially weathered sulphide minerals. Direct cyanidation yielded gold recoveries in the 80% range, with reagent consumption similar to or slightly higher than those observed for oxide samples. For both oxide and transitional samples, based on a particle size P80 of 212μm, a leaching time of 18 hours at a pulp density of 50% was considered sufficient to provide optimum leaching conditions. Cyanidation of the primary sample indicated the mineralization to be more refractory, yielding poor gold recoveries of 50–60%.

Subsequent testwork largely focused on samples from the Link Zone and adjacent zones, mainly the B Zone. These zones appeared to be significantly more refractory, providing direct gold extractions of <50% from B Zone and 20–30% from Link Zone. Diagnostic leaching suggested that the bulk of the gold in residue was associated with arsenic.

10.5.3Flotation Testwork
Flotation tests showed a strong similarity between the different zones from a flotation perspective and highlighted the importance of maximizing arsenic recovery in order to improve gold recovery. Tests using controlled potential sulphidisation (“CPS”) were encouraging, potentially due to the tendency for arsenical minerals to be more readily oxidised than pure pyrite.

One significant advantage of flotation was that in obtaining a concentrate for biooxidation testwork, manganese was depleted and reported to the tails. This allows for treatment of the concentrate without the added problem of removing manganese from process effluents. Significant potential problems with settling of the flotation tails were encountered, with settling being improved using lower pulp density pulps and a high flocculent dosage.

Detailed liberation characteristics and mineral associations for flotation concentrate and tails showed that the majority of pyrite was liberated in the flotation concentrate, whereas much of the pyrite still present in the tails was locked in binary and ternary particles containing quartz, mica, and feldspar. Gold-bearing arsenian pyrite grains were distributed in binary and ternary minerals in both flotation concentrates and tails. Liberating arsenian pyrite for flotation would require an ultra-fine grind. Arsenopyrite, although a minor phase, also contained “invisible” gold, and followed a similar trend to arsenian pyrite.

Flotation performance was a reflection of grinding conditions, as the mineral surfaces rapidly oxidised. Investigation of methods to mitigate this included CPS and the proprietary Newmont N2TEC technology that uses nitrogen flotation. These programmes suggested moderate success from flotation tailings cyanidation and additional work in these areas was recommended.

10.5.4Fine Grinding of Concentrate
Improvement in gold recoveries was slight when fine grinding was investigated and confirmed the refractory nature of the primary samples. Whilst conditions were not fully optimized, it was concluded that solid solution gold in sulphides would not be expected to be readily leached from concentrates following ultra-fine milling without some alteration of the gold-bearing sulphide minerals.

10.5.5Pre-Oxidation Processing
Pressure oxidation, bio-oxidation, and roasting were investigated as potential process options.

Overall programme results showed that oxidation of sulphide minerals was very effective in releasing gold for cyanidation. Only partial oxidation of around 50% of the sulphide was necessary to achieve maximum gold recovery, irrespective of the process used, and whether the feed was whole-ore or a flotation concentrate. This relationship applies over the suite of primary samples investigated. Diagnostic leaching confirmed this approach. In addition, nitric acid digests results indicated that to achieve maximum gold recovery, dissolution of around only half the arsenic in the samples was required. Hence, while there was a strong association between gold and arsenic, not all the arsenic had to be oxidised to obtain high gold recoveries.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Pressure oxidation tests were completed as batch tests. Generally high gold recoveries were obtained (low 90% range). Cyanide and lime consumptions were high, largely due to limited washing of POX residues. Flotation of the high-sulphur sulphur but relatively low gold recoveries. Whole-ore and concentrate roasting studies indicated that lower-temperature roasting was more favourable for gold extraction. Sulphur oxidation of 42.7–59.6% was required to achieve 88.9% gold recovery. Additional oxidation to 94.4% had no significant effect on gold extraction; however, on complete oxidation gold recovery was reduced by around 20%. Lime addition to the roast was found to fix some of the sulphur at the cost of 5–15% gold recovery. There appeared to be no benefit in washing calcine residues when considering both gold recovery and reagent consumptions. Cyanidation following oxidation was very effective with high extractions in short leach times.

Extensive testwork was conducted investigating bio-oxidation on both stirred tank and heap leaching approaches for whole-ore and flotation concentrates. The oxidation versus extraction profiles for stirred-tank tests showed that moderately high (80–90%) levels of extraction were achieved at 50–70% oxidation, with over 90% at ~70–75%. Initial oxidation kinetics were quite rapid but tended to tail off to become fairly slow to achieve >90% oxidation. Lime and cyanide consumptions were high, though not optimized.

Whole-ore column testwork to simulate heap bio-oxidation was conducted on - 9.5mm and -20mm crushed Link Zone material that had been agglomerated using sulphuric acid and bacteria inoculum. Sulphide oxidation ranging from 23–29% gave a maximum gold recovery of 74% for the 9.5mm column after 159 days. The best gold recovery was obtained from a small column using 9.5mm mineralized material, which achieved 52.8% sulphide oxidation and 85.5% gold recovery.

The higher oxidation was attributed to the column being better aerated from a higher surface area to volume ratio compared with the other column leach tests. Better sulphide oxidation and gold recoveries were obtained for the finer crushed size - 9.5mm material than the -20mm material. Agglomerated ore-column test slump was higher than a target 10%, with most of the slumping taking place within the first 24 hours. This suggested that percolation problems and heap stability could be a problem in full-scale operations. Difficulties with dealing with oxidised product from various technologies also indicated that the effect of acidic oxidation kinetics on clays in the mineralization could have a deleterious effect.

Tests using the proprietary GEOCOAT process, which involves the use of biooxidation in a heap configuration, gave a gold recovery of 91% from the concentrate at 63% sulphur oxidation during column tests. Partial bacteria oxidation of the sulphide concentrate yielded high gold recoveries. Further bacteria oxidation beyond a certain point had no further improvement in gold recovery. Cyanide and lime consumption per tonne of concentrate was very high at 9.2kg and 11.6kg respectively but were not optimized. There was less manganese in the bio-oxidising of the concentrate pregnant leach solution for neutralisation than observed in whole-ore treatment by a factor of ten. This was largely due to the majority of the manganese reporting to the flotation tails, together with the carbonate.

10.5.6Alkaline Leaching
The concept of oxidative caustic treatment as a method for dissolution of arsenic-rich minerals and enhancement of gold recovery was tested. Gold recovery increased with increased pH and temperature, and with a decrease in particle size. The best results for whole-ore samples were obtained at P80 of 38μm, pH of 13, 50°C and 64kg/t of caustic which yielded 79.4% gold recovery. For flotation concentrate at P80 of 14μm, pH of 12, and 60°C gave a gold recovery of 91% with an overall recovery of 77.6%.

10.5.7Comminution Tests
Comminution testing showed samples to have low abrasion characteristics and that grinding media requirements should be low. The abrasion index values ranged from 0.18 in transition material to 0.10 in fresh rock. However, the tests were not conducted on the standard size fractions for this type of testwork, and therefore should be considered as indicative tests only.

Mineralization was found to become very plastic at high moistures (12%). The primary composite was found to be very compressive and cohesive with steep flow functions.

Bond ball mill work indices were conducted on samples of each material type based on a target grind size of P80 75μm. Values averaged 12.3kWh/t for oxide material, 13.3kWh/t for transition material, and 15kWh/t for fresh material. All results are considered to be indicative of moderate hardness. Mineralization hardness decreases with increased weathering.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

10.5.8Recoveries and Doré Produced
The primary mineralisation types within the A and B, and Link Zones have similar characteristics in that the predominant host of gold (71–74% w/w Au) is arsenian pyrite, and to a minor extent arsenopyrite. Cyanide-recoverable gold is poor, ranging from 12–60%. There is variability between the mineralised zones with the A Zone generally more amenable to direct cyanidation than either the B Zone or Link Zone. A positive correlation exists between arsenic and gold concentration, with the Link Zone having a higher arsenic content than mineralization in the A and B Zones.

Metallurgical recoveries for use in Mineral Resource estimation are assumed at 91% gold recovery for non-refractory gold mineralization and minimum of 47% recovery for refractory gold mineralization.

There are no known deleterious elements that would affect doré marketability.

10.6Commentary on Mineral Processing and Metallurgical Testing
The QP is of the opinion that :
•the testwork completed is adequate to ensure an appropriate representation of metallurgical characterisation and the derivation of corresponding metallurgical recovery factors;
•a total of 13 geometallurgical domains were assigned to represent an improved geological interpretation of the Golpu deposit and increase the understanding of the copper and gold recoveries in the deposit;
•gold and copper recoveries, on average over the Golpu LOM, are anticipated to be 68% and 95% respectively;
•concentrate average grade over the Golpu LOM is forecast at 29% Cu and 15 g/t Au;
•final concentrate derived from the Golpu testwork indicated that the levels of deleterious elements in concentrate did not exceed any of the typical concentration restrictions for sale;
•testwork on the Wafi deposit indicates that much of the gold mineralization is refractory, and that there is variability in metallurgical response between the mineralised zones;
•metallurgical recoveries for use in Mineral Resource estimation for the Wafi deposit are assumed at 91% gold recovery for non-refractory gold mineralization and minimum of 47% recovery for refractory gold mineralization; and
•no metallurgical testwork was conducted at Nambonga, and Golpu is used as an analogue deposit. Metallurgical recoveries for use in Mineral Resource estimation are assumed at 85% for gold.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
11Mineral Resource Estimate
Section 229.601(b)(96) (11) (i-vii)
Closeout dates for the databases supporting the estimates are:
•Golpu: database close-out date of 26 March 2014;
•Wafi: database close-out date of 23 October 2018; and
•Nambonga: database close-out date of 23 October 2018.

11.1Global Statistics
The multi element global statistics for the Wafi Golpu Project is presented in Table 11-1.

Table 11-1: Global Multi Element Grade Statistics

Parameter	Au (g/t)	Cu (%)	As (g/t)	S (%)	Ag (g/t)	Mo (ppm)	Fe (%)
Count	202 432	188 879	184 726	160 634	187 307	184 958	171 631
Average	0.488	0.243	136.700	5.119	1.572	34.884	6.539
Standard Deviation	1.609	0.616	443.200	3.712	7.981	99.584	2.804
Minimum	0.0020	0.0005	0.5000	0.0050	0.0500	0.0500	0.0002
Maximum	281.00	15.30	21 603.00	49.00	866.00	8 910.00	74.61
Total Length Assayed (m)	277 279
Average Length Assayed (m)	1.37

11.2Golpu Mineral Resource Estimation Methods
11.2.1Geological Database
All data were extracted from the DataShed database DS_WGJV_EXP_DC on 25 March 2014 as *.csv extractions. The majority of the raw assay file contains 1m or 2m assay intervals. Before constraining by flagging with the Golpu model limits, there were 202,432 assay records in the raw database with an average length of 1.507m. Within the Golpu block model volume, there are 110,071 assay intervals. Not all intervals are assayed and not all assayed intervals are assayed for all elements. Wireframe coding was applied to the validated collar, survey and assay files after they were imported into Vulcan software. The multi element statistics for the Golpu model limits are presented in Table 11-2.

Table 11-2: Multi Element Statistics for the Golpu Model Limits

Parameter	Au (g/t)	Cu (%)	As (g/t)	S (%)	Ag (g/t)	Mo (ppm)	Fe (%)
Count	110 071	106 640	106 432	93 718	106 471	106 204	101 556
Average	0.396	0.410	112.800	5.662	1.318	54.025	7.131
Standard Deviation	0.915	0.778	345.300	3.983	4.458	124.370	2.936
Minimum	0.0020	0.0005	0.5000	0.0050	0.0500	0.0500	0.0002
Maximum	97.10	15.30	11 500.00	49.00	610.00	8 910.00	61.10
Total Length Assayed (m)	162 603
Average Length Assayed (m)	1.48

11.2.2Geological Interpretation and Modelling Approach
Wireframes were constructed for lithology, alteration, oxidation, sulphide distribution and structures. All lithological, porphyry-related alteration and fault wireframes were constructed in Leapfrog Geo 4.3 software using implicit modelling interpolations from primary logging codes extracted from the DataShed database and modified based on interpretative correlations of logged intervals.

Alteration associated with the porphyry complex was constrained within an actinolite alteration shell which defined the limit of porphyry mineralisation. Alteration associated with the high sulphidation overprint includes advanced argillic and argillic alteration assemblages.
Oxidation surfaces were modelled at the base of complete oxidation (BOCO) and top of fresh rock (TOFR).

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
All interpreted faults were wireframed but were not necessarily used in the estimation model.

Sulphide distribution shells compiled from logging records include trace chalcopyrite, chalcopyrite greater than 1%, chalcopyrite greater than 3%, bornite and the covellite bearing volume formed within the high-sulphidation epithermal influence volume.

Wireframes based on geological interpretations were used to code raw assay files, composite files and the block model.

All combinations of lithology, alteration, sulphide distribution and faulting were assessed for use as estimation domains.

11.2.3Exploratory Data Analysis
Geostatistical analysis was conducted to review individual elements and correlations between elements.

Contact analyses were completed on all major lithologies, alterations and fault boundaries. It was concluded that the only porphyry with sharp grade contacts is the high-grade Hornblende (Livana) Porphyry.

Since statistics of fault displaced areas can be similar, lithology and alteration domains were separately modelled above and below major faults where clear displacement can be demonstrated, regardless of the contact analysis results.

Draft domains were compiled for each element to be estimated, based on observed grade distributions, boundary analyses and known geological relationships. After testing, these domains were accepted as the final estimation domains. Drill hole files were flagged in Vulcan software with assigned lithology, alteration, fault interval, sulphide species or molybdenum area, before compositing.

11.2.4Composites
A composite database was compiled for each element from the assay table database on 10m composite lengths. The resulting composites are split at domain contacts and at absent assay intervals.

11.2.5Grade Capping / Outlier Restrictions
Top-cuts were determined by reviewing the histograms and the percentage of metal contributed from the highest-grade samples (both raw and de-clustered) in each estimation domain. The applied top-cut block model domain estimates were then compared to each of a discrete Gaussian model and nearest neighbour (NN) model global average grades for validation.

All samples from the Golpu–Wafi region were flagged by estimation domain, including samples outside the Golpu estimation volume (these samples may still assist in the estimation of grade within the model). For those domains that extend beyond the Golpu Model volume, top-cuts were also reviewed relative to the Golpu model volume rather than the entire flagged sample population. For example, the advanced argillic alteration domain includes very high gold grades from the Wafi deposit; in this area, top-cuts representative of the Golpu volume local informing samples were applied.

Metal per composite assessments were completed on all gold and copper domains. Applied top-cut ranges included:
•copper: 0.5–4.2% Cu;
•gold: 0.5–16g/t Au;
•sulphur: 6.8–15% S;
•silver: 2.5–30g/t Ag;
•molybdenum: 50–800ppm Mo;
•iron: 9–25% Fe; and
•arsenic: none.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
A restricted high yield search was applied to copper and gold domains to manage maximum metal and ensure compatibility with evaluation models. This applies especially where a domain includes identified bi-modal populations and the high grade sub-population cannot be domained separately or top-cut out. Rather than imposing a top-cut on the continuous sub-population, high-grade samples were restricted for use at distances typically defined by the short range of the variogram only.

11.2.6Density (Specific Gravity) Assignment
Density was directly assigned to the block model by density domains (Section 8.2).

11.2.7Variography
The majority of the experimental variograms were generated from the domain flagged, 10m composites in Supervisor software. Argillic zones were compiled by QG Consultants in Isatis software.

Variograms were modelled for all domains, for all estimated elements. Some domains contain limited samples, and in this case variograms were generated that were similar in structure and range to the closest matching domain. Most well informed domains generated well structured, low nugget variograms in both pairwise and raw models.

All porphyry-related domains were modelled with an orientation defined by the elongation of the porphyry system (strike/elongation to 345° local grid, 70° west dip and 10° northern plunge). While this orientation is typically clearly defined for well-informed domains, in poorly-informed domains variogram maps can show a strong bias to the predominant east–west drilling direction. However, in all cases, the porphyry direction was imposed on the variogram map and resulting experimental variograms modelled in this orientation only. All argillic alteration, oxidation and cover sequence domains have shallow dips to grid east, and these were used in the variogram maps and models.

11.2.8Estimation / Interpolation Methods
Quantitative kriging neighbourhood analysis (“QKNA”) assessments were focused on the maximum number of samples and search distances to be used in the block estimate that optimised the sum of negative weights generated, followed by the quality parameters e.g., average distance of informing samples (either Cartesian or anisotropic), slope of regression and kriging efficiency. As pairwise variograms were used in the grade estimate and hence the domain mean and variance were not used directly, the kriging-derived parameters were relative not absolute.

Based on the review of these QKNA parameters and the visual examination of the resulting grade estimation, the final search parameters used in the model were compiled. All second passes have the same search volume as the primary estimation but due to the generation of negative grades from localised high negative kriging weights, the maximum number of samples is reduced from that used in the first pass. Total number of blocks estimated by the second pass estimates is always very low.

The grade model was estimated with ordinary kriging (“OK”) using pairwise variograms on 10m composites for seven elements: gold, copper, silver, molybdenum, sulphur, arsenic, and iron. The estimation uses the domain composites as informing samples, pairwise variogram models for composite weighting and ellipsoidal search neighbourhoods for composite selection. The elements are estimated into a block model with 40m x 40m x 40m parent cells with 10m resolution on domain margins; all sub-cells are assigned the parent grade. The parent block size reflects the estimation precision available from the drill hole spacing and the planned bulk underground mining methodology (block caving).

Estimation of each element is based on an underlying diffusion model where, in general, grade trends from lower to higher values and return in a relatively continuous relationship. Domainal drift is clearly present for the porphyry system, so pairwise variograms were used for modelling grade estimates.

11.2.9Model Validation
The model was validated by comparison with informing composite de-clustered statistics, alternative modelling methods (“NN”), inverse distance weighting to the second power (“ID2”), raw variogram OK, discrete Gaussian models and conditional simulation models and graphical comparisons (swath plots and grade–tonnage curves).

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Where the estimated model domain grade is high compared to de-clustered grades and alternative method models, the percentage of metal dependent on the top 1% and 5% of the sample distribution per domain was again reviewed in detail for applied top-cuts and high yield management and if required, re-set.

Swath plots show that the Mineral Resource estimate fairly represents the composite grades. Review of all domains using discrete Gaussian models showed that the Mineral Resource model was within acceptable limits given the composite sample size and drill hole spacing for each of the estimation domains.

Conditional simulations were compiled using two separate methods: sequential Gaussian conditional simulation (“SGCS”) implemented in Vulcan into points/nodes and direct block simulation (“DBSim”) using Turning Bands into 10m blocks in Isatis. Both methods estimate similar mean grades for the gold and copper domains; however, there are substantial variations in the estimated range of simulation cases. The DBSim results are considered more reliable because of both the inherent methodology and the change of support into blocks rather than node estimation. Both methods are similar to the mean grade by domain estimated in the Mineral Resource model.

11.2.10Mineral Resource Evaluation
The Mineral Resource estimate assumes a bulk mining underground extraction method such as block caving and metallurgical recovery for copper and gold by sulphide flotation.

The Mineral Resource estimate is reported based on mass mining by block cave with no internal selectivity. The 40m x 40m x 40m parent block size was an appropriate cell size for the planned bulk mining method. The shell did not represent a conceptual block cave footprint and associated draw column height of draw. However, it did represent the economic material potentially recoverable from a major block cave. The primary model was passed through a net smelter return (NSR) calculation sheet and a breakeven value shell was generated at margin 0 to remove isolated projections and incorporate a small volume of internal waste.

The metallurgical recovery model was based on copper flotation with copper and gold recovered to concentrate. Extensive testwork was completed to establish algorithms developed from variability modelling. Metallurgical domains were based on both the host rock type and alteration style. Each metallurgical domain was assigned a recovery algorithm, typically subdivided based on Cu:S and Au:S ratios.

The NSR estimation was required only to establish the Mineral Resource reporting breakeven value shell. Mining and milling costs were based on a block caving mining method and milling through a copper concentrator. The breakeven value shell spatially constraining the grade model includes internal waste, and excluded isolated above-cut-off blocks, which reflected the potential bulk mining scenario. There was no revenue assumed from silver or molybdenum in the NSR estimate; however, these elements were estimated as part of the Mineral Resource estimation process as there may be potential for these metals to be recovered with minor circuit modifications or concentrate contract negotiations, and therefore included in future Mineral Resource estimates.

Key value inputs included:
•gold price: USD1,300/oz;
•copper price: USD3.40/lb;
•molybdenum and silver: Not valued;
•mining cost: USD8.37/t mined;
•processing cost: USD9.75/t processed;
•general and administrative (G&A) costs: USD4.17/t/processed;
•copper concentrate treatment charge: USD100/dmt of concentrate;
•transport cost: USD33.50/wet tonne of concentrate; and
•copper refining charges: USD0.10/lb of recovered copper.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
11.3Wafi Mineral Resource Estimation Methods
11.3.1Geological Database
All data were extracted from the DataShed database on 23 October, 2018 as *.csv extractions.

Where a below detection level assay value was reported, the following values were applied, based on half of the lowest valid reported assay result:
•gold: 0.005ppm Au;
•copper: 0.005% Cu;
•silver: 0.05ppm Ag;
•molybdenum: 0.1ppm Mo;
•arsenic: 0.1ppm As;
•sulphur: 0.1% S; and
•iron: 0.1% Fe.

11.3.2Geological Interpretation and Modelling Approach
The May 2019 geology model for the Wafi deposit included wireframes for lithology, alteration, oxidation, and structures.

All lithological, porphyry-related alteration and fault wireframes were constructed in Leapfrog Geo 4.3 software using implicit modelling from primary logging codes extracted from the DataShed database and modified based on interpretative correlations of logged intervals.

Lithologies including dacite, diatreme, the Wafi Conglomerate, Babwaf Conglomerate, Owen Stanley Metamorphics sedimentary host rock, and recent cover were constructed and flagged into the volume model where intersected to create a lithology model. The wireframes used the following criteria:
•Link Zone domains: implicitly modelled shells based on sectional interpretations of an implicitly modelled 300 ppm As shell, modified to capture >1g/t Au intercepts that sit outside the arsenic shell;
•Western Zone: a sectional interpretation of an implicitly-modelled 300ppm As shell modified to encompass high-grade gold values within the area;
•Bridge zone: implicitly modelled and based on the 1.0g/t Au grade shell;
•the Gold cap: implicitly modelled and based on the 1.0g/t Au grade shell in the oxide and transitional zones only; and
•Northern zone: a simple 1.0g/t Au grade shell around the drilling in the northern, area based on four drill holes.

A 300ppm As shell was selected as it closely correlates to the argillic alteration domain and contains a significant proportion of the >1g/t Au intercepts across the deposit. The 300ppm As shell was considered to be less deterministic than selecting an arbitrary gold grade cut-off. The domains were expanded where required to ensure the capture of high-grade gold material outside of the 300ppm As shell.

Fault wireframes include the major thrust faults which were interpreted to displace mineralisation. The most significant thrust fault in the area is the Buvu Fault which created the floor to the Wafi–Golpu system. All interpreted faults were wireframed but may not necessarily be used in the estimation model.
Weathering characteristics were defined by two surfaces: TOFR and BOCO. Material between these two surfaces included partly oxidised material and was classed as transitional.

The mineralised halo domain comprises generally lower-grade high sulphidation vein mineralisation hosted in metasediments and diatreme defined by a low grade 0.2g/t Au wireframe. For modelling purposes, the deposit was originally defined using 13 mineralised domains based on mineralisation, alteration and lithological characteristics within nominal 0.5g/t Au and 0.2g/t Au wireframes.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
11.3.3Exploratory Data Analysis
Geostatistical analysis was conducted to review individual elements and correlations between elements. This analysis was conducted using Isatis 2018.2. Contact analysis was completed using Micromine software, with the following results:
•the contact between most of the internal higher-grade lodes and the low-grade halo is gradational. A soft boundary was used;
•the contact between the low-grade halo and the host is generally hard. A hard boundary was imposed;
•the contact between the advanced argillic and the argillic domains has little to no impact on grade. The contact was not used in the estimation domains; and
•the contact between the oxide–transition and the fresh–transition materials has no impact on grade. The contacts were not used in the estimation domains.

Draft domains were compiled based on observed geology, boundary analyses, and known geological relationships. After testing, these domains were accepted as the final estimation domains for gold, silver and copper. Domains for arsenic, molybdenum, iron and sulphur were based on the alteration domains of argillic (hard boundary on faults) and advanced argillic (soft boundaries).

11.3.4Composites
The majority of the raw assay file contains 1m or 2m assay intervals. Within the Wafi block model volume, there are 213,684 assay records in the raw database with an average length of 1.5m. Not all intervals are assayed, and not all assayed intervals are assayed for all elements.

A composite database was compiled based on gold as the primary element from the raw assay database on 4 m composite lengths. The composites were split at the domain contacts and at absent assay intervals for each element.

Drill hole files were flagged with assigned lithology, alteration, fault interval, sulphide species or domain in Vulcan software as part of the compositing process.

11.3.5Grade Capping / Outlier Restrictions
Top-cuts were determined by review of statistical parameters for gold, followed by silver and copper. Decomposition analysis and percentage of metal contributed from the highest-grade samples (both raw and declustered) in all estimation domains were assessed. The top-cut for the high sulphidation metals (arsenic, sulphur, molybdenum and iron) were then restricted to the 99th percentile after the first runs indicated the estimate was returning too much metal.

Applied top-cut ranges included:
•copper: 0.11–7% Cu;
•gold: 3.2–20g/t Au;
•sulphur: 11–20% S;
•silver: 5–120g/t Ag;
•molybdenum: 150–450ppm Mo
•iron: 10–20% Fe; and
arsenic: 900–3,600ppm.

11.3.6Density (Specific Gravity) Assignment
Density is directly assigned to the block model by rock type and oxidation domains based on averages based on the Golpu deposit. Although significant high-quality density data exist for Golpu, Wafi does not have the same coverage, and thus no estimation of density into the model was conducted.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
11.3.7Variography
The clustering of the gold domains was assessed in Isatis 2018.2 software, and the analysis indicated the data were moderately clustered, specifically in and around the Link zones and Gold Cap. Declustering was done based on individual domains and a cell size of 100m x 100m x 40m for the entire dataset. Gaussian Transform was completed on the data on a domain by domain basis to enable the development of Gaussian Variograms for estimation purposes. The Gaussian Transform was completed in Isatis using point anamorphosis based on 100 polynomials and on the declustering.

Declustering was conducted based on arsenic in fault domains within the high sulphidation alteration. Arsenic was selected as the main element as it has the strongest correlation with the high sulphidation overprint.

All experimental variograms are generated from the domains flagged into the 4m composite file in Isatis 2018 software. In all cases Gaussian Variograms were generated and then back transformed based on the Isatis Gaussian anamorphosis and Hermitian polynomial transformations.

All domains are assessed with a geological orientation defined as determined using maximum intensity projection of the grade data in Leapfrog Geo and the average dip and plunge of the stratigraphy (dipping ~51° towards 133° and 97° southeasterly plunge). While this orientation is defined for well-informed domains, this is not so well defined in poorly informed domains. However, in all cases, the overall trend was impacted by the folded stratigraphy which complicated the interpretation process. A fixed overall trend was selected for all variography.

Given the similar orientations of the data in all the domains (with 15° of azimuth and 10° of dip), the search criteria were maintained across the domains. Variograms were modelled for all domains for all estimated elements. The minor domains contain limited samples and could not form coherent variograms. In these cases, the estimate used the variograms generated for the major surrounding domains.

11.3.8Estimation / Interpolation Methods
Estimation parameters were based on sample support and not on variogram ranges. The first pass required a search designed to inform the model with the maximum number of samples. The second pass expanded the search (doubled the distance) and reduced the minimum number of samples required to form an estimate. The final third pass maintained the second pass search distance but reduced the number of samples required. Unestimated blocks were left empty, assuming the distance was too great for a valid estimation.

The oxide horizon for arsenic was estimated separately as the oxidation process removes arsenic from the system and the high arsenic grades seen in the fresher units were not replicated in drilling within the oxidised horizon.

The grade model was estimated using OK on 4m composites for seven elements, gold, copper, silver, molybdenum, sulphur, arsenic, and iron. The estimation used the domain composites as informing samples, back-transformed Gaussian variogram models for composite weighting and ellipsoidal search neighbourhoods for composite selection. The elements were estimated into a block model with 20m x 20m x 10m parent cells with 10m resolution on domain margins.

All sub-cells were assigned the parent grade. The parent block size reflects the estimation precision available from the drill hole spacing and the assumed bulk open pit mining methodology.

11.3.9Model Validation
The model was validated using visual inspection, comparison with informing composite declustered statistics, alternative modelling methods (e.g., ID2), and graphical comparisons (swath plots and grade–tonnage curves).

Visual inspection indicated that there were some areas filled during the third pass where the grade shows a level of smearing. This material does not form part of the current resource estimate and remains unclassified.

An ID2 model was estimated using the top-cut composites and the same search parameters used in the final OK model estimate. Two estimates were run, one with the exact same parameters as the OK estimate and a second where changes were implemented, such that the minimum and maximum sample numbers were reduced from the 16–24 samples in the OK estimate to 8–16 samples. This comparison was run on all

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
domains. The results show the ID estimate contains more localised grade in the middle grade bins (0.6–1.2g/t Au) compared to the kriged estimate; however, the overall metal balance was similar.

Scatter plots of the OK estimate were compared against the ID2 estimate, (same sample count) to check the distribution of estimated grades. The ID2 estimate generally returns a slightly higher grade than the OK estimate which is expected given the assumption of linear grade relationships inherent in ID2 estimation. This generally results in fewer tonnes at a higher grade than returned from an OK estimate.

However, the ID2 estimates generally return an estimate very similar to the OK estimate. The scatter plot for domain 803 shows a significant data anomaly that consists of a spread of high blocks up against the Reid Fault. These blocks are all informed by an end-of-drill-hole high-grade intersection that happens to be the closest drill hole to these blocks; however, the blocks are not currently classified and therefore are not included in the resource estimate.

Swath plots were compiled by domain in Access to compare the declustered composite assays with the final model estimate sliced by easting, northing and elevation. In the more poorly informed domains the estimated grades tend to be strongly smoothed; increased sample density generates a much better estimate.

11.3.10Mineral Resource Evaluation
An internal mining concept study was undertaken by the WGJV in 2013. Information from this study was used to support the assumptions used in assessing reasonable prospects of eventual economic extraction, factored and updated where applicable. The Mineral Resource estimate is reported assuming an open pit mining method with little internal selectivity. The 20m x 20m x 10m parent block size is an applicable cell size for the planned mining method. The process method is assumed to be a combination of a carbon-in-pulp (CIP) and carbon-in-leach (CIL) operation, with a flotation sulphide recovery mill process.

Mineral Resources were constrained within a conceptual pit shell that used the following input parameters:
•commodity price: USD1,400/oz Au;
•mining cost: USD5.40/t mined;
•process cost: USD17.30/t processed (includes G&A costs);
•metallurgical recovery: 91% gold recovery for non-refractory gold mineralisation (“NRG”) and minimum of 47% recovery for refractory gold mineralisation (“RG”). The QP notes that RG recoveries could potentially be improved via some form of oxidation process; and
•pit slope angles: overall approximate slope angles ranging from 33° in oxidised material to 65° in fresh rock.

Two cut-off grades were used to report the Wafi Mineral Resource, which are dependent on the metallurgical recovery estimated from testwork and anticipated processing cost differences between non-refractory gold recovered by typical CIP/CIL processing and refractory gold that will have lower overall recoveries or will require pre-oxidation treatment. Cyanide solubility of gold, oxidation state and geochemistry were modelled to estimate the non-refractory–refractory gold distribution within the Wafi model.

Non-refractory gold is reported at a cut-off grade of 0.4g/t Au and refractory gold is reported at a cut-off grade of 0.9g/t Au. These cut-off grades are based on USD1,400/oz Au price with modelled recovery and processing, plus realisation costs factored from the 2011–2013 concept studies.

The Wafi Mineral Resource also includes oxide material from the Golpu deposit accessible within the Wafi pit shell and which is excluded from the Golpu Mineral Resource estimate.

11.4Nambonga Mineral Resource Estimation Methods
11.4.1Geological Database
All data were extracted from the DataShed database on 23 October 2018 as *.csv extractions.

Where below detection level assay values were reported, the following values were applied based on half of the lowest valid reported assay result:
•gold: 0.005ppm Au;

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
•copper: 0.005% Cu;
•silver: 0.05ppm Ag;
•molybdenum: 0.1ppm Mo;
•arsenic: 0.1ppm As;
•sulphur: 0.1% S; and
•iron: 0.1% Fe.

11.4.2Geological Interpretation and Modelling Approach
The geology model for the Nambonga deposit includes lithology, alteration, oxidation, and structures wireframes.

All lithological, porphyry-related alteration and fault wireframes were constructed in Leapfrog using implicit modelling from primary logging codes extracted from the DataShed database and modified based on interpretative correlations of logged intervals.

Two porphyries were modelled, the Nambonga Porphyry (the main mineralised diorite porphyry) and the Late Porphyry (the late-stage, barren inter-mineral porphyry that cuts across the main mineralised porphyry stock). Other lithologies including dacite, diatreme, Wafi Conglomerate, Babwaf Conglomerate, Owen Stanley Metamorphics sedimentary host and recent cover were constructed and flagged into the volume model where intersected.

Alteration associated with the Nambonga porphyry comprises minor high sulphidation overprint and includes argillic alteration assemblages.

A BOCO surface was modelled at the first occurrence of fresh or partially weathered material from drill core. A TOFR surface was modelled at the point where there was no further partial, or fracture oxidation recorded from drill hole logs.

Fault wireframes include the major thrust faults which are interpreted to displace mineralisation. The most significant thrust fault is the Buvu Fault which creates the floor to the Nambonga system (Figure 6-6).

The Upper Buvu Fault is interpreted to cut through the Nambonga porphyry system where minor reactivation of the paleo-Ductile Upper Buvu has caused a top to the northwest offset in the Nambonga Porphyry.

A third significant structure is the Nambonga Fault, a subvertical north-striking breccia zone that contains significant mineralisation within it. All interpreted faults were wireframed but were not necessarily used in the estimation model.

Wireframes based on geological interpretations were used to code raw assay files, composite files and the block model. All combinations of lithology, alteration, sulphide distribution and faulting were assessed for use as estimation domains. Six estimation domains were established.

11.4.3Exploratory Data Analysis
Geostatistical analysis was conducted to review individual elements and correlations between elements. Contact analyses were completed on all major lithologies; however, fault boundaries were considered hard. Review indicated:
•the contact between the stockwork and the host is soft; however, the grades in the stockwork progressively decrease to background values prior to the edge of the domain. The boundary was treated as hard;
•the contact between the mineralised porphyry and the outer stockwork is gradational. A soft boundary was applied; and
•the contact between the mineralised porphyry and the barren post-mineral porphyry is abrupt. The boundary was treated as hard.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
11.4.4Composites
The majority of the raw assay file contains 1m or 2m assay intervals. Within the Nambonga block model volume, there are 17,313 assay records in the raw database with average length of 1.08m length. Not all intervals are assayed and not all assayed intervals are assayed for all elements.

Assays were composited to 4 m intervals, based on gold as the primary element. The composites were split at the domain contacts and at absent assay intervals for each element.

11.4.5Grade Capping / Outlier Restrictions
Top-cuts were determined by review of statistical parameters, graphed data, decomposition analysis and percentage of metal contributed from the highest-grade samples (both raw and declustered) in a combined estimation domain comprising domains 2123 and 2125. The applied domained top-cut statistics were then compared to the average un-cut grades for validation.

Top-cuts were not individually determined for the minor domains as these are outside the classified area, and in most cases, either the CV variables indicated the domain did not require top-cuts or the lack of data meant any top-cut was not going to be significant. Some spot checks of the minor domains were assessed independently, especially for copper and gold, but no material issues were identified from the checks. Applied top-cuts included:
•copper: 0.7% Cu;
•gold: 2g/t Au;
•sulphur: 10% S;
•silver: 18g/t Ag;
•molybdenum: 50ppm Mo;
•iron: 12% Fe; and
•arsenic: 500ppm As.

11.4.6Density (Specific Gravity) Assignment
Average bulk densities were assigned to the Nambonga model based on 277 determinations from Nambonga drill core, of which 132 were in porphyry and massive sulphide domains (Section 8.2). The hanging wall porphyry was assigned the same density as the footwall porphyry.

11.4.7Variography
All experimental variograms are generated from the domains flagged into the 4m composite file in Isatis 2018 software. In all cases Gaussian Variograms were generated and then back-transformed based on the Isatis Gaussian anamorphosis and Hermite polynomial transformations.

Variograms were modelled for the combined 2123/2125 domain for all estimated elements. The minor domains contain limited samples and could not form a variogram, in this case the estimate used the variograms generated on the major domains data.

All domains were modelled with a geological orientation defined by the elongation of the porphyry system as determined using maximum intensity projection of the grade data and the average dip and plunge of the system (strike/elongation to 210° local grid, 55° degrees west dip and 93° northern plunge). While this orientation is typically clearly defined for well-informed domains, in poorly-informed domains variogram maps can show a strong bias to the predominant east–west drilling direction. However, in all cases, the porphyry direction was imposed on the variogram map and resulting experimental variograms modelled in this orientation only.

11.4.8Estimation / Interpolation Methods
Grades were estimated using OK. After the first runs were done at a 4m composite, the initial results indicated a lack of variability in the estimate. The estimate was rerun using 2m composites.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
All of the second passes were a simple doubling of search volume as the primary estimation, but all other parameters were maintained. The total number of blocks estimated by the second pass estimates was very low.

The grade model is estimated using back-transformed gaussian variograms on 4m composites for seven elements, gold, copper, silver, molybdenum, sulphur, arsenic, and iron. The estimation uses the domain composites as informing samples, back transformed Gaussian variogram models for composite weighting, and ellipsoidal search neighbourhoods for composite selection.

The elements are estimated into a block model with 40m x 40m x 40m parent cells and 10 m resolution on domain margins. All sub cells were assigned the parent grade. The parent block size reflects the estimation precision available from the drill hole spacing and an assumed bulk underground sub-level caving/block caving mining methodology.

The estimation of each element is based on an underlying diffusion model, where, in general, grade trends from lower to higher values and return in a relatively continuous relationship. Domainal drift is clearly present for the porphyry system.

11.4.9Model Validation
The model was validated using visual inspection, comparison with informing composite declustered, use of an alternative ID2 interpolation method, and graphical comparisons (swath plots and grade–tonnage curves).

An ID2 model was estimated using the top-cut composites and the same search parameters used in the final OK model estimate. Two changes were implemented, the minimum and maximum numbers of samples were reduced from the 16–28 used in the OK estimate to 8–16, and the declustered weight used in the statistical analysis was used to weight the sample grades prior to estimation.

Swath plots were compiled by domain using Micromine software to compare the declustered composite assays with the final model and the block model estimate by slice by easting, northing and elevation.

No material concerns were noted with the block model and estimate as a result of the validation steps.

11.4.10Mineral Resource Evaluation
The estimate assumes that a mass mining method (block cave or sub-level cave) with no internal selectivity would be used. The 40m x 40m x 40m parent block size is considered to be an applicable cell size for the presumed bulk mining method.

The Mineral Resource for the Nambonga deposit is reported using an assumed 0.50g/t Au cut-off grade. This cut-off grade is based on a Golpu deposit analogue, assumes an overall mining, processing, and G&A operating cost estimate of about USD15.50/t, a gold price of USD1,300/oz, and a metallurgical recovery of 85% for gold. This equates to a cut-off grade of approximately 0.46g/t Au, based on gold only. Conceptual costs associated with copper and silver recovery were approximated as equivalent to 0.04g/t Au. The total cut-off grade for reporting purposes was therefore 0.5g/t Au.

11.5Mineral Resource Classification and Uncertainties
The Mineral Resource classification is discussed with respect to each deposit in the section to follow, along with their specific uncertainties.

Areas of uncertainty that may materially impact the Mineral Resource estimates for all deposits include changes to the following:
•long-term gold and copper price assumptions;
•local interpretations of mineralisation geometry and continuity of mineralised zones;
•geological shape and continuity assumptions;
•metallurgical recovery assumptions;
•operating cut-off assumptions for assumed block caving operations (Golpu and Nambonga);

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
•input assumptions used to derive the conceptual underground outlines used to constrain the Golpu and Nambonga estimates;
•input assumptions used to derive the conceptual pit shell used to constrain the Wafi estimate;
•NSR values used to constrain the Golpu estimate;
•cut-off grades used to constrain the Wafi and Nambonga estimates;
•variations in geotechnical, hydrogeological, and mining assumptions; and
•environmental, permitting and social license assumptions.

11.5.1Golpu
The Mineral Resource is classified based on an evaluation of factors including data spacing and distribution, geological confidence as a function of continuity and complexity of geological features and estimation quality parameters (for example, average distance to informing samples for block estimation). The location and classification of the Mineral Resources is shown in Figure 11-1.

No Measured Mineral Resources were estimated.

An Indicated Mineral Resource, where the geological framework can be modelled with confidence and mineralisation continuity can be demonstrated, is classified from below the copper-enrichment zone to either the 4,100mRL WGL or above an interpreted structure (DLT) approximately 1,400m below surface.

Below this structure and above 3,780mRL WGL, drill hole spacing decreased and geological and grade continuity is less reliable. This area is classified as an Inferred Mineral Resource.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Figure 11-1: Location and Classification of Mineral Resources

Golpu
5,600 L
5,400 L
5,200 L
5,000 L
4,800 L
4,600 L
4,400 L
4,200 L
4,000 L
3,800 L
3,600 L
19,600E
20,400E
Nambonga
5,200 L
5,000 L
4,800 L
4,600 L
4,400 L
4,200 L
439,400E
439,800E
Wafi
5,500 L
5,250 L
5,000 L
439,250E
439,750E
440,250E
Classification:
Indicated
Inferred
Artefact representing an underlying wireframe to code the resource blocks

Source: WGJV, 2018

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
The uncertainties specifically associated with the Golpu estimate include the following:
•a direct consequence of using the Livana Porphyry as an estimation domain with hard boundaries is that any change in the Livana Porphyry interpreted contact results in a direct change in the tonnage of the estimated highest-grade material. Above the Reid Fault, the Livana Porphyry is currently modelled as multiple dykes with elongation to the northwest, but which coalesce in some locations into vertical finger porphyries. Recognition of the multiple thrust slices above the Reid Fault further restricted the vertical extrapolation of the porphyry. However, the realisation that the porphyry shape immediately above a thrust surface should be similar to the shape below, albeit offset, enabled the creation of a single configuration even when there is limited drilling within the thrust-bounded block itself. There are also some remnant areas where the Livana Porphyry contact position remains poorly constrained, for example the eastern contact of Livana Porphyry above Reid Fault;
•above the Reid Fault, the apparent complexity of the Livana Porphyry shapes requires closer-spaced drilling to resolve than is required for the large, apparently coherent, Livana Porphyry below the Reid Fault. While drill spacing increases with depth, the apparent simplicity of the Livana Porphyry below the Reid Fault may permit wider drill coverage to define the high-grade domain contact compared to the complex configuration above the Reid Fault. However, below the DLT Fault, the Livana Porphyry appears narrower and more elongated than below the Reid Fault. Drill spacing is variable and includes up to 200m x 200m gaps with limited contacts defined. The limited information below the DLT Fault is reflected in the Inferred Mineral Resource classification and additional drilling is required to refine the geological interpretation; and
•while there is confidence in the position of the primary structures, particularly the major thrust faults with abrupt changes in grade, additional structures were recorded in the logging that have not been modelled. Some apparently significant geotechnical structures (e.g., Camp Fault) were modelled; however, these faults have not been applied as grade boundaries. To date, all faults were identified based on empirical data; the faults were recorded in logging and were modelled to offset grade. No fault sequencing, absolute timing or mechanical validity was applied during fault modelling, and additional fault modelling may be required for an integrated and viable structural framework.

11.5.2Wafi
The Mineral Resource was classified based on factors including data spacing and distribution, geological confidence as a function of continuity and complexity of geological features, and estimation quality parameters—for example average distance to informing samples for block estimation. Other estimation quality parameters were also reviewed including slope of regression and kriging efficiency. However, due to the often noisy variograms and high nuggets, these parameters were often far from optimal.

No Measured Mineral Resources were classified. The Indicated and Inferred classification basis is provided in Table 11-3. The location and classification of the Mineral Resources is shown in Figure 11-1.

Table 11-3: Wafi Confidence Category Classification Input Considerations

Confidence Category	Min No. of Samples	Max Ave Distance	Pass	Variogram Max Range	Slope of Regression
Indicated	24	60	1	60	0.50
Inferred	24	80	1	100	0.15
The uncertainties specifically associated with the Wafi estimate include the following:
•there are a number of mineralised intersections encountered across the Wafi–Golpu system that have not been drilled out or in many cases followed up due to a concentration on the porphyry systems. Areas around the Wafi mineralisation itself have not been completely closed out at depth, nor along strike where high grade intersections commonly sit orphaned at the end of drill holes;
•the main mineralisation domains at Wafi were built using a 300ppm As contour. This contour was chosen due to it correlating with the higher-grade zones at Wafi; however, the contour corresponds to the high sulphidation overprint, and not to the earlier underlying gold-mineralising event. There are a number of high-grade areas that have not been captured by these domains, even though the outlines were modified to capture some of the nearer high-grade material. Additional work needs to be completed to ensure the correct domain boundaries were selected; and

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
•the interplay between the subvertical faults, the Compass Fault-related structures and the thrust faults and their impact on the deposit is not fully understood. Additional drilling may result in a change to the underlying geological interpretation.

11.5.3Nambonga
The Mineral Resource for the Nambonga deposit is classified based on evaluation factors including data spacing and distribution, geological confidence as a function of continuity and complexity of geological features, and estimation quality parameters (e.g., average distance to informing samples for block estimation). Other estimation quality parameters were reviewed including slope of regression and Kriging efficiency.

All of the estimated blocks were classified as Inferred. The location and classification of the Mineral Resources is shown in Figure 11-1.

The uncertainties specifically associated with the Golpu estimate include the following:
•incomplete drill hole coverage where the complete grade trend is not fully sampled remains in two areas: the northern and the southern strike extents of the porphyry remain open. In both cases the risk may be expansion or reduction of the mineralised volume. The grade trend may also change with additional drilling as the diffusive model implies the mineralised margin is not an abrupt grade transition;
•the nature of the Upper Buvu Fault where it intersects the porphyries is not well defined. The interaction of the Upper Buvu and the porphyry itself needs further investigation and may result in a change to the underlying geological interpretation; and
•the interplay between the subvertical base-metal-filled Nambonga Fault, the Compass structures and the Upper Buvu Thrust and their impact on the deposit is not fully understood. Additional drilling may result in a change to the underlying geological interpretation.

11.6Mineral Resource Estimate
All Mineral Resources were originally prepared, classified and reported according to SAMREC, 2016 definitions. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

Mineral Resources are reported on a 100% basis with an effective date of June 30, 2024. Harmony has a 50% interest in the WGJV. Mineral Resources are reported exclusive of those Mineral Resources converted to Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

The QP compiling the Mineral Resource estimates is Mr Ronald Reid, Group Resource Geologist with Harmony Gold (PNG Services) Pty Ltd.

Mineral Resource estimates are provided by deposit in Table 11-4, Table 11-5, and Table 11-6.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Table 11-4: Summary of the Golpu Mineral Resources as at June 30, 2024 (Exclusive of Mineral Reserves) 1-6

METRIC		Grade			Metal Content
Mineral Resource Category	Tonnes (Mt)	Gold (g/t)	Copper (%)	Silver (g/t)	Gold (kg)	Copper (Mt)	Silver (kg)
Indicated	155.000	0.58	0.95	1.30	90 000	1.470	202 000
Total / Ave. Measured + Indicated	155.000	0.58	0.95	1.30	90 000	1.470	202 000
Inferred	70.000	0.62	0.86	1.10	44 000	0.600	77 000

IMPERIAL		Grade			Metal Content
Mineral Resource Category	Tons (Mt)	Gold (oz/t)	Copper (%)	Silver (oz/t)	Gold (Moz)	Copper (Mt)	Silver (Moz)
Indicated	170.900	0.016	0.90	0.037	2.890	1.620	6.490
Total / Ave. Measured + Indicated	170.900	0.016	0.90	0.037	2.890	1.620	6.490
Inferred	77.200	0.018	0.86	0.031	1.400	0.660	2.379
Notes:
1. Mineral Resources are reported with an effective date of June 30, 2024 using the SAMREC Code, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr Ronald Reid, FAIG, whose job title is Group Resource Geologist with Harmony Gold (PNG Services) Pty Limited.
2. Mineral Resources are reported on a 50% basis as Harmony holds a 50% interest in the WGJV.
3. Mineral Resources are reported exclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
4. Mineral Resources at Golpu are reported assuming a bulk mining underground extraction method and metallurgical recovery for copper and gold by sulphide flotation. Mineral Resources are reported above a net smelter return ("NSR") cut-off, which assumes a gold price of USD1,300/oz Au, a copper price of USD3.40/lb Cu, mining cost of USD8.37/t mined, processing cost of USD9.75/t processed, general and administrative (G&A) costs of USD4.17/t processed, copper concentrate treatment charge of USD100/dmt of concentrate, transport cost of USD33.50/wet tonne of concentrate, and copper refining charges of USD0.10/lb of recovered copper. Silver and molybdenum were not valued in the NSR cut-off; however, these elements were reported within the Mineral Resource as they were expected to be recovered with minor circuit modifications or concentrate contract negotiations. Over the life-of-mine, it is anticipated that copper recoveries will average 94% and gold recoveries will average 68%.
5. Metal contents reported do not include allowances for processing losses.
6. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Rounding is to three significant figures.
Table 11-5: Summary of the Wafi Mineral Resources as at June 30, 2024 (Exclusive of Mineral Reserves) 1-6

METRIC		Grade			Metal Content
Mineral Resource Category	Tonnes (Mt)	Gold (g/t)	Copper (%)	Silver (g/t)	Gold (kg)	Copper (Mt)	Silver (kg)
Indicated	54.000	1.65	—	—	89 000	—	—
Total / Ave. Measured + Indicated	54.000	1.66	—	—	89 000	—	—
Inferred	20.000	1.37	—	—	26 000	—	—

IMPERIAL		Grade			Metal Content
Mineral Resource Category	Tons (Mt)	Gold (oz/t)	Copper (%)	Silver (oz/t)	Gold (Moz)	Copper (Mt)	Silver (Moz)
Indicated	59.500	0.048	—	—	2.861	—	—
Total / Ave. Measured + Indicated	59.500	0.048	—	—	2.861	—	—
Inferred	17.100	0.038	—	—	0.643	—	—
Notes:
1. Mineral Resources are reported with an effective date of June 30, 2024 using the SAMREC Code, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr Ronald Reid, FAIG, whose job title is Group Resource Geologist with Harmony Gold (PNG Services) Pty Limited.
2. Mineral Resources are reported on a 50% basis as Harmony holds a 50% interest in the WGJV.
3. Mineral Resources are reported exclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
4. Mineral Resources at Wafi are reported assuming open pit mining methods with limited internal selectivity, and a process method that is anticipated to be a combination of a carbon-in-pulp ("CIP") and carbon-in-leach ("CIL") operation, with a flotation sulphide recovery

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
mill process. The estimates are reported at cut-offs of 0.4g/t Au for non-refractory gold mineralisation ("NRG") and 0.9g/t Au for refractory gold mineralisation ("RG"). Mineral Resources are constrained within a conceptual open pit shell that uses the following input assumptions: gold price of USD1,400/oz; mining costs of USD5.40/t mined, and process and general and administrative costs of USD17.30/t processed. Metallurgical recovery is estimated at 91% gold recovery NRG and minimum of 47% recovery for RG. Pit slope approximate overall angles range from 33° in oxidised material to 65° in fresh rock.
5. Metal contents reported do not include allowances for processing losses.
6. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Rounding is to three significant figures.

Table 11-6: Summary of the Nambonga Mineral Resources as at June 30, 2024 (Exclusive of Mineral Reserves) 1-5

METRIC		Grade			Metal Content
Mineral Resource Category	Tonnes (Mt)	Gold (g/t)	Copper (%)	Silver (g/t)	Gold (kg)	Copper (Mt)	Silver (kg)
Inferred	24.000	0.690	0.20	—	16 000	0.047	—

IMPERIAL		Grade			Metal Content
Mineral Resource Category	Tons (Mt)	Gold (oz/t)	Copper (%)	Silver (oz/t)	Gold (Moz)	Copper (Mt)	Silver (Moz)
Inferred	26.455	0.019	0.20	—	0.500	0.052	—
Notes:
1. Mineral Resources are reported with an effective date of June 30, 2024 using the SAMREC Code, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr Ronald Reid, FAIG, whose job title is Group Resource Geologist with Harmony Gold (PNG Services) Pty Limited.
2. Mineral Resources are reported on a 50% basis as Harmony holds a 50% interest in the WGJV.
3. Mineral Resources are reported exclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
4. Mineral Resources at Nambonga are reported assuming a bulk mining underground extraction method. The Mineral Resource is reported using an assumed 0.5g/t Au cut-off grade. This cut-off grade is based on the adjacent Golpu deposit as an analogue, assumes an overall mining, processing, and G&A operating cost estimate of about USD15.50/t, a gold price of UDD1,300/oz, and a metallurgical recovery of 85% for gold. This equates to a cut-off grade of approximately 0.46g/t Au, based on gold only. Conceptual costs associated with copper and silver recovery were approximated as equivalent to 0.04g/t Au. The total cutoff grade for reporting purposes was 0.5g/t Au.
5. Metal contents reported do not include allowances for processing losses.
6. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Rounding is to three significant figures.

11.7Mineral Resource Reconciliation
The previous Mineral Resources are the same as those reported currently therefore no reconciliation is required.

11.8Comment on Mineral Resource Estimates
The QP is of the opinion that Mineral Resources were estimated using industry accepted practices and conform to SAMREC, 2016. The Mineral Resources have also been reported in accordance with the S-K 1300 guidelines.

There are no other environmental, legal, title, taxation, socioeconomic, marketing, political or other relevant factors known to the QP that would materially affect the estimation of Mineral Resources that are not discussed in this Report.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
12Mineral Reserve Estimate
Section 229.601(b)(96) (12) (i-iv)
Mineral Reserves are reported for the Golpu deposit only. Indicated Mineral Resources were converted into Probable Mineral Reserves.

12.1Key Assumptions, Parameters, and Methods used to Estimate the Mineral Reserve
The proposed mine life will be 28 years from first production through the processing plant (excluding construction and closure phases). Cost estimates used in the preparation of the Mineral Reserves are based on the most recent mining studies completed in 2018. The Mineral Reserves consist of material that, when delivered to the mine portal, has a recovered value greater than the cost of all downstream processes, including fixed costs and associated dilution.

The mine to port area, surface services and infrastructure, BC44 and BC42, underground services, and infrastructure areas are designed to a feasibility level of confidence. The BC40 cave footprint and thus extraction level layout, are designed at a pre-feasibility confidence level. The infrastructure for BC40 is identical to that of BC44 and BC42 and is at a feasibility level of confidence. There will be no additional surface infrastructure for BC40.

12.1.1Proposed Mining Case
The proposed mining method is block caving at three distinct elevations:
•the BC44 extraction level is planned at 4,400mRL, to extract a total of approximately 67Mt of material over a seven-year period at a peak annualised 16.84Mt/a production rate. During caving operations, ore from the block cave drawpoints will be delivered by diesel load–haul–dump vehicles (“LHDs”) to either of two underground gyratory crushers then conveyed to the Watut process plant on surface by an inclined conveyor system;
•the BC42 extraction level is planned at 4,200mRL, to extract a total of approximately 93Mt of material over a nine-year period at a peak annualised 16.84Mt/a production rate. Materials handling from drawpoint to the Watut process plant is identical to that proposed for BC44; and
•the BC40 extraction level is planned at 4,000mRL, to extract a total of approximately 240Mt of material over a 16-year period at a peak annualised 16.84Mt/a production rate. Materials handling from drawpoint to the Watut process plant will be identical to that proposed for BC44.

The base case was developed by assessing the revenue profile using commercially available PCBC software, to develop block cave schedules at a high level such that the starting point (or base case) provides approximately the correct strategy that was subsequently used for optimisation. When assessing the transition between three block caves there are many permutations that exist, as the tonnes and grade mined from the upper cave affects the available tonnes and grade of the successive caves.

Material generated from BC44 cave establishment activities will be categorised as ore when it has an NSR >USD10/t. This classification will apply until the first crusher is commissioned at BC44. Such ore will be stockpiled on surface and then used in plant commissioning. Gold produced will be a credit to the capital cost of the Golpu Project up until commercial production is declared. Commercial production will occur when the first block cave has reached its hydraulic radius and is self-sustaining for forward production.

Following the commissioning of the first crusher at BC44, the assumption for ore and waste cut-offs, is that all mineralised material, regardless of NSR cut-off, will be processed to reduce the potentially acid-forming (“PAF”) storage requirements due to limited space and difficulty of construction of large PAF storage facilities. Development ore recovery is assumed to be 100% of the in-situ resource block model.

The software package PCBC was used to select the economic block heights and to schedule the optimum extraction sequence for the draw columns.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Cave ore recovery is assumed to be 100% of the mixed/diluted block model. All columns are taken to the maximum economic height on the BC40 level at the shutoff shown in Table 12-1. The shut-off for each drawpoint and the shut-off strategy for the footprint defines the economic height of draw (“HOD”) of a column.

Table 12-1: Parameters for Column Heights

Block Cave	Ave HOD (m)	90th Percentile HOD (m)	Nominal Shut-Off Value (USD/t)	Draw Points Closed Due To Shut-Off
BC44	320	530	60	4
BC42	490	805	40	5
BC40	590	1 120	25	99
Notes: HOD = Height of draw.

Three different dilution types were attributed as part of the block model:
•mixing dilution which is material above the unmixed economic surface;
•outside (or toppling) dilution which is material coming from outside the projection of the footprint; and
•planned dilution, sub-economic material that is within an un-mixed economic surface.

However, two forms of dilution will be reported:
•material with a value less than USD20/t regardless of location; and
•material from outside the vertical walls of the cave that migrates (toppling) into the cave via crater generation.

All development has mining factors for dilution and recovery applied to accurately represent the expected mined tonnes. All mining volumes (shapes) outside the block model have tonnes contributing but not metal, the tonnes are allocated to unclassified material.

12.1.2Geometallurgical Domains and Recovery
A total of 13 geometallurgical domains were assigned. There is a distinct change in the profile of the metallurgical domains over the LOM. Initially a high proportion of the mineralisation will consist of metallurgical Domain 33 (porphyry) which is characterised by high recoveries of both copper and gold. After approximately Year 9, the proportion of other rock types will increase, with significant amounts of metallurgical Domain 29, 31 and 32. The high grade section of the mining corresponds to the highest proportion of metallurgical Domain 33 material, which represents the highest recoveries of all the metallurgical domains.

The recovery rates per geometallurgical domain is presented in Table 12-2.

12.1.3Net Smelter Return
The NSR is the return from sales of concentrate or metal product, expressed in USD/t, excluding site costs (mining, processing and general and administration) and sustaining and non-sustaining capital costs. The NSR is determined taking into account the treatment, transport and royalty costs “outside the mine gate”. Input parameters for the NSR are summarised in Table 12-3. The copper and gold payable scales are sliding scales dependent on the grade of the material. The copper payable scale varies from 96.65% at >32% Cu to 95.00% at >20% Cu. The gold payable scale varies from 98.50% at >75g/t Au to 90.00% at >1g/t Au.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Table 12-2: Metallurgical Recovery Assumptions

		Copper Circuit		Pyrite Circuit	Leach Circuit
Domain	Cu Conc Grade (%)	Cu Recovery (%)	Au Recovery (%)	Au Recovery (%)	Au Recovery (%)
BOCO	0	-	-	-	0
Supergene	0	-	-	-	0
Alunite Metasediment	18	80.73 x (1- exp(-1.99 x Cu head %))	37.481 x exp (-0.667 x Au feed (g/t))	77 - Au Rec to Cu Conc	26
Alunite Porphyry	28	91.21 x (1- exp(-1.99 x Cu head %))	66.61 x exp (-0.667 x Au feed (g/t))	87 - Au Rec to Cu Conc	32
Dickite Metasediment	10	73.1 x (1- exp(-3.6 x Cu head %1))	37.481 x exp (-0.667 x Au feed (g/t))	52 - Au Rec to Cu Conc	26
Dickite Porphyry	28	If Cu >0.05% : 100 - 25 567/Cu head % - 55.0 516/S head %	If Cu Rec > 0% : 44.577 x exp(1.8967 Au:S in feed)	If Au to Cu Conc > 0% : 172.81 x exp (-0.036 x Au Rec to Cu Cone)	32
		If Cu <0.05% : 0%	If Cu Rec = 0% : 0%	If Au to Cu Conc = 0% : 0%
Dickite + Actinolite Metasediment	24	84.8 x (1-exp(3.6 Cu head %))	41.37 x exp (-0.65 x Au feed (g.t))	70 - Au Rec to Cu Conc	26
Dickite + Actinolite Porphyry	28	94.55 x 11 - exp(-1 .99 x Cu head %)	49.8 x exp(1.8967 x Au:S in feed)	90 - Au Rec: to Cu Conc	32
Sericite + Actinolite Metasediment	24	If Cu:S >0.15, If Cu >0.05% : 100 - 3.2963/Cu head % - 25.467/S head %	If Au:S <0.38 : 44.577 x exp (1.8967 x Au:S in feed)	58.824 x exp (-0 .015 x Au Rec to Cu Conc)	38
		If Cu:S <0.15, If Cu >0.05% : 100 - 2-.5567/Cu head % -65.0516/S head %	If Au:S >0:38 : 82%	172.81 x exp (-0 .036 x Au Rec to Cu Conc)
Sericite + Actinolite Portphyry	28	100 - 3.2963/Cu head % - 25.467/S head %	If Au:S <0.7, If Au:Cu >0.65 : 85 x (1 - exp( -1 .SO x Au (g/t)))	58. 824 x exp (-0 .015 x Au Rec to Cu Conc)	45
			Else : 6.2944 x exp (3.8436 x Au:Cu in feed)
Actinolite Metasediment	28	If Cu:S > 0.10 : 100 - 5.93374 / Cu head %	If Au:Cu <1.0 : 72.743, exp (-0.527 x Au:Cu in feed)	132 x exp (-0.037 x Au Rec to Cu Conc)	84
		If Cu:S < 0.10 : 50%	If Au:Cu >1.0 : 62%	25%
Actinolite 3% Chacopyrite	28	If Cu:S > 0.20 : 100 - 7.3515 / Cu head %	If Au:Cu <0.4 : 72.743, exp (-0.527 x Au:Cu in feed)	55.531 x exp (-0.022 x Au Rec to Cu Conc)	84
		If Cu:S < 0.20 : Domain 31	If Au:Cu >0.4 : 144 x exp (-1.627 x Au:Cu in feed)
Actinolite Porphyry	28	If > 0.60 Cu:S : 100 - 0.4517/Cu head %- 7.0588/S head %	85 x (1-exp(-1.80 x Au (g/ t )))	55.531 x exp (-0 .022 x Au Rec to Cu Conc)	84
		If < 0.60 Cu:S : 100 - 0.1296/Cu head % - 0.8974/S in feed %
Chlorite / Epidote	0	-	-	-	0

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Table 12-3: NSR Input Parameters

Variable	Unit	Value
Royalties	% of gross revenue from all mining sales.	2.00
Ongoing Regional Support		1.00
Production Levy		0.25
Concentrate treatment charge	USD/dmt	100.00
Copper refining charge	USD/lb	0.10
Copper payable scale	%	Variable
Copper minimum deduction	%	1.00
Gold refining charge	USD/oz	6.00
Gold payable scale	%	Variable
Ocean freight charge	USD/wMt	40.00
Franchise deduction (Bill of Loading)%		0.25
Contracts subject to weight deductions	%	50.00
Concentrate moisture	%	9.00
Arsenic trigger level	ppm	1.00
Arsenic penalty in excess of 1,000ppm	USD/1,000ppm	2.50

12.2Modifying Factors
The modifying factors are presented in Table 12-4.

Table 12-4: Modifying Factors

Modifying Factor	Unit	Value
Gold Price	USD/oz	1 200
Copper Price	USD/lb	3.00
Exchange Rate
Aus Dollar : USD		0.75
PGK : USD		3.10
NSR Cutoff
Development	USD/t	10.00
BC44	USD/t	60.00
BC42	USD/t	40.00
BC40	USD/t	19.15
Metallurgical Recoveries (by Domain)%		Various
Total Dilution	%	17.00
Including Toppling	%	1.50

12.3Mineral Reserve Estimate
All Mineral Reserves were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

Mineral Reserves are reported in Table 12-5 with an effective date of June 30, 2024, on a 100% basis. Harmony has a 50% interest in the WGJV. All Mineral Reserves are classified as Probable Reserves.

The QP responsible for the estimate is Caveman Consulting.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Table 12-5: Summary of the Golpu Mineral Reserves as at June 30, 2024 1-5

METRIC		Grade			Metal Content
Mineral Reserve Category	Tonnes (Mt)	Gold (g/t)	Copper (%)	Silver (g/t)	Gold (kg)	Copper (Mt)	Silver (kg)
Probable	190.000	0.83	1.23	—	158 628	2.330	—
Total / Ave. Proved+ Probable	190.000	0.83	1.23	—	158 628	2.330	—

IMPERIAL		Grade			Metal Content
Mineral Reserve Category	Tons (Mt)	Gold (oz/t)	Copper (%)	Silver (oz/t)	Gold (Moz)	Copper (Mt)	Silver (Moz)
Probable	209.439	0.024	1.23	—	5.100	2.568	—
Total / Ave. Proved + Probable	209.439	0.024	1.23	—	5.100	2.568	—
Notes:
1. Mineral Reserves are reported with an effective date of June 30, 2024, using the SAMREC Code, 2016. For the purposes of this report on Form 20-F, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Caveman Consulting.
2. Mineral Reserves are reported on a 50% basis as Harmony holds a 50% interest in the WGJV.
The approximate location of the Mineral Reserves is indicated in Figure 12-1.
3. Mineral Reserves are reported using the following assumptions: block cave mining method, gold price of USD1,200/oz Au, copper price of USD3.00/lb Cu, above a net smelter return cut-off of USD10/t (development), USD60/t (BC44), USD40/t (BC42), USD19.15/t (BC40), variable metallurgical recoveries by metallurgical domain. The total dilution is estimated to be about 17% with toppling contributing approximately 1.5%.
4. Tonnes, grade, and content are declared as net delivered to the mills. Metal contained in tonnages do not include allowances for processing losses.
5. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Rounding is to three significant figures.

Areas of uncertainty that may materially impact the Mineral Reserve estimates include changes to:
•long-term gold and copper price assumptions;
•exchange rate assumptions;
•metallurgical recovery assumptions;
•input assumptions used to derive the cave outlines and the mine plan that is based on those cave designs;
•operating, and capital assumptions used, including changes to input cost assumptions such as consumables, labour costs, royalty and taxation rates;
•geotechnical, mining, dilution and processing recovery assumptions; including changes to designs as a result of changes to geotechnical, hydrogeological, and engineering data used;
•shut-off criteria used to constrain the estimates;
•assumed permitting and regulatory environment under which the mine plan was developed;
•obtaining mining permits, including timing for finalisation of the Special Mining Lease;
•obtaining agreements to land under customary ownership;
•permits for deep sea tailings placement;
•obtaining operations certificates in support of mine plans;
•obtaining and maintaining social and environmental license to operate.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Figure 12-1: Approximate Location and Classification of Golpu Mineral Reserves

Source: WGJV, 2018

Inferred and unclassified are not included in Reserve declaration, but are included in the mine inventory

Factors that are risk-specific to block cave operations, and which may affect the Mineral Reserves include:
•inrush of water or mud into the underground workings including declines, cave levels and infrastructure areas;
•poorer rock mass quality and quantity than interpreted;
•inability to achieve planned decline development rates having impact on schedule and cost;
•incorrect estimation of cave propagation potentially leading to air blast, caused by the sudden collapse of the cave when a significant air gap is present due to the cave stalling;
•damage to mine workings due to a seismic event.

The major control for the block cave-related risks is additional data collection to provide the data necessary to better understand the rock mass and the fragmentation in the cave and also to the provide the opportunity to dewater and understand the potential for further risk mitigation.

Note that the total mined tonnes do not match the total Life of Mine production schedule as the Ore Reserve estimate was completed at the conclusion of the Feasibility Study Update following the delivery of the Operating Cost and Sustaining Capital estimates.

12.4Mineral Reserve Reconciliation
Mineral Reserves at the Golpu underground contained a total of 407koz of gold and 281Mlb of copper that were classified as Inferred and an additional 358koz of gold and 238Mlb of copper that were unclassified. SK1300 does not allow for any Inferred or Unclassified material to be included in Mineral Reserves. To address this issue, all tonnage and metal that was classified as Inferred material was moved to Mineral Resources, Unclassified material was removed from the Mineral Reserves (metal only) and was not reclassified as Mineral Resources.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
12.5Commentary on Mineral Reserve Estimate
The QP is of the opinion that Mineral Reserves were estimated using industry accepted practices and conform to SAMREC, 2016. Mineral Reserves have also taken the S-K 1300 guidelines into account. Mineral Reserves are based on underground mass mining assumptions.

There are no other environmental, legal, title, taxation, socioeconomic, marketing, political or other relevant factors known to the QP that would materially affect the estimation of Mineral Reserves that are not discussed in this Report.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
13Mining Method
Section 229.601(b)(96) (13) (i-v)
The proposed mining method is block caving on three levels, namely BC40, BC42 and BC44. The BC44 and BC42, underground services, and infrastructure areas are designed to a feasibility level of confidence. The BC40 cave footprint and thus extraction level layout are designed at a pre-feasibility confidence level. The infrastructure for BC40 is identical to that of BC44 and BC42 and is at a feasibility level of confidence. There will be no additional surface infrastructure for BC40.

13.1Mine design
Block caving was selected for the following reasons:
•orebody geometry and geotechnical conditions;
•high productivity, low operating cost mining method; and
•higher-value material located at depth can be accessed earlier in the mine plan.

The proposed mine plan uses technology conventional to block cave operations, including mine design and equipment. The mine is planned to operate 24 hours per day, every day of the year, apart from scheduled and unscheduled shutdowns. A schematic layout of the proposed mining operations is provided in Figure 13-1, whilst plan view of each level are presented in Figure 13-2.

Access to the mine workings will be via the Watut and Nambonga declines, with each generating waste rock that will either be used in construction activities, processed or deposited within the waste rock storage facilities (WRSFs). Block cave mining will not result in the production of waste rock because all material extracted from the block cave will be fed to the Watut process plant. Block cave mining will cause a subsidence zone of fractured rock to develop that will propagate to surface.

During caving operations, ore from the block cave drawpoints will be delivered by LHD vehicles to an underground crusher. The crushed ore will then be conveyed to the surface. The ore conveyor emerging at the Watut declines portal terrace will continue overland for approximately 600m to deliver crushed ore to a coarse ore stockpile adjacent to the Watut process plant for processing.

13.1.1Access
The minimum required cross-sectional area for the declines is a finished profile height of 6.35m and width of 5.4m. The decline access system will consist of five parts:
•Watut decline system (twin parallel declines);
•Nambonga decline system;
•BC44 decline system;
•BC42 decline system; and
•BC40 decline system.

The Watut decline system will be the primary production, people, equipment, and maintenance access point. The decline will consist of two parallel declines with lateral connections between them extending from the Watut portals to conveyor transfer station 1 (TF1). The twin declines are required for ventilation and egress during both construction and production phases. During production the declines will be used as access and as a material handling system.

The primary role of the Nambonga decline is a high-velocity ventilation system. It will provide early access to the mineralisation prior to completion of the Watut declines and will provide the operation with a second front for decline access to the orebody that does not intersect the higher-risk Buvu Thrust zone which transects the Watut declines. Once the mine is operational, the decline will be used only for inspections and emergency egress.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Figure 13-1: Schematic of Mine Layout

Nambonga Decline
Exhaust Shaft System
Portal
Conveyor Decline
Cave Engineering Level
Dirty Water Dams
Access Decline
Gyratory Crusher
Workshop
BC44
Access Decline
Typical Transfer Station
BC42
Conveyor Decline
BC40
Dirty Water Dams

Source: WGJV, 2018

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Figure 13-2: Plan View of Mine Layout by Block Cave Levels

N
TF2
Workshop
BC44
Watut
TF1
Access
TF3 to BC42
N
BC42
Conveyors
to BC42
TF5 to BC40
TF4
Touch Points
TF7
TF3
N
BC40
TF6
Touch Points
TF5
North & South Access
Take-off
Conveyor Decline
Access Decline
Return Air System
Fresh Air System
Airflow:
Inflow
In Stope
Outflow

Source: WGJV, 2018

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Below TF1, the decline system will be extended as required in three sections, Watut to BC44, BC44 to BC42, and BC42 to BC40 (Figure 13-2). Each system will consist of:
•conveyor decline;
•access decline;
•return air system; and
•intake air system.

The conveyor decline will be located outside the cave zone for BC40 as it is part of the LOM infrastructure.

The cave engineering level will be located at 4,870mRL, approximately 780m from the Nambonga decline. This level will be used for data gathering, further refinement of the rock mass understanding, monitoring of the cave and potentially for dewatering.

13.1.2Cave Design
The extraction level designs for the three levels are based on the El Teniente drawpoint layout style with drives with an excavation size of 5m high by 5m wide, suitable to accommodate an automated 21t loader after ground support is installed. The orientation of the drawpoint drives is parallel to the undercut front, and perpendicular (for BC44 and BC42) to the Compass Fault system. It is considered to be standard practice to orientate the drawpoint drives perpendicular to the undercut front for abutment stress management during undercut progression.

All levels have a layout spacing of 30m x 18m for draw interactivity and to provide a stable footprint. Each level will have two gyratory crushers located on the western side of the footprint, and each crusher will have a three-way tipple. The crusher tipple will be the highest location on the extraction levels to ensure that the materials handling system is never flooded. To enable this, extraction levels will grade from the west to the east with sumps located in the eastern perimeter drive. The cave assumptions are tabulated in Table 13-1.

Table 13-1: Block Cave Layout Assumptions

				Approximate Undercut Size
Block Cave	No. Extraction Drives	No. Drawpoints	Production Area (m2)	Length (m)	Width (m)
BC44	12	268	72 360	400	300
BC42	13	265	71 550	420	300
BC40	17	508	137 160	540	430

An advanced undercut strategy was adopted for all caves. Geotechnical modelling has also shown a requirement to extend and lower the undercut 40m over the extraction level eastern perimeter drive to provide stress shielding. To ensure undercut connectivity the W-cut design consists of two levels; the undercut level (at the top of the drawbells); and the apex level (top of the apex pillar).

The undercut drill-and-blast design incorporates conditioning with blasting every third ring. The W-cut will be established with a slot to create initial void then rings will be fired progressively with the swell removed after each firing. A typical firing will consist of two rings. The burden varies based on the rock type; however, the average burden is approximately 3m. About 30% of the undercut tonnes will be removed during undercutting, and the remainder will be mined as part of the cave.

The planned double-ended drawbells will be mined to a shape similar to that used at Newcrest’s Cadia East operations in Australia. The drawbells will be 12m long at the base and aproximately 16m high to create a functional drawbell. The drawbell drill and blast design will be a central slot with dumped rings radiating outwards from this slot. The dumped rings will act like a wedge firing and assist the blasting. Drawbells will be fired in a single shot with approximately 30% of the tonnes planned to be removed at firing. The remaining tonnes would be excavated as part of the cave.

A de-stress slot will be located on the western side of each of the footprints and is designed to create a barrier to protect the footprint infrastructure (drawpoints and drawbells) from the abutment stresses. The

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
slot will be integrated with the undercut to provide an unbroken shield. The slot will be established using standard long hole rise blasting and extended using three-hole patterns on a 2.9m burden.

All firing will be up-holes progressing in front, and in the direction of the undercut. The slot will be progressed in 14.5m (along strike, five rings) shots with the upper level leading by a minimum of one shot for safety and interaction purposes. The slot will remain full throughout the process with sufficient material removed to demonstrate material is flowing and the targeted porosity within the slot is obtained.

13.1.3Ventilation
Due to high surface ambient temperatures and humidity, and the depth of the mine, considerable ventilation and cooling capacity will be required to be installed to ensure the health and safety of mine workers.

The ventilation system was designed for a 16.84Mt/a production capacity. During the capital development period, ventilation needs will be dominated by diesel exhaust dilution requirements, whereas for the steady-state mine the design constraint will be heat rather than diesel dilution.

Each of the block caves has the same ventilation strategy, which consists of intake air being delivered to the north and south of the eastern perimeter drive via the accesses. Airflow will move from east to west and be exhausted via a 3m diameter rise located above each of the crushers. The airflows within the extraction drives will be governed by a ventilation-on-demand (“VOD”) system successfully implemented at Newmont'ss Cadia East mine. Using the VOD system and having two exhaust points on the footprint that are located at the tipple keeps the system simple, easily managed, and ensures velocities required to manage dust are achieved where required.

13.2Mine Plan Development and Life of Mine Schedule
It is proposed that the first block cave, BC44, will be situated at 4,400mRL. The second block cave, BC42, will be situated at 4,200mRL. The third block cave, BC40, is proposed to be situated at 4,000mRL. The mine has a total forecast life of 28 years from first production of the processing plant (excluding construction and closure phases). The production profile is presented in Figure 13-3 and Figure 13-4.

Given the vertical separation between the caves is 200m, a reduction in production during the cave transition periods can be expected. However, this was minimised to maximise project value by increasing the concurrent production from the two caves and allowing the second (lower) cave to develop to a point where it can be productive when the first (upper) cave is closed.

13.3Geotechnical and Geohydrological Considerations
13.3.1Geotechnical
Geotechnical interpretations are supported by point load testing, uniaxial compressive strength testing, modified punch testing (block punch index), triaxial (multi-stage) tests, acoustic televiewer (“ATV”) and manual logging of drill core, and RQD, RMR, intact rock strength (“IRS”) and tunnelling quality index (Q’) measurements and calculations. In-situ stress testing was undertaken with ANZI cells in addition to acoustic emission testing and borehole breakout (from ATV surveys).

A domained geotechnical model was constructed incorporating interpolated data, with the interpolation controlled by the proximity to interpreted structures and boundaries within the domain. The final geotechnical block model consists of a total of 18 domains (inclusive of a host domain) and 69 sub-domains. A number of those sub-domains are then subsequently filtered by depth sub-categories.

The final compiled interpolated block model of RMR, RQD, and IRS, together with the summary statistics of rock quality and strength for each domain and sub-domain, was supplied to Itasca Australia (Pty) Limited (Itasca) as design input for the numerical assessment of stability and cave propagation.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Figure 13-3: Graph of Wafi-Golpu LOM Plan – Tonnes and Grade

Golpu LOM Plan - Tonnes and grade
20 000
18 000
16 000
14 000
12 000
10 000
8 000
6 000
4 000
2 000
0
2.50
2.25
2.00
1.75
1.50
1.25
1.00
0.75
0.50
0.25
0.00
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32
Ore Pocessed (kt)
Gold Grade (g/t Au)
Copper Grade (% Cu)

Figure 13-4: Graph of Wafi-Golpu LOM Plan - Metal Produced

Golpu LOM metal produced
Gold Production/Copper Production
600
500
400
300
200
100
0
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32
Gold Production (koz)
Copper Production (kt)

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Itasca completed 3D numerical analyses, including FLAC3D and CAVESIM in order to assess caveability and subsidence over the LOM. The models encompassed the BC44, BC42 and BC40 block cave designs, 10 regional faults and the pre-mining surface topography. All the model permutations resulted in successful propagation of the BC44, BC42 and BC40 caves (Table 13-2).

Table 13-2: Geotechnical Results

Block Cave	Results
BC44	The models indicate that almost all reserves located vertically above the footprint are successfully caved. The caving mechanism involves first chimney caving in the weaker rock units to surface. At breakthrough the cave is near vertical below Reid Fault, but much of the reserves above the Reid Fault are not mobilised. Following breakthrough, the cave gradually broadens towards the north and along Camp Faults near surface. The predicted cave shape at the end of BC44 production is bound by Compass 5 Fault in the north and Compass 6 Fault in the south near surface, and the yielded zone extends between 50– 100 m around the cave.
BC42	Cave propagation during the early stages is driven by shear failure of the material in a high stress environment, with major principal stresses exceeding 90 MPa. The proposed schedule results in physical breakthrough into BC44 production level after 10 months of production (two months before production ends in the upper lift), and seismogenic connection with BC44 up to three months earlier. At the end of BC42 production, the cave is predicted to be vertical up to 5100 mRL. Above this level, the span of the cave reduces slightly, mostly due to interaction with the faults in a lower-stress environment.
BC40	Cave propagation during the early stages is driven by shear failure of the material in a high stress environment, with major principal stresses exceeding 100 MPa. The proposed schedule results in physical breakthrough into BC42 after seven months, and seismogenic connection up to four months earlier. At the end of BC40 production, the cave is predicted to be near vertical, and significant yielding (>50% cohesion loss) can be observed up to 200 m from the cave in the weak sediments. The models indicate that almost all reserves located vertically above the BC40 footprint are successfully caved.

The caves grew freely in response to draw in all rock types in the column and no stalling or hang-ups were observed on the cave sidewalls at the end of production. No significant variations in the size or growth rate of the caves were observed using upper design material properties in the Livana Porphyry. However, the potential exists for differential or chimney caving in the weak rock especially near contacts or in fault zones. Itasca recommended that future studies explore the potential for cave engineering (e.g., hydraulic fracturing, horizontal slots, etc.) to increase the caveability of the Livana Porphyry.

The location of the footprint with respect to the surface topography (west area of the footprint under a mountain) leads to increased subsidence towards the west. A stability angle of 45° was selected for all the near surface materials, which means that the crater develops with a 45° angle unless failure occurs within the crater slopes due to rock mass yielding or slipping along the faults. Given the relatively conservative stability angle adopted for the analysis, the crater slopes remain stable at the end of production, with very limited surface cracking around the edges of the crater.

Extraction level footprints were placed in the Livana porphyry at both the BC44 and BC42 elevations to ensure robustness and stability as the actinolite host rock mass has a lower strength at these elevations. Below 4,200mRL, the actinolite rock mass gains strength and geotechnical advice is that the extraction level footprint could extend beyond the Livana Porphyry and into the actinolite to recover the remnant mineralised material above BC40.

Crushers were placed in the barren western (diorite) porphyry and located >150m from the cave footprint to reduce the risk of damage from caving induced abutment stress. Preliminary modelling results indicate that the extraction levels and crusher infrastructure will be stable. Measures such as de-stress slots, extension of the undercut to the east of the footprint and development of the east perimeter drive post completion of the eastern undercut extension will be required to ensure the stability of this development.

13.3.2Geohydrological
Groundwater inflows to the mine will commence at the start of the Nambonga decline development. By the time development reaches BC44 the combined total inflows are predicted to increase to about 240L/s.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
After BC44 and BC42 commences production, the inflows will decrease to about 150L/s in Year 16 of the operation. After that time, the inflows are expected to rapidly increase to about 240L/s as BC40 commences operation before decreasing to a steady-state rate of 155L/s. This is due to propagation of the BC40 cave as it reaches major water-bearing oxide aquifers. Once groundwater is removed from oxide aquifer storage, the inflows are projected to be primarily associated with recharge.

Dewatering of the mine will be conducted from underground as well as using surface dewatering bores and horizontal drains around the cave perimeter. A series of sumps and pump stations will be progressively established during decline development. This system will be maintained for the LOM.

Since the water extracted by these dewatering bores is currently discharging to the streams (as streams base flow) around the future cave zone, no treatment of this water is envisaged, and the water will be discharged directly to these streams. This will not only reduce mine water treatment requirements but will also contribute to maintaining environmental flows in the streams affected by mine dewatering.

During the period from decline development period and Watut process plant start-up, prior to disposal of the mine water from this dewatering system, mine water will be treated at the surface in order to adjust its chemistry to conform with PNG environmental guidelines. After adjustment, the mine water will be discharged to Boganchong Creek.

Following start up all water will be consumed by the processing requirements or disposed of via deep sea tailings placement (DSTP); only in an emergency will the treated water be discharged to the creek. Inflows to the mine and discharge to the environment will be monitored for quality and quantity throughout the LOM.

Experience from similar mining operations indicates that once the block cave breaks through to the surface, during heavy rainfall events there will be a high risk of water flows rapidly reporting to the mine workings underground. The reporting time varies at different mines, from 24 hours to two to three weeks.

There is no practical method to seal the subsidence zone and the mine will be prepared for dealing with such rapid increase in mine water inflows by a combination of providing emergency water pumping capacity, underground emergency water storage, and allowing for temporary flooding of the lowest mine openings. All pump stations and electrical equipment associated with dewatering will be installed above the expected flood line, to ensure mine dewatering can still be achieved during and after a flood event.

13.4Mining Operations
There are no current mining operations underway.

13.5Mining Rates
Mining is planned at an average rate for 16.84tpa (Figure 13-3).

13.6Mining Equipment and Machinery
The proposed equipment list is presented in Table 13-3.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Table 13-3: List of Mining Equipment

Function	Equipment	No.
Mine Development and Cave Establishment Equipment
Free Dig Development	Tunnel Excavator	1
Drilling	Face drilling jumbo	3
Drilling	Long-hole production drill	4
Ground Support	Rock bolting jumbo	6
Ground Support	Spray/agitator unit	12
Ground Support	High volume agitator	3
Ground Support	Cable bolting jumbo	4
Loading	LHD – development	4
Hauling	Truck 60t	7
Charging	Charge up unit – development	2
Charging	Charge up unit – production	2
Services	Integrated tool carrier	5
Primary Production Equipment
Loading	LHD - production	25
Secondary Breakage	Rock breaker	2
Secondary Breakage	Secondary breaking jumbo	2
Hang-up Removal	Vehicle mounted water cannon	1
Hang-up Removal	High hang-up removal unit	1
Supporting and Secondary Equipment Fleet
	Integrated tool carrier	6
	Telehandler	2
	Water truck	1
	Grader	3
	Vibratory compactor	1
	Skid steer loader	2
	Light vehicle	21
	Underground bus	2
	Services truck	2
	Flatbed delivery truck	1

13.7Grade and Dilution Control
Due to the bulk mining nature of the mining method, no grade and dilution control systems will be implemented after from draw point sampling
13.8Ore transport
Ore will be extracted from the block cave drawpoints by LHDs and trammed to the tipple. The ore will be tipped into a ROM bin of approximately 200t live capacity, and discharge into the gyratory crusher where an estimated 5% (based on a draw height of 150m) of the ore will be broken by a rock breaker before being crushed to a P80 size of approximately 115mm. The percentage of ore to be broken by the rock breaker decreases as the cave propagates as the fragmentation becomes finer through increased comminution in the cave.

The crushed ore will discharge into a 500t crushed ore bin and transfer onto a collection conveyor. The collection conveyor will discharge onto the decline conveyor system, transferring onto the main decline conveyor to surface and onto the stockpile feed conveyor, and discharging onto the coarse ore stockpile adjacent the Watut process plant.

Two identical crusher stations will be located on each of the block caves, crusher station A and crusher station B. Each crusher will be able to process 50% of the ROM feed. The crusher stations will be located on 4,400mRL (BC44), 4,200mRL (BC42) and 4,000mRL (BC40). The materials handling strategy for the three block

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

caves is identical, with the same mechanical equipment being installed in the crusher chambers. The only difference is the length of the conveyor belts.

Six collection conveyors will be installed underground, two per block cave, and one for each of the crushers. The conveyors are designed for 1,500t/hr (including 6% moisture) to cater for block cave production. The incline and overland conveying systems include nine conveyors, conveyor legs 1–8 underground, and the overland conveyor from the portal to the coarse ore stockpile.
13.9Mining Personnel
The steady state full time employees by department is presented in Table 13-4. The production staff compliment, which includes mining, is 110.
Table 13-4: Steady State Full Time Employees by Department

Department	No.
Asset Protection	67
Camp Services	142
Commercial	24
Community Affairs	27
Environment	23
External Affairs	22
Human Resources	25
Information Technology	12
Maintenance	197
Management and Administration	5
Occupational Health and Safety	53
Power Station	55
Production (Mining)	110
Supply and Logistics	25
Treatment (Processing)	68
Other	13
Total	868

13.10Commentary on Mining Method
The QP notes:
•the proposed mine plan uses block cave methods; three cave panels are planned;
•the projected mine life is approximately 28 years; and
•the planned equipment fleet is conventional to block cave operations.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
14Processing and Recovery Methods
Section 229.601(b)(96) (14) (i-iv)
The proposed Watut process plant will be a compact copper concentrator that is progressively built (in line with the profile of the mine ramp-up) to be capable of processing approximately 17Mt/a of crushed ore at peak capacity to produce a high grade copper concentrate. The plant is designed to cater for the ore composition changes over the LOM, and blending is not expected to be required.

A two-stage ramp-up philosophy will be used. The plant will run intermittently (campaign treatment) and in 50% turndown mode for the first three years. During the mine ramp-up period, the total volume of the coarse ore stockpile and start-up stockpile will be used to maintain plant utilisation as high as practicable, minimising the number of plant stops.

14.1Mineral Processing Description
Models for the two process flowsheet variations were derived from the validated base case flowsheets, using standard metal balance techniques per unit operation. A simplified flow diagram for the LEAN flowsheet is provided in Figure 14-1 and for the Golpu flowsheet in Figure 14-2. The process plant will include the following:
•crushed ore stockpile and reclaim;
•single SAB milling circuit, with the ball mill operated in closed circuit with cyclones for operation at the lower design throughput of 8.42Mt/a. This will be expanded to include a second ball mill, operating in parallel with the original ball mill circuit when the plant is expanded to a design capacity of 16.84Mt/a. The target grind size is a P80 of 106μm;
•a pebble crusher circuit is included. Pebbles are recirculated to the SAG mill during the 8.42Mt/a LEAN and early years of the 16.84Mt/a Golpu flowsheet with the pebble crusher included when necessitated by increased ore hardness in the later years of mine life;
•copper flotation comprising rougher flotation, copper rougher cleaner (single Jameson cell) which processes the first rougher concentrate, copper concentrate regrind, followed by a three-stage copper cleaner, and cleaner–scavenger stage;
•additional copper flotation cells forming part of the LEAN circuit are commissioned nine years post Special Mining Lease grant to accommodate the ramping of the process plant to design capacity of 16.84Mt/a. A pyrite rougher flotation circuit, which further processes the copper rougher tailings, is introduced 10 years post Special Mining Lease grant to meet the requirements of the increased metasediment content of the ore, corresponding to the porphyry content of less than 75%;
•a pyrite concentrate regrind circuit followed by cleaner and cleaner–scavenger stages;
•concentrate dewatering and handling;
•tailings thickening, pumping and water recovery;
•reagent mixing and distribution (including lime slaking, flotation reagents, and flocculants);
•grinding media storage and addition;
•water services (including raw water, fire water, potable water, and process water); and
•air services (including high-pressure air and low-pressure process air).

Concentrate will be pumped 103km via an overland pipeline to the port facility at Lae. The processes at the port includes:
•concentrate slurry tank storage;
•concentrate filtration plant to dewater concentrate; and
•concentrate filter cake discharged onto the ground for loading onto the ship.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Figure 14-1: Golpu LEAN Flowsheet

Mining Operations
Overland Conveyor
Coarse Ore Stockpile
Mill Feed Conveyor
SAG Mill
WTP Slurry
Ball Mill
Class, Cyclones & Screen
O/F
U/F
Cu Rougher Flotation
Tails
RC1
RC2
Tailings Thickener
O/F
U/F
DSTP
Process Water Tank
Conc
Cu Rougher Cleaner
Tails
Cu Regrind Circuit
Cu Cleaner 3
Tails
Cu Cleaner 2
Tails
Cu Cleaner 1
Tails
Cu Cleaner Scavenger
Tails
Conc
Conc
Conc
Conc
Concentrate Thickener
O/F
U/F
Concentrate Filtration (at Lae)
Concentrate Dispatch
Installed for 8.42Mtpa LEAN
Installed for 16.84Mtpa GOLPU

Source: WGJV, 2018

Figure 14-2: Golpu General Flowsheet

Mining Operations
Overland Conveyor
Coarse Ore Stockpile
Mill Feed Conveyor
WTP Slurry
Pebble Crusher
SAG Mill
Ball Mill
Class, Cyclones & Screen
O/F
U/F
Ball Mill
Class, Cyclones & Screen
O/F
U/F
Cu Rougher Flotation
Tails
RC1
RC2
Py Rougher Flotation
Tails
Conc
Process Water Tank
O/F
Tailings Thickener
U/F
DSTP
Py Regrind Circuit
Py Cleaner
Conc
Py Cleaner Scavenger
Tails
Conc
Conc
Cu Rougher Cleaner
Tails
Cu Regrind Circuit
Cu Cleaner 3
Tails
Conc
Cu Cleaner 2
Tails
Conc
Cu Cleaner 1
Tails
Conc
Cu Cleaner Scavenger
Tails
Conc
Concentrate Thickener
O/F
U/F
Concentrate Filtration (at Lae)
Concentrate Dispatch
Installed for 8.42Mtpa LEAN
Installed for 16.84Mtpa GOLPU

Source: WGJV, 2018

Thickened tailings will be pumped 103km via an overland pipeline to the coast, 6km east of Lae, where they will undergo the following:

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
•storage in mixing tank; and
•pumping via marine outfall pipeline into the deep water Huon Gulf.

No water will be returned to the process plant downstream of the tailings thickener.

14.2Plant Throughput, Design, Equipment Characteristics and Specifications
14.2.1Comminution Circuit
The comminution circuit will consist of a single SAG mill in open circuit, followed by two ball mills, configured in parallel, operating in closed circuit with dedicated classification cyclones (Figure 14-2). However, the comminution circuit is configured as a single SAB combination for the LEAN flowsheet for the first three years (Figure 14-1). The Golpu flowsheet will be commissioned in two stages with the additional ball mill circuit brought on later to match the increased tonnage profile, resulting in a SAG/ball mill configuration with the two ball mills operated in parallel. The Golpu pyrite circuit will be commissioned the following year.

The SAG mill will be operated in open circuit while each ball mill will be configured in closed circuit with a dedicated classification cyclone cluster. Each ball mill will have a circulating load of 240%. The SAG and ball mill are designed for operating at 75% of critical speed. The specific energy values used were obtained from testwork and are 6.0kWh/t for the SAG mill and 9.2kWh/t for the ball mills. The total charge volume ranges between 20–25% by volume in the SAG mill and 25–34% by volume in the ball mill. The ball charge volume is adjusted according to the demand and operation of the mill. The in-mill density designed for is 67% by mass for the SAG mill and 70% by mass in the ball mills. The discharge of both SAG and ball mills will be via a trommel screen.

Each ball mill will be operated in closed circuit with a classification cyclone cluster, the underflow will return to the mill while the cyclone overflow product will be routed across a 3mm square aperture vibrating trash screen to protect downstream processes from ingress of oversize material in the event of the cyclones roping. Two standby cyclones are included in each classification cyclone cluster. The cyclone overflow product specification is a P80 of 106μm and a density of 36% solids by mass to allow for a nominal dilution from the downstream trash screen spray water while maintaining a flotation feed density of 35% solids by mass.

Equipment specifications are included in Table 14-1. With the exception of the copper rougher cleaner, all flotation cells selected for the design were forced air flotation cells.

Table 14-1: Mill Equipment Specifications

Criteria	Units	SAG Mill	Ball Mill
Units installed		1	2
Diameter (inside shell)	mØ	11.0	7.0
Effective grinding length	m	5.5	11.7
Diameter and length (Imperial)	ft x ft	36.0 x 18.0	23.0 x 38.5
Length : diameter ratio		0.50	1.66
Discharge arrangement		Grate	Overflow
Speed (design)	% Nc	75	75
Liner type		Steel	Steel
Liner thickness (new)	mm	100	100
Media type		Steel balls	Steel balls
Media (top size)	mm	125	50
Ball charge (design)	% Vol	14	34
Total load (design)	% Vol	25	34
Pinion power (design)	kW	11 970	9 525
Installed	kW	2 x 8,000	2 x 6,250

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
14.2.2Flotation Circuit
The copper rougher cleaner circuit will consist of a Jameson flotation cell equipped with froth-washing facilities and an external recycle mechanism. Jameson Cells are best used for recovery of fast-floating liberated material, as is the case with the Golpu ore. It has been demonstrated at several similar operations that, in this application, Jameson Cells are capable of producing final product grades in a single stage of flotation. A single Jameson cell was selected that was capable of treating a feed stream of 105t/hr solids with a concentrate of 67.4t/hr solids. These cells can operate successfully in turndown mode through manipulation of the recycle stream.

The pyrite flotation circuit is only applicable during the Golpu flowsheet and will consist of a rougher, a cleaner and a scavenger bank.

Required residence times were determined at laboratory scale and are provided in Table 14-2. The scale up factor applied to the laboratory determined residence time is 2.1 for all the flotation cells.

Table 14-2: Residence Times

Area	Residence Time (min)
Copper Roughers	12
Copper Cleaners	12
Copper Scavengers	6
Second Cleaners	12
Third Cleaners	11
Pyrite Roughers	13
Pyrite Cleaners	6
Pyrite Scavengers	6

The flotation cells will be arranged in a cascading bank with two cells on one level which allows for one level control per level. Froth wash water is allowed for on every cell but only stipulated in the copper rougher cleaner cell as a ratio of 1:1 relative to the water content of the concentrate. The concentrate density was designed throughout the flotation circuit to always be at 25% by mass.

The flotation circuit will consist of two circuits: copper flotation and pyrite flotation, each with dedicated regrind circuits. Mass pull assumptions are provided in Table 14-3. Flotation cell sizing and the number of cells required are provided in Table 14-4.

Table 14-3: Mass Pull Assumptions

Area	Design Mass Pulls LEAN (%)	Design Mass Pulls Golpu (%)
Copper Roughers First Concentrate	6.22	5.08
Copper Roughers Second Concentrate	4.54	5.78
Copper Roughers Third Concentrate	9.97	9.75
Copper Roughers	4.57	3.26
Copper Cleaners	5.19	4.08
Copper Scavengers	0.50	0.50
Second Cleaners	4.39	3.45
Third Cleaners	3.41	3.14
Pyrite Roughers	2.73	—
Pyrite Cleaners	1.10	—
Pyrite Scavengers	1.60	—
Final Concentrate	7.98	6.04

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Table 14-4: Flotation Cell Numbers and Sizing

	LEAN		Golpu
Area	No.	Sizing (m3)	No.	Sizing (m3)
Copper rougher flotation	40	300	8	300
Copper rougher cleaner	Single Jameson cell, B6500/24
Copper cleaner flotation	3	100	6	100
Copper scavenger flotation	3	40	5	40
Second cleaner flotation	5	40	7	40
Third cleaner flotation	3	40	5	40
Pyrite rougher flotation	—	—	7	300
Pyrite cleaner flotation	—	—	5	30
Pyrite scavenger flotation	—	—	4	30

14.2.3Copper Regrind Milling Circuit
Concentrate from the second to the eighth rougher flotation cells will be combined with the tailings stream from the copper rougher cleaner flotation cell and then directed to the regrind circuit. The overflow from the copper regrind densification cyclone cluster will bypass the regrind mill while the underflow will feed the regrind mill; this is approximately 80% of the circuit feed.

One standby cyclone is allowed for in the regrind mill. The regrind mill will be in open circuit with the cyclone cluster and will allow material to pass through once only; no provision is made for recycle. The target grind size for copper concentrate regrind is 80% passing 20μm.

14.2.4Pyrite Regrind Milling Circuit
Concentrate from the pyrite rougher flotation cells will be directed to the pyrite regrind circuit. The overflow from the pyrite regrind densification cyclone cluster will bypass the regrind mill while the underflow will feed the regrind mill; this is approximately 80% of the circuit feed. One standby cyclone is allowed for in the regrind mill.

The pyrite regrind mill will operate in the same manner as the copper regrind mill in that it will be in open circuit with the cyclone cluster and will allow material to pass through once only. No provision was made for recycle. The target grind size for pyrite concentrate regrind is 80% passing 30μm.

14.3Energy, Water, Process Material and Personnel Requirements
14.3.1Energy
The SAG mill will require two 8,000MW drives, and each ball mill will require two 6,250MW drives. The SAG and ball mill hjgh voltage motors will account for approximately 70% of the process plant load, which amounts to nearly 60% of the overall maximum site power demand.

Electrical power will be sourced from an independent power provider such as PNG Power Limited or some other third-party provider. A container-mounted electrical substation will be installed at the port facilities area. Diesel generators will be onsite for back up.

14.3.2Water
Water is required for process water make-up and reagent mixing. The two thickener overflow streams will be recycled to the process water tank and the balance of the make-up water requirements will be supplied from the water treatment facility or alternatively from a raw water dam.

The process water tank will be fitted with two sets of pumps. The process water pumps will supply dilution water to the milling circuit as well as providing process water to every tank in the plant.

The raw water tank will be fed with clean raw water from the water treatment facility or alternatively from the raw water dam. The raw water tank will also be fitted with two sets of pumps: it will supply the reagent pumps for reagent dilution and the spray water pumps for all of the spray systems in the process plant (e.g., at the concentrate thickener feed screen).

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
The potable water supply will supply the plant safety showers and provides sampler spray/dilution water.

Water will be supplied from the water treatment plant located at the mine infrastructure area or alternatively directly from a raw water dam. Process plant run-off will be collected in the site-wide stormwater management system and directed to the raw water dam via silt traps.

Watut process plant tailings will be discharged down the DSTP and as a result no water will be recovered to the Watut process plant from the tailings downstream of the tailings thickener.

Thickened flotation concentrate will be pumped from the Watut process plant to the concentrate filtration facilities located at the port facilities area. Concentrate filtrate will be treated and discharged to the relevant regulations/guidelines for seawater quality. Discharge will be directly into the tidal basin, adjacent to the plant site.

14.3.3Process Materials
Materials required for the process plant include:
•steel grinding media;
•frother IF6500;
•collector AP3894;
•collector A3418A;
•collector A3418A;
•Collector PAX;
•flocculant Magnafloc M155;
•sodium metabisulphite (“SMBS”);
•lime; and
•compressed air.

14.3.4Personnel
The steady state full time employees by department is presented in Table 13-4. The treatment staff complement is 68 full time employees.

14.4Commentary on the Processing and Recovery Methods
The QP is of the opinion that the processing and recovery methods are appropriate and:
•the proposed plant uses conventional designs and equipment;
•the technology associated with the ore processing is an industry standard for this style of deposit;
•the plant will be scaled, and progressively built in line with the profile of the mine ramp up; and
•two flowsheets are proposed.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
15Infrastructure
Section 229.601(b)(96) (15)
The existing infrastructure located in the mine area was constructed in support of the exploration drilling and orebody definition programme and the early works construction. The existing infrastructure is summarised as follows:
•geological core storage yard at 9 Mile;
•site access entry gate and offices at Demakwa;
•Bavaga laydown yard and workshop;
•drillers yard on Mount Golpu North Ridge;
•Wafi exploration camp;
•Finchif 1 construction camp;
•Finchif 2 construction camp and laydown yard; and
•various access and community roads, laydown areas and helipads.

The development of the Golpu Project will require the construction of infrastructure to support the mining and processing operations. The Golpu Project infrastructure will occupy three geographical areas consisting of the mine area, an infrastructure corridor, and a coastal area. The infrastructure corridor will link the mine and coastal facilities. No infrastructure has yet been constructed.

15.1Surface Infrastructure
Surface infrastructure required has been divided into the three geographic areas:
•mine area: underground access portal terraces and waste rock storage facilities supporting each of the Watut and Nambonga declines, the Watut process plant, power generation facilities, laydown areas, water treatment facilities, quarries, wastewater discharge and raw water make-up pipelines, raw water dam, sediment control structures, roads and accommodation facilities for the construction and operations workforces;
•infrastructure corridor: concentrate pipeline, terrestrial tailings pipeline and fuel pipeline; mine and northern access roads to connect with the Highlands Highway, laydown areas. New single-lane bridges are proposed over the Markham, Watut and Bavaga Rivers. Laydown areas will be located at key staging areas; and
•coastal area: port facilities, including the concentrate filtration plant and materials handling, storage, ship loading facilities and filtrate discharge pipeline; tailings outfall, including a mix/de-aeration tank and associated facilities, seawater intake pipelines and DSTP outfall pipelines, pipeline laydown area, choke station, access track and parking turnaround area.

The surface infrastructure plan for the mine area is presented in Figure 15-1, along with the start of the infrastructure corridor. The entire infrastructure corridor route is indicated on Figure 3-1. The port infrastructure layout is presented in Figure 15-2.

The mountainous nature of the mine site will require the establishment of a series of terraces on which the various infrastructural components will be laid down. A 3d schematic of the site layout is presented in Figure 15-3.

15.1.1Ore and Waste Rock Storage Facilities
A temporary start-up ore stockpile is planned to store ore extracted during the development of the BC44 undercut and extraction levels. It will be built on a purpose built, low- permeability base, adjacent to the Watut declines WRSF, to stockpile material for processing until the Watut process plant commences operation. This ore will then be used in the commissioning process.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Figure 15-1: Plan of Site Surface Infrastructure and Beginning of the Infrastructure Corridor

Lae
Solomon Sea
N
Chaunon
9,255,000
Fere Accommodation Facility
Explosives Magazine
Lower Papas Aggregate Source
Water Treatment Plant
Waste Management Facility
Coarse Ore Stockpile
Start-up Ore Stockpile
Process Plant Terrace
Raw Water Dam
Spillway
Conveyor
Watut Declines Portal Terrace
Northern Access Road Borrow Pit
Humphries Borrow Pit
Bavaga River Gravel Extraction
Bavaga River
Kapunung
Mt Beamena Spoil and Laydown Area
Bavaga
Mt Beamena Quarry
9,250,000
Fincht Construction Accommodation Facility
Lower Watut River Waste Water Discharge and Raw Water Extraction Point
Power Generation Facilities
Wongkins
Fly Camp
Waste Water Discharge Pipeline and Raw Water Make-up Pipeline
Papas
9,245,000
Mgiki Borrow Pit
Won
Nambonga Decline Portal Terrace
Miapili Waste Rock Dump
Ventilation Shaft
Miapili Clay Borrow Pit
Wafi Golpu Project
Village/Settlement
Project Road
Hekeng
River
Explosives Magazine
Orebody
Wafi Exploration Camp
Proposed Infrastructure:
9,240,000
Venembele
Infrastructure Corridor
Infrastructure Footprint
Madzim
Watut Declines
Pekumbe
0
2km
432,500
437,500
442,500

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Figure 15-2: Plan of the Surface Infrastructure at the Port

N
Omili
Malahang
Yanga
Bugandi
Chinatown
Wagang
Highlands Highway
Bumbu Road
Markham Road
Butibam Road
Independence Drive
Huon Road
Sandpiper
Mangola Street
Lae Tidal Basin
Markham River
Busu River
-100
-200
-300
-400
-500
-600
-700
-800
-900
Markham Canyon
Huon Gulf
9,256,000
505,000
0
1km
Lae
Solomon Sea
Outfall Area
DSTP Outfall
Port Facilities Area
Infrastructure Corridor
Infrastructure Footprint
Village/Settlement
River/Sea
Road
Bathymetry (m)

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Figure 15-3: Schematic 3D view of the Surface Infrastructure at the Mine Site

Watut Declines Portal Terrace Infrastructure
Bulk Air Cooler
Watut Decline Portals
Highwall
Condenser Cooling Towers
Main Decline Conveyor
Geotubes
Refrigeration Machines
Electrical Equipment
Process Plant Terrace Infrastructure
Administration Building
Start-up Ore Stockpile
Water Treatment Plant
Sewage Treatment Plant
Coarse Ore Stockpile Feed Conveyor
Coarse Ore Stockpile
Helicopter Pad
Sedimantation Dams and Attenuation Facility
Spillway
Electrical Switchyard
Flotation
Sedimentation Dam
Primary Grinding
Raw Water Dam

Source: WGJV, 2018

A coarse ore stockpile will be required to maintain a steady supply of ore for the Watut process plant and to minimise fluctuations in the availability of feed material. Crushed ore from underground will be conveyed to a single, conical, open stockpile with a live capacity of approximately 40,000t. The stockpile will be located between the Watut declines portal terrace and the process plant terrace. Ore in the coarse ore stockpile will be stored for an average of 18 hours.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
The Watut declines WRSF design is constrained by the Boganchong Creek valley sides. The facility will cover approximately 12ha of the Boganchong Creek valley and will be about 780m long and 140m wide, with a varying vertical height. The downstream end of the facility will not have a conventional WRSF toe but will abut the process plant terrace, forming one continuous footprint. The WRSF has a design capacity of 1.2Mt of PAF material.

Waste rock from the Nambonga decline will be stored within a WRSF that will be located near the decline. The WRSF will store approximately 0.86Mt of waste rock from the Nambonga and Watut declines, consisting mostly of PAF waste rock (0.83Mt) and a small amount of NAF waste rock (0.03Mt). The WRSF will cover an approximate 5ha area and will be about 10m high.

Once the underground crusher is installed, all rock will be transferred to the underground crusher and delivered to the surface as part of the ore stream for processing. Unlike typical open-cut mines, this means there is effectively no waste rock generated during operations.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
15.1.2Tailings Storage Facilities
The WGJV adopted DSTP as the preferred tailing management option. The decision was based upon long-term safety, engineering, environmental, social, cultural heritage and economic factors. DSTP is presently used at six mines in four countries. Mines in PNG that use DSTP to manage tailings include Misima (mined out/closed), Lihir (operated by Newmont), Ramu, and Simberi.

In 2010 CEPA, in collaboration with the Mineral Resources Authority, commissioned the Scottish Association for Marine Sciences to prepare a set of Draft General Guidelines for DSTP in PNG (SAMS, 2010). The engineering design for the DSTP system at Golpu were undertaken in accordance with these Draft General Guidelines for DSTP in PNG, to the maximum practicable extent.

DSTP involves the discharge of a tailings slurry from a pipeline into the sea at a location where deep oceanic water occurs close to shore and a steep and continuous slope occurs between the outfall terminus and the deep ocean floor. The preferred option of DSTP was considered by WGJV for the Golpu Project due to the availability of deep water in the Huon Gulf, located approximately 100km to the east of the mine area that could potentially accommodate the placement on the ocean floor of the current anticipated LOM tailings of approximately 360Mt. The location of the DSTP is indicated in Figure 15-2.

DSTP will involve the discharge of tailings slurry from an outfall pipeline terminus that will be located approximately 200m below the ocean surface. On exiting the outfall pipe, the tailings will flow down the sloping seafloor as a density current, with the ultimate deposition of the tailings at a depth >1km.

15.1.3Power and Electrical
Power generation using intermediate fuel oil (“IFO”) was assessed to be the most economic and reliable way to meet mine power demand over the life of the operation. During the construction phase, power will be provided by on-site diesel generators. Approximately 20 generators (depending on the units selected) are expected to be used for surface and underground works.

For the operations phase, the WGJV proposes to construct and operate a power generation facility using reciprocating engines to supply power for the mine, process plant and accommodation facilities. The power generation facilities for the mine area are proposed to be located approximately 6.5km north of the Watut process plant on an existing cleared pad and will be constructed in two stages. The first stage will consist of nine 10 MW generator sets to meet the initial power demand of 56MW. The second stage will accommodate the peak power demand of approximately 100MW through the addition of five 10MW units taking the total to 14 generator sets.

15.1.4Water Usage
The total demand for water will be typically around 1,600m³/hr during operations. Reductions in demand occur from Year 6–Year 7 of operations and Year 13–Year 15 as mining transitions from BC44 to 42 and BC42 to 40, respectively. Treated water and runoff water from the process plant and stockpile areas will be used to supply the water demands, where possible. For the majority of operations, 100% of the treated water is likely to contribute to water supply.

During operations, treated mine wastewater (from declines, block caves, runoff and seepage and sewage effluent) will be used as the primary water source for ore processing and as the transport media for concentrate and tailings.

Given that the process water demand exceeds the volume of waste water for the majority of the time during operations, it is predicted that there will be limited periods during operations in which mine waste water will require discharge to the Watut River.

Sludge generated from water treatment will report directly to the process plant during operations. Runoff and seepage from the coarse ore stockpile will be used directly in the process plant without treatment.

Additional site water demands, i.e., those not fulfilled through treated water, will be supplemented using lower Watut River water. Water from the lower Watut River will conservatively provide around 50% of the total demand during operations. This volume of water would represent less than 1% of the flow rate of the lower Watut River, even during the dry season.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
The water treatment plant is based on a system developed by Clean TeQ (2017) and will be installed on the process plant terrace prior to development of the Watut declines.

15.1.5Pipelines
The concentrate and terrestrial tailings pipelines will transport the concentrate and tailings slurries from the process plant terrace located within the mine area to the coastal area.

The concentrate pipeline will terminate at the concentrate filtration plant in the port facilities area at the Port of Lae, while the terrestrial tailings pipeline will continue through Lae to the outfall area, located between the Wagang village and the mouth of the Busu River (Figure 15-2).

The fuel pipeline will transport fuel from the Lae bulk fuel storage facility at or near the Port of Lae to a storage facility at the power generation facility in the mine area.

15.1.6Logistics and Supplies
Bulk fuel will be delivered to the mine area via truck (diesel) and an 86.5km IFO pipeline. Vehicular delivery will provide fuels to meet the needs of vehicles, diesel generators during construction and mobile equipment.

All other supplies and equipment will be brought in via the new road and associated bridges to be constructed along the infrastructure corridor (Figure 3-1).

15.2Underground Infrastructure and Shafts
Underground infrastructure will include the following (Figure 13-1 and Figure 13-2):
•Watut decline portal and associated infrastructure including decline entrance, water treatment facility, ventilation fans, refrigeration plant including cooling towers, conveyors and transfer points, electrical substations and switch rooms, drainage and stormwater infrastructure, diesel generators and associated infrastructure, workshops, buildings, fuel facilities, washdown bay, first aid and emergency response. The Watut decline system will be the primary production, people, equipment, and maintenance access point;
•Nambonga decline portal and associated infrastructure including decline entrance, ventilation fans, air cooling system including refrigeration machines, transfer points for waste rock, drainage and stormwater infrastructure, diesel generators and associated infrastructure. The primary role of the Nambonga decline is a high-velocity ventilation system;
•three inter block cave level declines which consist of conveyor decline, access decline, return air system and intake air system;
•engineering level located at 4,870mRL, approximately 780m from the Nambonga decline. This level will be used for data gathering, further refinement of the rock mass understanding, monitoring of the cave and potentially for dewatering; and
•underground gyratory crushers. Two identical crusher stations will be located on each of the block caves, each processing 50% of the ROM feed.

15.3Commentary on Infrastructure
The QP is of the opinion that the proposed infrastructure is appropriate and notes that:
•the Golpu Project is a greenfield site and currently does not have infrastructure to support mining operations;
•the Golpu Project as envisaged will occupy three geographical areas consisting of the mine area, an infrastructure corridor, and a coastal area. The infrastructure corridor will link the mine and coastal facilities;
•two major access roads are required to be constructed to support planned operations; prior to the completion of these roads, access will continue to use the existing Demakwa access, Link and Watut Valley roads;
•power supply will be via a power generation facility using reciprocating engines; and

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
•three accommodations villages will be used. The existing Wafi and Finchif construction accommodation facilities will be operational during the construction phase. Finchif will continue to be used during operations. A third facility, Fere, will be constructed, and used for both the construction and operations phases.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
16Market Studies
Section 229.601(b)(96) (16) (i-ii)
Internet based market studies were undertaken by Harmony in 2024 for gold and copper.

16.1Gold
Gold is traded in a variety of markets/exchanges both in physical form through over the counter (“OTC”) markets, bullion banks and metal exchanges etc., and through passive investments such as exchange traded funds (“ETFs”), which are based on gold prices and units representing physical gold which may be in paper or dematerialised form. Demand is driven by the jewellery market, bar and coin, use in technology, ETF’s and other financial products, and by central banks. An overview of the gold market is given in the following sections based mainly on data from the World Gold Council and GoldHub websites.

16.1.1Market Overview
Unlike almost all mineral commodities, the gold market does not respond the same way to typical supply and demand dynamics which are founded on availability and consumption, but rather on global economic affairs, particular those of the major nations, industrial powerhouses and economic regions, such as the Eurozone. The gold market is affected by government and central bank policies, changes in interest rates, inflationary or deflationary environments and events such as stocking and de-stocking of central reserves. It is also largely affected by global events such as financial crises, geopolitical trade tensions and other geopolitical risks.

Annual global gold demand (excl. over-the-counter demand (OTC) and other) experienced a decline of 5.0% on an annual basis, totalling 4 448.4 tonnes in 2023 when compared to the 4 699.0 tonnes recorded in 2022. The fourth quarter of 2023 recorded an average gold demand (excl. OTC and other) of 1 149.8 tonnes, 8.0% above the average recorded over the last five years. However, when compared to the fourth quarter of 2022, gold demand declined by a substantial 12.0%.

The main contributing factors of the higher gold demand during the fourth quarter of 2023 include:
•Jewellery consumption was 1.0% lower when compared to the same quarter in 2022, whilst jewellery inventory recorded a significant decrease of 29.0% in 2023 when compared to 2022. Furthermore, jewellery fabrication in the fourth quarter of 2023 was 3.0% lower compared to the same period in 2022.
•Bar and coin demand in the final quarter of 2023 was 7.0% lower on an annual basis at 313.8 tonnes, reflecting weak sentiment among some investor segments. Furthermore, official coins decreased by a notable 30.0% in the fourth quarter of 2023 when compared to the same quarter a year ago.
•Central Banks and other institutions invested 229.4 tonnes of gold in the fourth quarter of 2023, recording a drastic decline of 40.0% when compared to the 382.1 tonnes investment recorded in the fourth quarter of 2022.
Although bullion prices recently surged to record highs, the first quarter of 2024 also witnessed significant gold demand, driven by sizable OTC demand.

16.1.2Global Production and Supply
Total Gold supply was 3.0% higher in 2023 when compared to 2022, similar to the annual supply growth of 3.0% witnessed in the first quarter of 2024 when compared to the first quarter of 2023. Gold production and supply are sourced from existing mining operations, new mines and recycling.

16.1.2.1New Mine Production
Gold supply from mine production exhibited an annual increase of 1.0% in 2023, amounting to 3 644.4 tonnes, but remained just below the highest output recorded in 2018. In the fourth quarter of 2023, mine production of gold decreased by 2.0% when compared to the corresponding quarter of 2022. However, moving into the first quarter of 2024 mine production increased by 4.0% year-on-year, reaching 893.0 tonnes, though, still lower when compared to the 939.9 tonnes produced in the previous quarter. The upward trend in mine production over the past two years can primarily be attributed to an uninterrupted mining industry.

According to the WGC, preliminary data indicated notable increases in gold mine production in the first quarter of 2024 for Canada (16.0% y-o-y); Ghana (15.0% y-o-y); Indonesia (14.0% y-o-y) and China (5.0%
y-o-y)

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

In 2023, China remained the largest gold producer in the world (378.2t), followed by the Russian Federation (321.8t), Australia (293.8t), Canada (191.9t), United States (166.7t), Ghana (135.1t), Indonesia (132.5t), Peru (128.8t), Mexico (126.6t), Uzbekistan (119.6t) and Mali (105.0t). South Africa produced 104.3t in 2023; higher when compared to the 92.6t produced in 2022.

Figure 16-1 World Gold Council: Mine Production - Major producing Gold Countries ranked by 2023

400.0
350.0
300.0
250.0
200.0
150.0
100.0
50.0
tonnes
China
Russia
Australia
Canada
United States
Ghana
Indonesia
Peru
Mexico
Uzbekistan
Mali
South Africa
2022
2023

Source: ETSA & World Gold Council, 2024

16.1.2.2Recycling
The global annual supply of recycled gold increased by 9.0% in 2023 to reach 1 237.3 tonnes when compared to 2022, but still remained below the 1 293.0 tonnes recorded in 2020 and below the all-time high recorded in 2009. The rise in supply was encouraged by higher prices, resulting in a 12.0% surge in recycled gold during the first quarter of 2024 when compared to the same period in 2023. This marked the strongest quarterly performance since the third quarter of 2020 and the strongest first-quarter supply volume since 2014. Notably, East Asia recorded the most significant increase among all regions, primarily driven by volume increases in China.

16.1.3Global Consumption and Demand
During first quarter of 2024, gold demand (excl. OTC and other) reached 1 101.8 tonnes, reflecting a decrease of 5.0% compared to the same quarter the previous year. However, when including OTC and other, total demand increased by 3.0% on an annual basis in the first quarter of 2024 to reach 1 238.3 tonnes; resulting in the strongest first quarter since 2016. Furthermore, demand from central banks buying gold was also high during the first quarter of 2024.

16.1.3.1Jewellery
Gold demand for jewellery dropped from 623.5 tonnes in the fourth quarter of 2023 to 479.0 tonnes in the first quarter of 2024. In China, demand for gold jewellery decreased by 6.0% in the first quarter of 2024 when compared to the same period in the previous year, while demand from India increased by 4.0%, supported by a robust macroeconomic environment that supported gold consumption. However, despite the first quarter initially commencing with increased demand, investor appetite for bullion tapered off towards the end of the quarter due to a price rally in March 2024 and continued to remain under pressure entering the second quarter of 2024.

16.1.3.2Investment
A total annual gold investment demand of 940.7 tonnes was recorded by the World Gold Council (WGC) for 2023, reflecting a 15.0% decrease from the 1 112.8 tonnes recorded in 2022. In the first quarter of 2024, investment in gold (excluding OTC) was significantly lower and recorded a 28.0% year-on-year decline, reaching 198.6 tonnes, down from 275.3 tonnes recorded in the first quarter of 2023 and also lower when

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
compared to the 257.1 tonnes recorded in the fourth quarter of 2023. Despite the decline, long positions of fund managers reached a two-year peak in March 2024 which was supported by the gold price rally, however, gold exchange-traded funds (ETF) holdings decreased by 113.7 tonnes (USD6.0 billion) on a quarterly basis during the first quarter of 2024. Furthermore, global physically-backed gold ETFs were 10.0% lower on an annual basis amounting to 3 112.4 tonnes globally during the first quarter of 2024. Market divergence was evident as Asia had positive demand growth for physically backed ETFs while the Western investors focused on profit-taking.

According to the WGC, global bar and coin investment increased by 3.0% when compared to the first quarter of 2023, reaching an average of 312.3 tonnes in the first three months of 2024.

The average London Bullion Market Association (LBMA) price of gold traded 10.0% higher in the first quarter of 2024 when compared to the same period a year ago, at USD2 069.80 an ounce, which also represented a 5.0% quarter-on-quarter increase that can be ascribed to risk and momentum factors.

Figure 16-2 World Gold Council: Total Gold Supply & Demand

5500
5000
4500
4000
3500
3000
2500
2000
1500
1000
500
Tonnes
2000
1900
1800
1700
1600
1500
1400
1300
1200
1100
1000
US$/oz
2015
2016
2017
2018
2019
2020
2021
2022
2023
Total Gold Supply (Tonnes)
Gold Demand (Tonnes)
LBMA Gold Price (US$/oz)

16.1.3.3Currency
The inverse relationship between the value of U.S. Dollar (USD) and that of gold is one of the most discussed relationships in currency markets. The USD is the internationally accepted currency and most of the international transactions take place in USD equivalent. The major reason behind the relationship of gold and the USD, is that gold is used as a hedge against the adverse exchange value of the USD. As the US Dollar’s exchange value decreases, it takes more USD to buy gold, which increases the value of gold. Two other factors linked to the USD, or the strength of the USD is inflation and interest rates.

Interest rates have remained high whilst inflation started retreating in 2024. The USD is forecast to lose some strength as U.S. interest rate cuts are nearing inevitably and the currency depreciated in May 2024, for the first time in five months. Furthermore, global economic growth and lower risk also place pressure on the US Dollar. Central banks are planning to start with interest rate cuts, which in turn could cause non-yielding bullion to become more attractive and result in further increases in the gold price.

16.1.4Gold Price

16.1.4.1Historical Gold Price
The LBMA gold price reached a record annual average price of USD1 940.54 an ounce in 2023, 8.0% higher when compared to average of USD1 800.09 an ounce recorded in 2022. The upward trajectory continued into

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
the first quarter of 2024 where gold prices averaged 5.0% higher at USD2 069.80 an ounce on a quarter-on-quarter basis.

Moving into the second quarter of 2024, gold prices continued to gain a lot of momentum which can mainly be attributed to the ongoing geopolitical tensions in the Middle East, along with central bank hedge purchasing and uncertainty surrounding global inflation. The safe-haven appeal of gold drove a bullish market with bullion prices reaching new record highs after increasing by roughly 18.0% between the 1st of March 2024 and the 12th of April 2024.

The bullish price trend for bullion could increase recycling supply of gold and decrease jewellery demand, whilst mine supply is also expected to reach a new peak. The latest market expectations point to U.S. interest rates staying higher for longer as the U.S. Federal Reserve Bank awaits assurance that inflation is returning to the central bank’s target of 2.0%. Bullion acts as a hedge against lower interest rates and the price is anticipated to increase later in 2024 when interest rates are lowered.

16.1.4.2Forecast Gold Price
Consensus gold price range for the year 2024 to year 2026 is presented in Table 16.1. The long-term gold prices are considered from year 2025 onwards by the QP. Forecasts as advised from various financial institutions show that gold is expected to trade in a range of USD1,600/oz – USD2,238/oz, for the period 2024 to 2026 with a long-term outlook of USD1,772/oz.

Figure 16-3: World Gold Council: Daily Gold Price (ZAR/oz & USD/oz)

2,500.00
2,350.00
2,200.00
2,050.00
1,900.00
1,750.00
1,600.00
1,450.00
1,300.00
1,150.00
1,000.00
USD/oz
49,000.00
46,000.00
43,000.00
40,000.00
37,000.00
34,000.00
31,000.00
28,000.00
25,000.00
22,000.00
19,000.00
16,000.00
ZAR/oz
10/09/2020
10/12/2020
10/03/2021
10/06/2021
10/09/2021
10/12/2021
10/03/2022
10/06/2022
10/09/2022
10/12/2022
10/03/2023
10/06/2023
10/09/2023
10/12/2023
10/03/2024
10/06/2024
US Dollar
South African Rand

Table 16-1: Consensus View of Forecast Gold Price

Institutions	2024	2025	2026
World Bank: Development	2 100	2 050	—
BMO Capital Markets	2 150	2 100	—
Scotiabank	2 018	1 950	—
Nedbank	2 211	2 238	2 210
Fitch Solutions	1 900	1 800	1 600
S&P Global	2 120	2 134	2 076
Australian Government	2 023	2 030	1 924
Average	2 075	2 043	1 953

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
16.1.4.3Harmony Group Gold Hedging Policy
Harmony has a hedging policy which is managed and executed at Group treasury level on-behalf of its operating entities. The key features of the hedging programme are as follows:
•the policy provides for hedging (or forward selling) up to a maximum of 20% of expected gold production for a rolling 24-month period;
◦Year 1, 30%
◦Year 2, 20%
◦Year 3, 10%
•the policy has no minimum quantity that should be hedged, and if an attractive margin above cost cannot be achieved (i.e., in a low gold price environment) then no hedges are entered into;
•Harmony enters into ZAR-denominated gold hedges for its South African operations (for the non-South African assets it enters into USD-denominated hedges);
•Individual mines do not enter into hedges in their own name but delivers bullion to Rand Refinery for refining on behalf of Harmony. Rand Refinery is one of the world’s largest single-site precious metals refining and smelting complex in the world. Rand Refinery refine all of Harmony’s gold to at least 99.5% purity, and acting as agent, sells the gold on the daily spot London fixing price and make payment to the Harmony two days later;
•gains and losses realised from the hedging program are accounted for at Group level and the financial benefit (or downside) is distributed amongst the operations proportional to their levels of gold sales; and
•Harmony does its mine planning and financial forecasts based on the estimated future gold price provided by an external source (ETSA), but its year-end actual financial results reflect the received gold price inclusive of the impact of the hedging programme. Therefore, in theory, individual mines receive a hedged gold price for a maximum of 20% of its gold sales with the balance attracting the spot price.

16.2Copper
Copper is traded in a variety of forms on spot and contract markets, including as copper concentrate, cathode and refined product. Treatment and refining charges, documented by Platts and others tracking physical commodity markets, are paid to smelters to convert copper concentrate, representing a middle market. Copper is traded through numerous exchanges, notably the London Metal Exchange, and can also be traded through passive investments such as ETFs. An overview of the copper market is given in the following sections based mainly on data from S&P Global Market Intelligence, and other collated analyst reports.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Figure 16-4: Graph of Annual Gold Price History – USD/oz

Gold Price (US$/oz)
2 600
2 400
2 200
2 000
1 800
1 600
1 400
1 200
1 000
800
600
5/1/2018
10/8/2018
15/3/2019
18/10/2019
22/5/2020
25/12/2020
30/7/2021
4/3/2022
7/10/2022
12/5/2023
15/12/2023

Figure 16-5: Graph of Annual Copper Price History – USD/lb

12 000
10 000
8 000
6 000
4 000
Copper Price (USD/t)
3/1/2020
7/8/2020
12/3/2021
15/10/2021
20/5/2022
23/12/2022
28/7/2023
1/3/2024
Year/month

16.2.1Market Overview
The copper market is typically aligned to global economic development, with prices being closely related to global financial economic cycles. The majority of the world’s copper concentrate (concentrate) production is processed through pyro-metallurgical processes in copper smelters and refineries throughout the world.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
According to Wood MacKenzie, approximately 80% of all mined copper is converted into copper concentrates with the balance recovered as market ready solvent extraction / electrowinning (“SXEW”) cathodes.

The company’s Global Copper Concentrate Market to 2024 goes on to state that the main constituents of copper concentrates, typically accounting for 80-90% by weight are copper, iron and sulphur. Incomplete liberation of minerals containing these elements in the grinding stages of ore processing means that certain ‘gangue’ minerals are usually present in concentrates in the form of oxides of silicon, calcium, aluminium and magnesium. Precious metals, primarily gold and silver, are often associated with copper minerals and are thus also recovered in concentrate form. Occasionally, gold and silver can be recovered through gravity separation if they exist in their native state. Certain minerals contain undesirable elements, such as arsenic, antimony, bismuth, mercury, fluorine and chlorine that have to be removed and disposed of during the smelting and refining stages. These elements can lead to additional processing costs (penalty charges) if they exceed certain predefined levels.

16.2.2Global Production and Supply
Global copper mine production was estimated to be 21.5 million tonnes in 2023, increasing from 21.0 million tonnes in 2021 and 20.6 million tonnes in 2020. The growth in supply during these years reflects the restart and ramp-up of projects, alongside improved recoveries and throughput. Despite this growth, the market balance remains in deficit, although forecasts suggest a minor surplus of 173,000 tonnes in 2023. From 2024, the market is projected to see a slight deficit of 54,000 tonnes (Visual Capitalist) (S&P Global) (International Wrought Copper Council).

Copper production increases are expected from significant contributions by the Democratic Republic of Congo (DRC), Peru, and Chile. For instance, the DRC is benefiting from increased output at the Kamoa-Kakula and Tenke Fungurume mines, while Peru sees growth from the Quellaveco, Las Bambas, Toquepala, and Antapaccay projects (Mining Technology).

In the long term, a lack of new development projects means supply will continue to lag behind demand, especially post-2025. The recent price optimism and recovery from the COVID-19 pandemic, coupled with strong demand from renewable energy and electric vehicle markets, have incentivized project advancements. However, exploration expenditure has not focused sufficiently on new discoveries (S&P Global).

Key risks to the realization of long-term supply in the market include:

•Longer periods to start up from early-stage exploration activities
•Non-delivery of new supply from uncommitted brownfield and greenfield projects
•Declining ore grades and mine closures
•Environmental, social, or governance-related disruptions (Mining Technology).

This nuanced understanding of the current and future state of copper production and demand highlights both the opportunities and challenges the industry faces as it navigates through fluctuating market conditions and evolving global demands.

16.2.3Global Consumption and Demand
The demand for copper concentrate is driven by China, which has emerged as the largest buyer of copper concentrate on a global basis. While Japanese and European smelters once led the market in establishing commercial terms which were often followed by others in the market, the Chinese smelters now share that role.

CRU state that the copper market is set for a decade or more of rapid growth, turbo charged by the green energy transition (GET). However, after 2040 the effects of climate change will weigh on economic growth and we could see ‘peak copper’ by 2050. GET will necessitate significant upgrades to existing electricity grids (EG) in the developed world and the build out of new capacity in low and middle income countries.
Modelling the associated copper requirements is problematic. The standard unit of measurement for the majority of conductive metal demand is km of cable. However, it is difficult to generalise across geographies. Also, while aluminium is used in overhead transmission cables and copper in underground distribution cables, there is no definite set of rules for material selection.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
CRU estimate that EG-related copper demand (including battery storage) will exceed 6 Mt/y in the 2030s. Most of the growth will occur outside China and will be linked to the installation of renewables generating capacity. However, there are a wide range of estimates in the public domain. The IEA, for example, has a range of <4 Mt/y up to >13 Mt/y depending on the climate change scenario, use of DC technology and substitution assumptions.

Smelter output, and consequently demand for copper concentrate, can be adjusted by varying utilisation rate, as well as planned and unplanned stoppages. Most smelters plan shutdowns for major maintenance every 5-10 years (depending on the smelting technology employed), with minor shutdowns taking place annually. Demand for primary concentrate will also be impacted by the availability of copper scrap, which in itself is more price elastic
16.2.4Copper Price
The supply gap – i.e. the difference between the demand for primary copper and the production from operating mines and committed projects and a big driver of price – is expected to reach 7.69 Mt by 2034. This has increased by almost a million tonnes, while simultaneously estimates of total potential tonnes in the pipeline have also increased by 1.15 Mt. This is telling in light of the incentive price rising by 16%. It also indicates that many of the new projects added in the last year come at an elevated cost.

Additionally, despite the pipeline outgrowing demand by 150,000 t, this has not alleviated pressure, with the proportion of probable and possible projects required to fill the supply gap rising from 65% to 67%. This is primarily due to the lower baseline supply coming from operating and committed projects at only 18.53 Mt ten years ahead, compared to 18.85 Mt last year..Given those drivers, CRU and others are expecting higher copper prices into the future and CRU have increased their long-term incentive price forecast to $4.28 /lb ($9,425 /t) from last year's estimate of $3.70 /lb. This reflects the strain being placed on the project pipeline from a 1 million tonne increase in refined demand expectations,ten years ahead.

Price history is presented in Figure 16-5.

The forecast copper price used for the FSU, and in the Harmony 2021 Annual Report, was USD3.00/lb. This was based on the WGJV price assumptions which take into account analyst and broker price predictions as well as peer price projections.

16.3WGJV Concentrate Specification
The Golpu concentrate is expected to be relatively high in copper and low in impurities (Table 16-2).

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Table 16-2: Typical Concentrate Chemical Analysis

Element	Unit	Value	Comment
Major Elements
Cu	%	29.2
Au	ppm	17.0
S	%	30.4
Fe	%	39.4
Ag	ppm	30.0
Mo	ppm	32.0
Si	ppm	150.0
Other Elements
Pb	ppm	130	Typically 120–140ppm.
Zn	ppm	685
As	ppm	<10	Typically 100–700ppm, well below the smelter penalty threshold of 2,000ppm.
Sb	ppm	1.9
Bi	%	<0.002
Ni	ppm	37
Al	ppm	440	Typically 1,200–1,600ppm.
Fe	ppm	20	Well below the smelter penalty threshold of 300ppm.
Cl	%	<0.01
Mg	ppm	200	Typically 350–400ppm.
Hg	ppm	<10

16.4Typical Concentrate Payment Terms
The current typical copper payable by a smelter is 96.5% subject to a 1.0% unit deduction for a copper content of 20–30%. At levels exceeding 30%, smelters may agree to a higher copper payable rate. However, some smelters have also sought a higher unit deduction for concentrate where the copper grade is below 24%.

For standard grade for copper concentrates (25–35% Cu), direct mine–smelter treatment charges over the past 10 years have varied from USD42–USD110 per dry metric tonne of concentrate, and refining charges from USc4.2–USc11.0/lb of payable copper. These terms are for long-term frame contracts between major producers and Asian smelters agreed on an annual calendar year basis.

Gold in concentrates would be payable by a smelter using a specified gold payable scale. Such a scale would be ratcheted and typically range from 98.25% for >60g/t Au to 90.00% for >1g/t.

Penalties are levied against deleterious elements by the smelters. These may be related to smelting difficulties or emission and waste disposal issues.

16.5WGJV Marketing Strategy
It is expected that Asian smelters will contract the Golpu concentrate as long-term feed source. The concentrate will be attractive to these smelters due to the proximity of the mine and consequently shorter transit times to give certainty of supply. The concentrate is not expected to contain deleterious elements at levels prohibitive to sale to Asian smelters.

In determining product allocation, the WGJV will need to consider market reliability, diversity and economic returns. Marketing activities would be commenced at an early stage to ensure that target smelters will incorporate the concentrate into long-term feed plans. Marketing assumptions used in the financial analysis are summarised in Table 16-3.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Table 16-3: Marketing Assumptions Used in 2018 FSU

Parameter	Units	Value
Arsenic penalty trigger	ppm	2 000.00
Arsenic penalty trigger	USD/t real	2.50
Concentrate moisture	% shipped	9.70
Ocean export freight	USD/t/wmt real	24.05
Shore-side loading cost	USD/t/wmt real	6.51
Bill of loading weight franchise deduction	%	0.25
Contracts subject to weight franchise deduction	%	50.00
Gold payable scale (10–15g/t concentrate, Au grade)%		96.00
Gold payable scale (15–20g/t concentrate, Au grade)%		97.00
Gold refinement charge	USD/oz real	6.00
Copper payable scale (20–32% concentrate Cu grade)%		96.50
Copper minimum deduction	%	1.00
Copper treatment cost (TC)	USD/t real	90.00
Copper refinement cost (RC)	USD/lb real	0.09
Contracts subject to price participation	%	—

16.6Commentary on Market Studies
The QP is of the opinion that the marketing and commodity price information is suitable to be used in the cash flow evaluations supporting Mineral Reserve estimates.
•market studies were conducted. The Golpu concentrate is expected to be relatively high in copper and low in impurities, and be saleable;
•Asian smelters are most likely to contract the Golpu concentrate as long-term feed source;
•forecast payability and deduction assumptions appear reasonable;
•the terms contained within any future refining agreement and sales contracts would be expected to be typical of and consistent with Australian standard industry practice, and be similar to contracts for the supply of copper concentrate elsewhere in Australia;
•no contracts are currently in place in support of the Golpu Project; and
•commodity price and exchange rate projections were agreed to by the WGJV Participants. The WGJV participants consider analyst and broker price predictions, and price projections used by peers as inputs when preparing the management pricing forecasts.

The factors which affect the global gold market are well-documented as are the elements which influence the daily gold price. The gold price recorded all-time highs during 2024, and remains strong.

The positive outlook for gold will likely be sustained. Key headwinds for gold are interest rate hikes, currently at near historically low levels, but continued geopolitical risk and underperformance of stocks and bonds will support gold and copper prices are expected to remain strong long term (CRU).

16.7Material Contracts
No contracts are currently in place in support of the Golpu Project. Contracts will be negotiated and renewed as needed. Contract terms are expected to be within industry norms, and typical of similar contracts in PNG that the WGJV is familiar with.

Major contracts in support of development are likely to include shaft sinking, decline development, pipelines, conveyors, camp construction, port and roads. Major contracts in support of operations are likely to include; accommodations camp management; building maintenance; underground mine infrastructure development; cave establishment; road maintenance; explosives supply; ground support and consumables supply; material transport and logistics to the Port of Lae; infrastructure engineering procurement and construction management; labour training; and infrastructure construction.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
17Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups
Section 229.601(b)(96) (17) (i-vii)
Various environmental (and social and cultural heritage) study programmes have been under way in and around the Project area for over 20 years. A substantial amount of baseline information and data is available for use in assessing potential environmental risks to, and impacts from, the Project.

Existing baseline information has been supplemented by a large number of additional, studies during 2016 and 2017, particularly into the nearshore and offshore marine environment in the Huon Gulf, as part of investigations into the feasibility of DSTP for tailings management for the Project. As well as marine studies on DSTP, additional studies in 2016 and 2017 have also focussed on the infrastructure corridor, commensurate with the anticipated level of environmental risk and potential impact in this area. These studies culminated in the completion of an EIS in 2018.

Additional studies are ongoing, with further studies planned to be completed prior to the commencement of construction and/or commissioning.

17.1Results of Environmental Studies
An EIS was prepared as the statutory basis for the environmental, social and cultural heritage assessment of the Golpu Development under the Environment Act 2000. The EIS was developed to address the Department of Environment and Conservation publication GL-Env/02/2004, Guideline for Conduct of Environmental Impact Assessment & Preparation of Environmental Impact Statement. The objective of the EIS was to identify potential environmental, social and cultural heritage impacts associated with the Golpu Development and set out the management measures WGJV proposes to address potential adverse impacts. The EIS was lodged with CEPA in June 2018.

The EIS provided a thorough appraisal of the Golpu Project which was used by CEPA to grant the Level 3 environment permit for the Golpu development in 2020.

The results of all the studies are too voluminous to include in this TRS and therefore the reader is directed to the EIS Report which is publicly available on the Wafi Golpu Project website.

17.2Waste and Tailings Disposal, Monitoring & Water Management
The WGJV intends to implement strategies to avoid or minimise the production of waste. Where generation of waste cannot be avoided, options to reuse or recycle wastes will be implemented where possible and disposal will be used as the last resort. Hazardous and non-hazardous materials will be managed according to a Project Environmental Management Plan. A dedicated waste management facility for the mine area, including a landfill, will be located near the Watut process plant.

Waste and tailings disposal and management is discussed in Section 15.1.1 and Section 15.1.2, respectively.

The mine water management system was designed to capture potentially contaminated water within the mine area during construction and operations, and manage, including treatment where necessary, this captured water for re-use or disposal. As a general principle, clean water will be diverted around surface works and, where practicable, water will be intercepted (by dewatering) before it can enter the block cave zone or, prevented from entry into the declines, by shotcreting or grouting. This is intended to minimise the volume of water requiring management during construction and operations. Water usage is discussed in Section 15.1.4.

An environmental monitoring programme is proposed to be implemented to monitor and measure, on a regular basis, the environmental performance of Golpu Development activities. Monitoring is proposed to cover each environmental aspect detailed in the Project Environmental Management Plan, including:
•air quality and greenhouse gas;
•noise and vibration;
•native vegetation clearance and rehabilitation;
•prevalence and control of weeds, pests and pathogens (terrestrial and aquatic);

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
•aquatic and terrestrial flora and fauna;
•seepage from WRSFs (for early identification of AMD);
•groundwater;
•discharges into watercourses;
•surface water and sediment quality in impacted and control catchments;
•discharges into the marine environment, particularly associated with DSTP;
•solid waste management; and
•any further monitoring required by environment permit conditions.

17.3Permitting and Licences
Environmental approval for the Golpu Development has been obtained under the Environment Act 2000 and Environment (Prescribed Activities) Regulation 2002. An Environmental Impact Statement was submitted to the PNG Conservation and Environment Protection Authority on 25 June 25 2018, and an environment permit for the project subsequently granted on 18 December 2020.

A 50-year Environment Permit for the project was issued by the PNG Conservation and Environment Protection Authority on 18 December 2020 namely EP-L3(767). This permit also amalgamates previous environment permits, water extraction permits, and waste discharge permits held for exploration purposes at the project. In addition, EP-L3(767) authorises mechanised mining on a Mining Lease involving chemical processing activity, and all other associated approved activities within the boundaries of SML10, LMPME92, ME93, ME94, ME96 and ME97. The permit approves the use of Deep Sea Tailings Placement as the tailings management solution for the project. EP-L3(767) contains 57 conditions pertaining to environmental management requirements for the project.

The existing environmental and mining permits and licenses, as well as those in application, are summarised in the approvals register in Table 17-1.

Table 17-1: Approvals Register

Permit / Licence	Status
Exploration Licence	EL 440 - under renewal, expired 10/03/2024. Renewal submitted 23/11/2023 ; EL 1105 - current.
Special Mining Lease 10	Application submitted in August 2016.
Lease for Mining Purpose (LMP100, LMP104, LMP105)	Application submitted August 2016. Revisions and new applications submitted Q1 2018.
Mining Easement (ME91, ME92, ME93, ME94, ME96, ME97, ME115)	ME91 - 94, 96 & 097 applications submitted August 2016. Revisions and new applications submitted Q1 2018. ME115 application submitted 24 November 2021
Mining Lease (ML183, ML184, ML185, ML186)	Application submitted 24 November 2021. Required for quarry for construction materials
EIR	Submitted May 2017, approved June 2017.
EIS	Submitted 2018. Approved November 2020.
Level 3 Environment Permit EP-L3 (767)	Approved December 2020. Valid for 50 years.
Environmental Management Plan	Submitted. Approved in EPL3 (767)

17.3.1Permits Required for Development
The leases or permits required to develop and operate the Golpu Project are presented in Table 3-2 and summarised below:
•SML 10. For Block cave mines, Watut declines portal terrace, process plant terrace, Watut process plant, Nambonga decline portal terrace, WRSFs, Miapilli clay borrow pit, water treatment facilities, sedimentation dams, raw water dam, explosives magazine facilities, waste management facility, concrete batch plants, electrical substations, workshops and administration buildings, accommodation facility;

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
•LMP 100. For Finchif construction accommodation facility and power generation facilities;
•LMP 104. For Port facilities area (including concentrate filtration plant);
•LMP 105. For outfall area;
•ME 91. For Infrastructure corridor pipelines from the northern boundary of the SML application to Lae for pipelines and power transmission lines from the power generation facilities to the northern boundary of the SML;
•ME 92. For Mine access road;
•ME 93. For northern access road;
•ME 94. For wastewater discharge pipeline (for mine dewatering) to the Watut River and co-located raw water make-up pipeline;
•ME 96. For terrestrial tailings pipeline – Lae to Wagang; and
•ME 97. For component of outfall system, specifically the seawater intake and deep sea tailings placement outfall pipelines.

17.3.2Negotiations and Memorandum of Understanding with Government of PNG

The Wafi-Golpu project is in the permitting phase.

An application for special mining lease 10 (SML 10) and associated ancillary tenements was submitted to the Papua New Guinea Mineral Resources Authority in August 2016, supported by proposals for development. These proposals were updated in March 2018, when the feasibility study update was completed.

This update identified deep-sea tailings placement as the tailings management solution for the project. Informed by the feasibility study update, an environment impact statement (EIS) was submitted to the Conservation and Environment Protection Agency in July 2018.

Negotiations with the State Negotiating Team regarding the terms and conditions of the grant of SML 10 and its associated tenements, including the terms and conditions of participation in the project by the State and its nominees, commenced in April 2018. In December 2018, the Wafi-Golpu joint venture participants entered into a memorandum of understanding (MoU) with the State of PNG, establishing a framework for the parties to progress the permitting of the Wafi-Golpu project.

In May 2019, the permitting process was injuncted pursuant to a stay order given in an action for judicial review of the MoU brought by the governor of the Morobe Province, which injunction remained in place until February 2020 when the State withdrew from the MoU and the judicial review was dismissed on that basis.

In December 2020, the Conservation and Environment Protection Agency concluded its assessment of the Wafi-Golpu project’s environment permit application and granted an environment permit approving deep-sea tailings placement as the project’s tailings management method.

In March 2021, the governor of Morobe Province and the Morobe Provincial Government commenced legal proceedings against the State in the national court, seeking judicial review of the grant of the environment permit and interim orders to stay the environment permit and restrain the State from granting a special mining lease for the Wafi-Golpu project. The orders were granted, but are presently the subject of an appeal to the Supreme Court.

In December 2022, landholders represented by the Centre for Environmental Law and Community Rights Inc (CELCOR) commenced legal proceedings also seeking judicial review of the grant of the environment permit. An application by CELCOR for the proceedings to be joined with those of the governor and Morobe Provincial Government was dismissed by the Supreme Court.

The legal proceedings are continuing, but do not prevent the conduct of the SML 10 negotiations, which resumed in early 2022. Either of the proceedings, if determined against the State of PNG and the Minister for Environment, could result in the setting aside of the Environment Permit or the staying of the grant of SML 10. Such an event would be likely to have a material negative or delaying impact on the development of the project

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

In April 2023, the Wafi-Golpu joint venture Participants entered into a Framework Memorandum of Understanding (FMoU) with the State of PNG, setting out the key terms and principles to guide the negotiation and preparation of the formal agreements relating to the permitting, development and operation of the project. The negotiation of those agreements is ongoing.

In the interim, no mining has occurred in the project area.

The Wafi-Golpu project will progress to development only once:
•SML 10 and all other associated tenements and necessary permits required for project development have been granted. This will only occur after all required agreements with the State have been negotiated and executed, including a mining development contract, a fiscal stability agreement and a state equity acquisition agreement

•All required agreements with the State and landowners have been negotiated and executed, including a memorandum of agreement with local, provincial and national government and landholders governing the allocation and distribution between them of identified project benefits, including royalties payable to the State

•Individual compensation agreements have been executed with affected landholders

•The judicial reviews of the environment permit have been dismissed and/or resolved to the satisfaction of the Wafi-Golpu joint venture participants, and/or the validity of the environment permit for the life of the project has been confirmed to the satisfaction of the Wafi-Golpu joint venture participants

•All necessary approvals have been received from the boards of directors of the ultimate holding companies of the Wafi-Golpu joint venture participants, namely Harmony and Newmont.

Initial activities after the achievement of the above execution conditions will focus on the establishment of project delivery capacity and capability. This will be followed by the validation and update of the feasibility study completed in March 2018 which will further inform decisions associated with the commencement of site access roads and bridges, the construction of accommodation facilities and the construction of the Nambonga and Watut declines

17.4Local Stakeholder Plans and Agreements
The stakeholder engagement programme commenced in 2008 and the WGJV has worked closely with its many stakeholders to build relationships. In implementing the programme and building these relationships, the WGJV has placed an emphasis on local communities within the Project area, while also considering the interests of the broader Project stakeholder set. Stakeholder engagement is integral to advancing the Golpu Development. The WGJV believes that understanding and responding to local community concerns and grievances and respecting local customs is particularly important to Project success. Stakeholder engagement is planned to continue for the life of the Project.

The WGJV’s approach to consultation was informed by International Finance Corporation (“IFC”) Performance Standards (IFC, 2012) and the International Council of Mining and Minerals (“ICMM”) Sustainable Development Framework (ICMM, 2015).

Across the Project area, the majority of stakeholder engagement activities with the local communities are overseen, coordinated and performed by the WGJV Community Affairs and Lands team. Facilitating local community liaison and engagement is the primary function of this team, the majority of members of which are Papua New Guinean, and fluent in the languages spoken by the communities within the Project area. This enables the team to connect culturally with the communities, resulting in more effective engagement.

At a corporate level, senior managers and executives maintain focused and formal engagement with representatives of the State of PNG, local and provincial-level governments and third-parties in relation to matters such as port access, power supply, transport, and permitting and compliance.

Specialist studies conducted by the WGJV (e.g., socioeconomic studies involving household surveys, key informant interviews and focus groups) have also provided opportunities for engagement.

In March 2018, the WGJV conducted a series of information sessions across the Golpu Development area (commonly referred to in PNG as a roadshow). Information sessions were held at Lae, Wagang, the Wampar

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
LLG office (in Nadzab), Zifasing, and at the respective community halls of the Yanta, Babuaf and Hengambu. Roadshow sessions were attended by WGJV staff, EIS specialists and PNG government representatives and overseen by an independent Free, Prior and Informed Consent advisor. The latest project design, proposed project schedule, approvals process and the consultation programme were presented. Attendees were given opportunities to ask questions and make comments. Questions and comments sought to understand the project description, project benefits, DSTP impacts and socioeconomic impacts.

17.5Mine Closure Plans
At the completion of mining and processing, the mine and associated infrastructure will be closed. The closure phase includes progressive rehabilitation, decommissioning, rehabilitation post-closure monitoring and maintenance, and relinquishment.

A Conceptual Closure and Rehabilitation Plan was developed with the following key post-closure environmental objectives:
•mitigate generation and release of acidic and suspended solids discharges to the downstream receiving environment;
•rehabilitate the project area to self-sustaining, stable landforms; and
•develop and meet post-closure land use objectives to be agreed with the regulator in consultation with stakeholders.

Key social objectives of the Conceptual Closure and Rehabilitation Plan include minimising the reliance on the mine by the local communities to enable the transition to sustainable alternative industries and economic activities and to promote alternate employment opportunities.

A detailed closure schedule for implementation will be developed during the operational stage of the mine as the closure planning progresses.

An overall, post-production closure cost estimate, at the Golpu Development level, of approximately USD75m was prepared for the cash flow analysis in support of Mineral Reserves for this Report. The cost estimate is based on the construction and operations plan assumptions made in the 2018 Feasibility Study update, current PNG guidelines for closure planning, and the closure and rehabilitation steps outlined in this sub-section.

17.6Status of Issues Related to Environmental Compliance, Permitting, and Local Individuals Or Groups
As a result of Golpu being a development project, the mine is not yet required to meet compliance standards, except for that of the Environment Permit.

The status of the permitting is included in the relevant sections above.

17.7Local Procurement and Hiring
A key focus for the WGJV will be the employment of appropriately qualified PNG citizens, with priority given, where possible, to local landowners in the area. Similarly, local procurement will be prioritised where possible.

17.8Commentary on Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups
Based on assessments and studies undertaken for this Feasibility Study Update and EIS, the QP's opinion is that the understanding of the baseline environment is comprehensive and appropriate for this stage of Project development. The assessment of environment risks and impacts would benefit from additional studies being undertaken prior to construction.

The QP notes:

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
•baseline and supporting studies were completed for the three planned infrastructure areas. Additional studies are ongoing, and/or planned to be completed prior to the commencement of construction and/or commissioning;
•temporary and coarse ore stockpiles will be required;
•waste from decline construction will be stored in purpose built WRSFs. Once the underground crusher is installed, all rock will be transferred to the underground crusher and delivered to the surface as part of the ore stream for processing. There will effectively be no waste rock generated during operations;
•the WGJV adopted DSTP as the preferred tailing management option for the Golpu Development;
•during operations, treated mine wastewater will be used as the primary water source for ore processing and as the transport media for concentrate and tailings;
•permits that need to be obtained include the following lease types: SML, Mining Lease, Mining Easements and Leases for Mining Purposes;
•apart from the Mining Act 1992 and Environment Act 2000, the Golpu Development must comply with aspects of other forms of legislation. Additional legislation may also be requested to be complied with during the Golpu Development review process; and
•stakeholder engagement will continue throughout the project life, although the frequency and nature of engagement will vary according to the specific stakeholder and the actions contemplated.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
18Capital and Operating Costs
Section 229.601(b)(96) (18) (i-ii)
Capital and operating cost estimates are based on the FSU and are presented on a 100% basis. Costs were estimated in the 2018 Feasibility Study Update and have not been re-estimated since then, however, in May 2024, Rothschild & Co ran a sensitivity increasing Capex by 20% over rebased FSU and Opex by 15% over rebased FSU and used a copper price of US$4.00 and gold price of US$1,772, which maintained a significantly positive NPV and attractive IRR.

Pre-feasibility studies must have a project scope definition accuracy level of ±25%. The overall capital cost estimate meets prefeasibility accuracy levels. The mine to port area, surface services and infrastructure, BC44 and BC42, underground services, and infrastructure areas are designed to a feasibility level of confidence. The BC40 cave footprint and thus extraction level layout, are designed at a pre-feasibility confidence level. The infrastructure for BC40 is identical to that of BC44 and BC42 and is at a feasibility level of confidence.

18.1Capital Costs
The capital cost of the Golpu Project is defined as the expenditure required for engineering, designing, procuring, fabricating, delivering, constructing and commissioning the scope as defined by the 2018 Feasibility Study Update. This includes all direct (equipment and materials purchases, installation costs, contractors fixed and time related disbursements, transportation costs, capital spares and commissioning assistance), and indirect costs (WGJV team, site support, construction management fees and contingency) to deliver a fully operational mine.

The WGJV engaged a number of specialist consultants and estimators to identify the scope and produce corresponding capital cost estimates for their areas of particular expertise.

The LOM capital cost is USD5,580m (real December 2017 terms; 100% basis).

Table 18-1: Summary capital Cost Estimate for Golpu

Area	LOM Total (USDm)	Execution Capital (USDm)	Expansionary Capital (USDm)
Underground mining	2 140	819	1 321
Treatment	774	695	79
Shared Services and Infrastructure	283	210	73
Regional Infrastructure	219	219	—
Site Support Services	148	117	31
Project Delivery Management	606	462	144
Other Capitalised Costs	225	187	38
Provisions	493	315	178
Total LOM Capital Cost (excluding sustaining capital)	4 887	3 025	1 862
Sustaining Capital	693	—	693
Note: Expansionary capital includes all major development capital expenditure post commercial production. Sustaining capital is defined as routine stay-in-business capital expenditure estimated as 2.5% of the asset replacement value ("ARV").

18.2Operating Costs
The operating cost estimate is derived on a 100% share basis and is expressed in real December 2017 USD terms. Where applicable, prices/rates obtained in other currencies were converted to USD using the rates of exchange applicable to the base date of the estimate. The exchange rates used in the development of the operating cost estimate are consistent with the exchange rates applied in development of the capital cost estimate. The estimate accuracy is ±10% to 15%. Other than escalating costs to the specified base date, no allowance was made for real escalation (i.e., above inflation) within the operating cost estimate to forecast future increases or decreases in rates or prices.

The operating cost estimate was developed in monthly increments and was based on first principles, being unit consumption rates and unit prices. Prices were quantified as far as possible and where practicable by quotations, with some values escalated from prior estimates in the Feasibility Study (2016).
Table 18-2: Summary Operating Cost Estimate for Golpu

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Operating Cost Element	USD/t Milled
Underground mining
Ventilation & Refrigeration	1.27
Production	0.99
Conveying	0.69
Engineering Maintenance & Services	0.56
Dewatering	0.34
Crushing	0.15
Technical Services	0.12
Administration	0.04
Subtotal Underground Mining	4.16
Treatment
Process Plant Operations	5.04
Process Plant Maintenance	0.91
Port Filtration Plant	0.72
DSTP	0.47
Water Treatment Plant	0.25
Concentrate Pipeline	0.01
Subtotal Treatment	7.40
Infrastructure
Power Generation Plant	1.34
Infrastructure (roads and buildings)	0.28
Services (power and waste)	0.16
Subtotal Infrastructure	1.78
Site Support Services
Community Affairs and Land	0.89
Environmental	0.44
Commercial	0.92
Occupational Health and Safety (OH&S)	0.47
Training	0.08
Camp Services	0.40
Information Technology (IT)	0.33
Travel	0.18
Supply and Logistics	0.19
Human Resources (HR)	0.09
Subtotal Site Support Services	3.99
Total	17.33
Notes: Total is inclusive of cost allocations for closure.

18.3Comment on Capital and Operating Costs
The QP notes:
•the life of mine capital cost is US5,580m (real Dec 2017 terms) ; and
•operating costs include mining costs of USD4.16/t milled, treatment costs of USD7.40/t milled, infrastructure costs of USD1.78/t milled, and site support services costs of USD3.99/t milled, for an overall average operating cost over the LOM of USD17.33/t milled.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
19Economic Analysis
Section 229.601(b)(96) (19) (i-iv)
This economic analysis includes forward-looking statements. Forward-looking statements are based on WGJV’s good faith assumptions as to the geological, technical, engineering, market, financial and regulatory factors that will exist and affect the Project’s development and operations in the future. The WGJV does not give any assurance that the assumptions will prove to be correct. There may be other factors that could cause actual results or events not to be as anticipated, and many events are beyond the reasonable control of the WGJV. Readers are cautioned not to place undue reliance on forward looking statements.

19.1Key Economic Assumptions and Parameters
The CODM forms, reviews, signs-off and distributes economic assumptions to its various business units. On an annual basis, during the period October to November, long-term commodity prices and exchange rates forecasts’, are received from various financial institutions. In addition, a specialist in Economics from a reputable economics company based in South Africa, provides expert views on the global markets, forward looking commodity prices, exchange rates, consumer price index, production price index, electricity cost and consumable increases. All factors are analysed, cognisance is taken of the requirements of the NYSE and JSE markets, and a proposal is presented to the CODM for recommendation and approval. These assumptions are then applied along with specific operational considerations.

19.1.1Metallurgical Recoveries
Over the LOM, copper recoveries will average 95% and gold recoveries will average 68%. Concentrate grade average over the life-of-mine is projected to be 29% Cu and 15g/t Au.

19.1.2Metal Prices
The Feasibility Study Update (2018) assumes the following metal prices as:
•copper: USD3.00/lb; and
•gold: USD1,200/oz.

19.1.3Exchange Rate
The exchange rate assumptions are presented in Table 19-1.

Table 19-1: Exchange Rate Assumptions

Currency	Base Currency	FY19	FY20	FY21	FY22	FY23	FY24	FY25
United States Dollar (USD)	USD	1.000	1.000	1.000	1.000	1.000	1.000	1.000
Australian Dollar (AD)	USD	0.750	0.750	0.750	0.750	0.750	0.750	0.750
Euro (€)	USD	1.110	1.110	1.110	1.110	1.110	1.110	1.110
PNG Kina (PGK)	USD	0.320	0.320	0.320	0.320	0.320	0.320	0.320
New Zealand Dollar (NZD)	USD	0.700	0.700	0.700	0.700	0.700	0.700	0.700
South African Rans (ZAR)	USD	0.077	0.077	0.077	0.077	0.077	0.077	0.077

19.1.4Royalties
Royalty provisions in the financial model include:
•royalty: 2% of the net proceeds of sale of minerals (calculated as NSR or FOB export value, whichever is appropriate); and
•production levy: 0.50% of gross revenue from all mining sales.

19.1.5Working Capital
The cash flow model includes an allowance of 21 days for accounts receivable and 30 days for accounts payable.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
19.1.6Taxes
The economic analysis reflects the following significant changes to the Mining Taxation Regime announced by the PNG Government in November 2016:
•introduction of a resources rent tax termed the Additional Profits Tax (APT). The APT is levied at the 30% corporate income rate on profits above an allowed capital return threshold of 15% per annum (nominal terms) and is thus triggered once a 15% rate of return per annum (nominal) was achieved on prior invested capital. Changes in parameters that result in higher profits have the effect of consuming accumulated capital balance (and 15% per annum uplift rate) much faster, triggering the APT;
•an increase to the Foreign Contractor Withholding Tax (“FCWT”) rate from 12% to 15%; and
•suspension of the double deduction for exploration expenditure provided under section 155N of the Income Tax Act, with no additions to this balance post 1 January 2017.

The economic analysis was performed on a 100% in-country basis without consideration of funding or structuring at the WGJV Participant entity level and does not take into account differences in the corporate tax treatment by each WGJV Participant. As such, the model is designed to be a standalone discrete project model and assumes (for valuation purposes only) that all cash flows are held in-country by the WGJV (i.e., not repatriated to shareholders).

For the purpose of calculating the tax payable, all of the extractive activities and associated infrastructure were assumed to be undertaken under a single SML. This method is considered adequate for the 2018 Feasibility Study Update estimates.

In PNG, tax is paid on a company basis. All expenditure, including execution capital expenditure up until first production, was capitalised as allowable capital expenditure (ACE) and depreciated at a rate of 25% using the diminishing value method, as per PNG tax law.

Total historical expenditure (actual and forecast) through to the anticipated SML grant is estimated to be USD867m on a 100% basis.

19.1.7Closure Costs and Salvage Value
No salvage value was allocated.

Conceptual mine closure costs are based on an estimated total closure cost for the operation consisting of an annual spend during operations and a final closure cost incurred over a period of 10 years, starting in the final year of production. This cost is included in operating costs. The conceptual post-production closure costs are estimated at USD75m.

19.1.8Financing
The base case economic analysis assumes 100% equity financing and is reported on a 100% project ownership basis. Newmont and Harmony hold a 50% interest each in the WGJV.

19.1.9Inflation
The base case economic analysis assumes constant prices. A 2% USD inflation rate was used for calculation of tax in nominal terms. Capital and operating costs are based on Q4 2017 USD.

19.1.10Summary
In summary, the key financial metrics is presented in Table 19-2.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Table 19-2: Key Financial Metrics

Area	Units	Value
First ore (first BC44 drawbell fired)	Years post SML grant	5.50
Treatment plant start	Years post SML grant	4.75
BC44 steady state production	Years post SML grant	9.50
BC42 steady state production	Years post SML grant	14.80
BC40 steady state production	Years post SML grant	21.70
Commercial production period	Years post commercial production	26
Ore mined	Mt	376
Cu grade	%	1.27
Au grade	g/t	0.90
Cu metal produced	kt	4 520
Au metal produced	koz	7 445
Cu metal produced	kT/a average	161
Au metal produced	koz/a average	266
Project execution capital (to commercial production)	USDm real	3 025
Project expansionary capital (LOM, excl. sustaining)	USDm real	1 862
Sustaining capital (post commercial production)[1]	USDm real	693
Total project capital (LOM)	USDm real	5 580
Total operating cost (real)	USD/t ore milled LOM	17
Cash cost (including gold credit)[2]	USD/lb average	0.26
Total production cost [3]	USD/lb average	0.81
Notes:
1. Sustaining capital defined as routine stay in business capital expenditure estimated as 2.5% of the asset value.
2. Operating costs + treatment charges/refining charges (TC/RC) + realisation expenses less gross gold revenue/copper pounds.
3. Operating costs + TC/RC + realisation expenses + total LOM capital less gross gold revenue/copper pounds. Figures were rounded and may not sum due to rounding.

19.2Economic Analysis
The project development strategy involves a staged construction of the mine starting with ramping-up production as fast as possible to extract the high-grade material from BC44 to maximise free cash flows and help fund ongoing development of BC42 and BC40. Block caves 44 and 42 are also staged to focus initially on the high-grade orebody zones then expand into the lower (relatively) grade areas with BC40 and mining the available Mineral Reserves to economic cut-off, thereby sustaining a high production rate of 16.84Mt/a, staging mine development capital, optimising Mineral Reserve recovery, managing capital at risk, and improving value.

The cash flow is presented in Table 19-3.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Table 19-3: Cash Flow for Golpu Project

Item	Units	Total LOM	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	Yr 12	Yr 13	Yr 14
Economic Parameters
Gold Price	USD/oz	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200
Copper Price	USD/lb	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00
USD/PGK	USD/PGK	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32
USD/AD	USD/AD	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75
USD/ZAR	USD/ZAR	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08
Operating Summary
Total Material Moved	kt	375 641	—	—	—	41	641	1 317	3 492	9 303	14 435	16 059	17 767	10 664	8 386	14 277
Ore Processed	kt	375 641	—	—	—	—	384	1 615	3 492	9 303	14 435	16 059	16 840	11 591	8 386	14 277
Gold Grade - Milled	g/t	0.90	—	—	—	—	0.74	1.26	1.62	1.64	1.20	0.79	0.96	1.06	1.68	1.64
Copper Grade	%	1.27	—	—	—	—	1.14	1.88	2.37	2.38	1.86	1.29	1.59	1.64	1.99	2.03
Metal Production
Gold Production	koz	7 445	—	—	—	—	6	49	141	378	415	299	386	298	360	577
Copper Production	kt	4 523	—	—	—	—	4	29	79	212	257	195	254	180	158	274
Gold Equivalent Production	koz	32 358	—	—	—	—	29	209	577	1 548	1 830	1 373	1 783	1 290	1 231	2 089
Cash Costs	USD/lb Cu	0.26	—	—	—	—	0.70	0.21	0.51	0.01	0.07	0.29	0.16	0.20	(0.10)	(0.20)
Cash Flow Summary
Gross Revenue	USDm	38 798	—	—	—	—	31	219	693	1 858	2 197	1 648	2 140	1 548	1 477	2 507
- Realisation Costs	USDm	4 956	—	—	—	—	—	—	85	228	278	216	279	197	176	306
- Site Operating Costs	USDm	6 485	—	—	—	—	10	40	172	231	261	269	275	242	223	262
- Cash Payments for Tax	USDm	8 544	—	—	—	—	—	—	—	133	273	164	329	218	235	511
- Net Working Capital	USDm	—	(12)	(21)	(6)	(48)	25	59	6	54	16	(35)	34	(23)	2	47
- Rehabilitation Payments	USDm	80	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Operating Cash Flow	USDm	18 735	12	21	6	48	(4)	120	430	1 213	1 369	1 035	1 223	914	841	1 382
- Project Capital	USDm	3 025	145	395	471	1 050	762	202	—	—	—	—	—	—	—	—
- Sustaining Capital	USDm	2 555	—	—	—	—	—	—	206	209	185	264	140	92	56	79
Free Cash Flow	USDm	13 152	(133)	(374)	(465)	(1 003)	(766)	(82)	224	1 004	1 184	770	1 082	821	786	1 302

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Item	Units	Total LOM	Yr 15	Yr 16	Yr 17	Yr 18	Yr 19	Yr 20	Yr 21	Yr 22	Yr 23	Yr 24	Yr 25	Yr 26	Yr 27	Yr 28
Economic Parameters
Gold Price	USD/oz	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200
Copper Price	USD/lb	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00
USD/PGK	USD/PGK	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32
USD/AD	USD/AD	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75
USD/ZAR	USD/ZAR	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08
Operating Summary
Total Material Moved	kt	375 641	16 071	17 558	17 802	16 536	4 555	11 457	14 945	16 312	16 835	16 799	16 840	16 886	16 835	16 799
Ore Processed	kt	375 641	16 071	16 840	16 840	16 840	5 931	11 457	14 945	16 312	16 835	16 799	16 840	16 840	16 840	16 840
Gold Grade - Milled	g/t	0.90	1.14	0.79	0.67	0.64	1.05	1.29	1.18	0.90	0.82	0.87	0.88	0.82	0.76	0.70
Copper Grade	%	1.27	1.62	1.24	1.11	1.08	1.30	1.47	1.39	1.17	1.09	1.15	1.19	1.12	1.05	0.99
Metal Production
Gold Production	koz	7 445	400	267	221	211	128	322	382	318	300	319	319	284	256	234
Copper Production	kt	4 523	246	197	176	171	73	159	197	181	173	182	190	179	168	158
Gold Equivalent Production	koz	32 358	1 755	1 352	1 190	1 155	529	1 197	1 466	1 315	1 253	1 322	1 365	1 268	1 180	1 104
Cash Costs	USD/lb Cu	0.26	0.13	0.39	0.51	0.54	0.74	0.07	0.04	0.20	0.23	0.19	0.20	0.29	0.36	0.42
Cash Flow Summary
Gross Revenue	USDm	38 798	2 106	1 623	1 428	1 386	635	1 436	1 759	1 578	1 504	1 587	1 638	1 521	1 416	1 325
- Realisation Costs	USDm	4 956	274	216	192	186	81	179	221	201	192	203	210	200	187	175
- Site Operating Costs	USDm	6 485	273	273	271	271	192	231	253	258	256	255	257	254	254	251
- Cash Payments for Tax	USDm	8 544	404	278	230	223	61	279	612	536	509	551	574	523	477	439
- Net Working Capital	USDm	—	(28)	(29)	(7)	(1)	(24)	36	17	(8)	(3)	5	2	(6)	(5)	(4)
- Rehabilitation Payments	USDm	80	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Operating Cash Flow	USDm	18 735	1 183	885	742	707	324	710	656	591	550	574	595	550	504	464
- Project Capital	USDm	3 025	—	—	—	—	—	—	—	—	—	—	—	—	—	—
- Sustaining Capital	USDm	2 555	153	209	180	164	80	92	62	47	41	35	36	34	35	34
Free Cash Flow	USDm	13 152	1 029	676	562	544	244	619	594	544	509	539	559	516	469	430

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Item	Units	Total LOM	Yr 29	Yr 30	Yr 31	Yr 32	Yr 33	Yr 34	Yr 35	Yr 36	Yr 37	Yr 38	Yr 39	Yr 40	Yr 41	Yr 42
Economic Parameters
Gold Price	USD/oz	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200	1 200
Copper Price	USD/lb	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00
USD/PGK	USD/PGK	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32	0.32
USD/AD	USD/AD	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75
USD/ZAR	USD/ZAR	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08
Operating Summary
Total Material Moved	kt	375 641	16 840	16 886	16 556	12 747	—	—	—	—	—	—	—	—	—	—
Ore Processed	kt	375 641	16 840	16 840	16 602	12 747	—	—	—	—	—	—	—	—	—	—
Gold Grade - Milled	g/t	0.90	0.62	0.52	0.42	0.34	—	—	—	—	—	—	—	—	—	—
Copper Grade	%	1.27	0.91	0.79	0.64	0.50	—	—	—	—	—	—	—	—	—	—
Metal Production
Gold Production	koz	7 445	203	166	129	77	—	—	—	—	—	—	—	—	—	—
Copper Production	kt	4 523	145	126	100	60	—	—	—	—	—	—	—	—	—	—
Gold Equivalent Production	koz	32 358	1 000	861	678	409	—	—	—	—	—	—	—	—	—	—
Cash Costs	USD/lb Cu	0.26	0.52	0.68	0.91	1.43	—	—	—	—	—	—	—	—	—	—
Cash Flow Summary
Gross Revenue	USDm	38 798	1 200	1 033	814	491	—	—	—	—	—	—	—	—	—	—
- Realisation Costs	USDm	4 956	159	138	110	67	—	—	—	—	—	—	—	—	—	—
- Site Operating Costs	USDm	6 485	250	249	244	208	—	—	—	—	—	—	—	—	—	—
- Cash Payments for Tax	USDm	8 544	384	310	212	79	—	—	—	—	—	—	—	—	—	—
- Net Working Capital	USDm	—	(6)	(8)	(11)	(13)	(5)	—	—	—	—	—	—	—	—	—
- Rehabilitation Payments	USDm	80	—	—	—	8	8	8	8	8	8	8	8	8	8	—
Operating Cash Flow	USDm	18 735	413	343	259	142	(2)	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(1)
- Project Capital	USDm	3 025	—	—	—	—	—	—	—	—	—	—	—	—	—	—
- Sustaining Capital	USDm	2 555	35	30	30	27	—	—	—	—	—	—	—	—	—	—
Free Cash Flow	USDm	13 152	377	314	228	116	(2)	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(1)

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
19.3Sensitivity Analysis
A deterministic point-estimate sensitivity analysis was conducted on each of the key project variables and value drivers. The sensitivity analysis reflects the changes in IRR (%) and NPV (USDm) for the corresponding individual movement in each factor. The sensitivity analyses results using IRR and NPV metrics are shown in Figure 19-1 and Figure 19-2 ,respectively.

The Golpu Project NPV is most sensitive to changes in the copper price, less sensitive to changes in the copper grade, capital costs, gold price, and gold grade, and least sensitive to changes in operating costs.

19.4QP Comments
The QP is of the opinion that the economic assumption and analysis provide an accurate estimate of the operation and that:
•the IRR is forecast to be 18.2%, and the projected NPV is USD2,604m. The payback period is estimated at nine and a half years; and
•the Golpu Project is most sensitive to changes in the copper price, less sensitive to changes in the copper grade, capital costs, gold price, and gold grade, and least sensitive to changes in operating costs.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Figure 19-1: Graph of Sensitivity of IRR

Sensitivity Analysis (IRR, % Real)
13%
14%
15%
16%
17%
18%
19%
20%
21%
22%
23%
24%
Capital Cost (±25%)
14.5%
23.4%
Cu Price (±25%)
14.5%
21.1%
Cu Grade (±25%)
15.1%
20.7%
USD/AUD (±25%)
16.6%
20.2%
PGK/USD (±25%)
17.4%
19.2%
Au Price (±25%)
17.3%
19.2%
Au Grade (±25%)
17.3%
19.2%
Opex (excl HFO) (±25%)
18.0%
18.9%
Brent Price (±25%)
18.1%
18.4%

Source: Newcrest, 2019

Figure 19-2: Graph of Sensitivity of NPV

Sensitivity Analysis (NPV, USD M Real)
1,000
1,500
2,000
2,500
3,000
3,500
4,000
Cu Price (±25%)
1,558
3,473
Cu Grade (±25%)
1,711
3,374
Capital Cost (±25%)
1,842
3,366
Au Grade (±25%)
2,366
2,861
Au Price (±25%)
2,369
2,810
USD/AUD (±25%)
2,440
2,781
Opex (excl HFO) (±25%)
2,434
2,781
Brent Price (±25%)
2,559
2,649

Source: Newcrest, 2019

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
20Adjacent properties
Section 229.601(b)(96) (20) (i-iv)
This section is not relevant to this TRS.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
21Other Relevant Data and Information
Section 229.601(b)(96) (21)
This section is not relevant to this TRS.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
22Interpretation and Conclusions
Section 229.601(b)(96) (22)
The QPs note the following interpretations and conclusions in their respective areas of expertise, based on the review of data available for this TRS.

22.1Mineral Tenure
Information from legal experts and Harmony’s in-house experts support that the tenure held is valid and sufficient to support a declaration of Mineral Resources and Mineral Reserves.

If the State of PNG chooses to take-up its full 30% interest, the interest of each of Wafi Mining and Newcrest PNG2 will become 35%.

The WGJV Participants applied for an SML and ancillary tenements (including Leases for Mining Purposes and Mining Easements) in late 2016, covering the proposed Golpu Project facilities and infrastructure as they were understood at the time. Amendments to these tenement applications were made in March 2018, where the location and/or nature of facilities and infrastructure was refined through the 2018 FSU. The grant of the SML and related ancillary tenements remains subject to the completion of Mining Act 1992 and Environment Act 2000 processes.

To the extent known to the QP, there are no other significant factors and risks known to the WGJV and Harmony that may affect access, title, or the right or ability to perform work on the Project that are not discussed in this TRS.

22.2Geology and Mineralisation
The deposits discovered to date in the Project area are considered by the WGJV to be representative of a number of mineralisation models, including porphyry copper– gold (Golpu and Nambonga) and high-sulphidation, and low-sulphidation epithermal systems (Wafi).

The understanding of the Golpu deposit settings, lithologies, and geological, structural, and alteration controls on mineralisation is sufficient to support estimation of Mineral Resources and Mineral Reserves. The understanding of the Wafi and Nambonga deposit settings, lithologies, and geological, structural, and alteration controls on mineralisation is sufficient to support estimation of Mineral Resources. The mineralisation style and setting are well understood and can support declaration of Mineral Resources (Golpu, Wafi and Nambonga) and Mineral Reserves (Golpu).

22.3Exploration, Drilling and Analytical Data Collection in Support of Mineral Resource Estimation
The exploration programmes completed to date are appropriate for the style of the deposits in the Project area.

Sampling methods are acceptable for Mineral Resource estimation. Sample preparation, analysis and security are generally performed in accordance with exploration best practices and industry standards. The quantity and quality of the lithological, geotechnical, collar and down-hole survey data collected during the CRAE, Harmony, and WGJV exploration and delineation drilling programmes are sufficient to support Mineral Resource estimation. No material factors were identified with the data collection from the drill programmes that could significantly affect Mineral Resource estimation.

22.4Metallurgical Testwork
Metallurgical testwork and associated analytical procedures were appropriate to the mineralisation type, appropriate to establish the optimal processing routes, and were performed using samples that are typical of the mineralisation styles found within the Golpu and Wafi deposits. No metallurgical testwork was conducted on Nambonga material.

Samples selected for testing were representative of the various types and styles of mineralisation. Samples were selected from a range of depths within the deposits. Sufficient samples were taken so that tests were performed on sufficient sample mass.

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea

Recovery factors estimated are based on appropriate metallurgical testwork and are appropriate to the mineralisation types and the selected process routes for the Golpu and Wafi deposits. Recoveries are estimated for the Nambonga deposit using Golpu as an analogue.

There are no known deleterious elements that would affect Golpu concentrate marketability. There are no known deleterious elements that would affect marketability of doré produced from the Wafi deposit. There is no information as to whether any deleterious elements are present at Nambonga, since no deposit specific tests were conducted.

22.5Mineral Resource Estimates
All Mineral Resources are reported according to the SAMREC Code, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

Areas of uncertainty that may materially impact the Mineral Resource estimates include: changes to long-term gold and copper price assumptions; assumptions that silver and molybdenum can be recovered with minor circuit modifications or concentrate contract negotiations (Golpu); changes in local interpretations of mineralisation geometry and continuity of mineralised zones; changes to geological shape and continuity assumptions; changes to metallurgical recovery assumptions; changes to the operating cut-off assumptions for assumed block caving operations (Golpu and Nambonga); changes to the input assumptions used to derive the conceptual underground outlines used to constrain the Golpu and Nambonga estimates; changes to the input assumptions used to derive the conceptual pit shell used to constrain the Wafi estimate; changes to the NSR values used to constrain the Golpu estimate; changes to the cut-off grades used to constrain the Wafi and Nambonga estimates; variations in geotechnical, hydrogeological and mining assumptions; and changes to environmental, permitting and social license assumptions.

There is upside potential for the estimates if mineralisation that is currently classified as Inferred can be upgraded to higher-confidence Mineral Resource categories.

22.6Mineral Reserve Estimates
All Mineral Reserves were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

Mineral Reserves were estimated assuming conventional block caving methods. Mineral Resources were converted to Mineral Reserves using a detailed mine plan, an engineering analysis, and consideration of appropriate modifying factors.

Modifying factors include the consideration of dilution and ore losses, underground mining methods, geotechnical and hydrological considerations, metallurgical recoveries, permitting and infrastructure requirements.

Areas of uncertainty that may materially impact the Mineral Reserve estimates include: changes to long-term gold and copper price assumptions; changes to exchange rate assumptions; changes to metallurgical recovery assumptions; changes to the input assumptions used to derive the cave outlines and the mine plan that is based on those cave designs; changes to operating, and capital assumptions used, including changes to input cost assumptions such as consumables, labour costs, royalty and taxation rates; variations in geotechnical, mining, dilution and processing recovery assumptions; including changes to designs as a result of changes to geotechnical, hydrogeological, and engineering data used; changes to the shut-off criteria used to constrain the estimates; changes to the assumed permitting and regulatory environment under which the mine plan was developed; ability to obtain mining permits, including timing for finalisation of the SML; ability to obtain agreements to land under customary ownership; ability to permit deep sea tailings placement; ability to obtain operations certificates in support of mine plans; and ability to obtain and maintain social and environmental license to operate.

Factors that are risk-specific to block cave operations, and which may affect the Mineral Reserves include: inrush of water into the underground workings including decline, cave levels and infrastructure areas; poorer rock mass quality and quantity than interpreted; inability to achieve planned decline development rates

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Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
having impact on schedule and cost; incorrect estimation of cave propagation potentially leading to air blast; and damage to mine workings due to a seismic event.

22.7Mine Plan
Mining operations are assumed to be conducted year-round. The mine plans are based on the current knowledge of geotechnical, hydrological, mining and processing information. Due to high surface ambient temperatures and humidity, and the depth of the mine, considerable ventilation and cooling capacity will be required to be installed to ensure the health and safety of mine workers. Underground operations will use conventional block cave underground mining methods and equipment fleets.

The peak annual cave production is 16.84Mt/a with development entering the ore stream being additive to the cave production resulting in a peak production of 17.8Mt in Year 17. It is proposed that the first block cave, BC44, will be situated at 4,400mRL. The second block cave, BC42, will be situated at 4,200mRL. The third block cave, BC40, is proposed to be situated at 4,000mRL. The first two block caves are expected to be mined for seven and nine years respectively during the first 14 years of the mine life. The third block cave, BC40, proposed to be situated at 4,000mRL, is expected to be mined for 16 years.

The mine has a forecast total life of 28 years from first production of the processing plant (excluding construction and closure phases).

22.8Recovery Plan
The proposed processing methods are conventional to the industry. The comminution and recovery processes are widely used with no significant elements of technological innovation. The process plant flowsheet designs were based on testwork results, previous study designs and industry-standard practices.

The plant is designed to cater for the ore composition changes over the LOM, and blending is not expected to be required. Two process flowsheets will be used. The LEAN flowsheet was designed to provide an optimal processing solution for treating high-grade ores with a porphyry content of 75% or more. The Golpu flowsheet was designed to treat mineralisation with a porphyry content of less than 75% and incorporated a pyrite circuit for improved gold recovery from the metasediment-rich material.

The proposed Watut process plant will be a compact copper concentrator that is progressively built using a two-stage ramp-up. The plant will incorporate the following: crushed ore stockpile and reclaim; SABC circuit; rougher flotation, copper rougher cleaner (single Jameson cell), copper concentrate regrind, three-stage copper cleaner, and cleaner–scavenger stage; pyrite rougher flotation circuit; pyrite concentrate regrind circuit; concentrate dewatering and handling; tailings thickening, pumping and water recovery; reagent mixing and distribution; grinding media storage and addition; and water and air services.

The process plant will produce variations in recovery due to the day-to-day changes in ore type or combinations of ore type being processed. These variations are expected to trend to the forecast recovery value for monthly or longer reporting periods.

Copper concentrate is assumed to be shipped out of the port of Lae. Concentrate slurry will be transported via pipeline from the process plant site to the port, where it will be filtered prior to ship upload for export.

22.9Infrastructure
Golpu is a greenfield site and does not have infrastructure to support mining operations.

The Golpu Project as envisaged will occupy three geographical areas consisting of the mine area, an infrastructure corridor, and a coastal area. The infrastructure corridor will link the mine and coastal facilities.

The mine area will include proposed block cave mine, underground access declines, portal terrace and waste rock storage facilities supporting each of the Watut and Nambonga declines, the Watut process plant, power generation facilities, laydown areas, water treatment facilities, quarries, wastewater discharge and raw water makeup pipelines, raw water dam, sediment control structures, roads and accommodation facilities for the construction and operations workforces. Infrastructure will require construction of a number of terraces due to the topography.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Within the infrastructure corridor will be the concentrate pipeline, terrestrial tailings pipeline and fuel pipeline; mine and northern access roads to connect with the Highlands Highway, and laydown areas.

The port, including the concentrate filtration plant and materials handling, storage, ship loading facilities and filtrate discharge pipeline; tailings outfall, including a mix/de-aeration tank and associated facilities, seawater intake pipelines and DSTP outfall pipelines, pipeline laydown area, choke station, access track and parking turnaround area, are included in the coastal area.

Upgraded existing access roads will provide the initial Golpu Development access but will be replaced by planned northern access and mine access roads to be used during the main construction and operations phases. These two roads will be located within the infrastructure corridor.

Power generation will be staged. The first stage will consist of nine 10MW generator sets to meet the initial power demand of 56MW. The second stage will accommodate the peak power demand of approximately 100MW through the addition of five 10MW units, taking the total to 14 generator sets. The ultimate configuration will comprise 12 operating generators and two standby generators.

The existing Wafi and Finchif construction accommodation facilities will be operational during the construction phase, with Finchif used during operations as well. A third accommodation facility, Fere, will be used for both the construction and operations phases.

22.10Environmental, Permitting and Social Considerations
Baseline and supporting studies were completed in support of current and proposed mine design and permitting.

Two stockpiles in support of operations will be required, a temporary ore stockpile to store ore extracted during the development of the block cave extraction levels, and a coarse ore stockpile to maintain a steady supply of ore for the Watut process plant and to minimise fluctuations in the availability of feed material.

Two WRSFs will be used, the Watut declines WRSF and the Gardens WRSF. Seepage and runoff will be captured, and if necessary, treated to comply with permit conditions.

Based on a desire to minimise impacts on the biophysical and social environment and cultural heritage and adopt the option with the lowest construction, operational and post closure risks, the WGJV adopted DSTP as the preferred tailing management option for the Golpu development.

Deep sea tailings placement will involve the discharge of tailings slurry from an outfall pipeline terminus located approximately 200m below the ocean surface. On exiting the outfall pipe, the tailings will flow down the sloping seafloor as a density current, with the ultimate deposition of the tailings solids on the deep-ocean floor.

The mine water management system was designed to capture potentially contaminated water within the mine area during construction and operations, and manage, including treatment where necessary, this captured water for re-use or disposal.

A Conceptual Closure and Rehabilitation Plan was prepared for the Golpu Project. A detailed closure schedule for implementation will be developed during the operational stage of the mine as the closure planning progresses. The WGJV proposes undertaking progressive rehabilitation where possible.

Additional mineral tenures will be required in support of construction and operations, including SMLs, MEs and LMPs. The Golpu Project EIS was submitted to CEPA. Environmental approval for the Level 3 Environment permit was obtained in 2020. Apart from the Mining Act 1992 and Environment Act 2000, the Golpu Project will have to comply with aspects of other forms of legislation. Additional legislation may also be requested to be complied with during the Golpu Project review process.

WGJV has worked closely with its many stakeholders to build relationships. Feedback and issues raised by stakeholders are recorded during engagements for further action as required by the WGJV. This includes an established grievance mechanism. Stakeholder engagement will continue throughout the life of the Project, although the frequency and nature of engagement will vary according to the specific stakeholder.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
Those issues which have the greatest potential for adverse impacts, and which are likely to be of greatest interest to Golpu Development stakeholders include: the need for some households to physically relocate; terrestrial biodiversity impacts; physical or chemical impacts of DSTP in the Huon Gulf; acid mine drainage risks; impacts arising from damage to or failure of the proposed pipelines; and impacts on current social structures, local subsistence agriculture economies and subsistence resource use.

Positive social outcomes may result from direct financial benefits to the State and Morobe Province, workforce employment and training, and procurement of equipment and materials from within Morobe Province and elsewhere in PNG.

22.11Markets
It is expected that Asian smelters will contract the Golpu concentrate as long-term feed source. The Golpu concentrate is expected to be relatively high in copper and low in impurities. Levels of gold-in-concentrate are not expected to be elevated to such levels which may limit marketability in markets such as China and India where high concentrate values may be restricted by working capital constraints. The concentrate is not expected to contain deleterious elements at levels prohibitive to sale to Asian smelters.

The marketing approach is consistent with what is publicly available on industry norms, and the information can be used in mine planning and financial analyses for the Golpu concentrate in the context of this Report.

Metal price assumptions were provided by Newcrest management. Newcrest considers analyst and broker price predictions, and price projections used by peers as inputs when preparing the management pricing forecasts. The commodity price and exchange rate projections were agreed to by the WGJV Participants.

No contracts are currently in place in support of the Golpu Project. Contracts will be negotiated and renewed as needed. Contract terms are expected to be within industry norms, and typical of similar contracts in PNG that the WGJV is familiar with.

22.12Capital Cost Estimates
Capital cost estimates were based on the 2018 Feasibility Study Update and were presented on a 100% basis. Cost estimates were reviewed in 2020 and remained current at that time. However global cost inflation post COVID has decreased the confidence in the estimate to ±25%.

The mine to port area, surface services and infrastructure, BC44 and BC42, underground services, and infrastructure areas were designed to a feasibility level of confidence. The access to BC40, and its associated mining layout were designed at a pre-feasibility confidence level. BC40 underground infrastructure, however, is to a feasibility level of confidence, using the same data as BC44 and BC 42.

Contingency allowances were applied, as appropriate, and were based on evaluations of all major cost categories.

The life of mine capital cost is USD5,580m (real December 2017 terms).

22.13Operating Cost Estimates
Operating cost estimates were based on the 2018 Feasibility Study Update and were presented on a 100% basis. Cost estimates were reviewed in 2020 and remained current at that time. However global cost inflation post COVID has decreased the confidence in the estimate to ±25%.

The operating cost estimate was developed in monthly increments and is based on first principles, being unit consumption rates and unit prices. Prices were quantified as far as possible and where practicable by quotations, with some values escalated from prior estimates in the 2016 Feasibility Study.

Forecast operating costs include, over the LOM, USD4.16/t milled for mining costs, USD7.50/t milled for treatment costs, USD1.78/t milled infrastructure costs, and USD3.99/t milled site services costs. This resulted in an anticipated overall LOM operating cost of USD17.33/t milled.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
22.14Economic Analysis
The financial evaluation is based on a DCF model. The resulting net annual cash flows are discounted back to the date of valuation of start-of-year 1 July 2019 because the actual starting calendar year has not been determined. A discount rate of 8.50% was used. Input assumptions were reviewed as at 30 June 2024 are considered acceptable for public disclosure and remain current.

The economic analysis was performed on a 100% in-country basis without consideration of funding or structuring at the WGJV Participant entity level and does not take into account differences in the corporate tax treatment by each WGJV Participant. For the purpose of calculating the tax payable, all of the extractive activities and associated infrastructure were assumed to be undertaken under a single Mining Lease. All expenditure, including execution capital expenditure up until first production, was capitalised as ACE and depreciated at a rate of 25% using the diminishing value method, as per PNG’s tax law.

The internal IRR is forecast to be 18.2%, and the projected NPV is USD2,604m. The payback period is estimated at nine and a half years.

The Golpu Development is most sensitive to changes in the copper price, less sensitive to changes in the copper grade, capital costs, gold price, and gold grade, and least sensitive to changes in operating costs.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
23Recommendations
Section 229.601(b)(96) (23)
As major engineering studies and exploration programmes have largely concluded on the Golpu Development, the QPs are not able to provide meaningful recommendations.

Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
24References
Section 229.601(b)(96) (24)
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Technical Report Summary for
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Effective Date: 30 June 2024

Technical Report Summary for
Walfi-Golpu, Morobe Province, Papua New Guinea
25Reliance on Information Provided by the Registrant
Further to Section 24, there are no additional internal specialists of the Registrant which the principal QPs and authors have relied upon.

Effective Date: 30 June 2024